Exhibit 10.8
LOAN AGREEMENT
Dated as of February 23, 2019
Among
2325 STEMMONS TRS, INC., a Delaware corporation, 2325 STEMMONS HOTEL
PARTNERS, LLC, a Delaware limited liability company, HCRE ADDISON, LLC, a
Delaware limited liability company, HCRE ADDISON TRS, LLC, a Delaware limited liability company, HCRE PLANO, LLC, a Delaware limited liability company, HCRE PLANO TRS,
LLC, a Delaware limited liability company, HCRE LAS COLINAS, LLC, a Delaware limited liability company, HCRE LAS COLINAS TRS, LLC, a Delaware limited liability company,
NM SP, LLC, a Delaware limited liability company, and NHT SP TRS, LLC, a Delaware limited liability company
collectively, as Borrower
and
DELPHI CRE FUNDING LLC,
a Delaware limited liability company,
and the other Lenders from time to time party hereto,
as Lenders.
and
ACORE CAPITAL MORTGAGE, LP,
a Delaware limited partnership,
as Administrative Agent for the Lenders
Property: Highland 5 Pack Portfolio
Loan Amount: $88,000,000.00

TABLE OF CONTENTS
Page
Section 1.1.    Definitions    1
Section 1.2.    Location of Additional Defined Terms    24
Section 1.3.    Principles of Construction    26
ARTICLE II GENERAL TERMS    26
Section 2.1.    The Loan    26
Section 2.2.    Interest Rate    26
Section 2.3.    Loan Payment    27
ARTICLE III CASH MANAGEMENT: RESERVE ACCOUNTS    34
Section 3.1.    Cash Management    34
Section 3.2.    Required Deposits    35
Section 3.3.    Disbursements from the Reserve Accounts    38
Section 3.4.    Accounts Generally    38
ARTICLE IV REPRESENTATIONS AND WARRANTIES    39
Section 4.1.    Organization    39
Section 4.2.    Authority: Enforceability    39
Section 4.3.    No Conflicts    40
Section 4.4.    Litigation: Judgments    40
Section 4.5.    Agreements    40
Section 4.6.    Title    40
Section 4.7.    Solvency    41
Section 4.8.    Compliance    41
Section 4.9.    Condemnation    41
Section 4.10.    Utilities and Public Access    41
Section 4.11.    Separate Tax Lots: Assessments    42
Section 4.12.    Insurance    42
Section 4.13.    Use of Property: Licenses    42
Section 4.14.    Flood Zone    42
Section 4.15.    Physical Condition    42
Section 4.16.    Boundaries: Survey    42
Section 4.17.    Leases    43
Section 4.18.    Filing and Recording Taxes    43
Section 4.19.    Special Purpose Entity    43
Section 4.20.    Financial Information; Disclosure    43
Section 4.21.    Certain Regulations    44
Section 4.22.    Sanctions: Anti-Money Laundering: Anti-Corruption    44
Section 4.23.    Hotel Matters    45
i

Section 4.24.    Mezzanine Loan Matters    45
Section 4.25.    Operating Lease Representations    45
ARTICLE V BORROWER COVENANTS    46
Section 5.1.    Affirmative Covenants    46
Section 5.2.    Negative Covenants    61
ARTICLE VI EVENTS OF DEFAULT: REMEDIES: EXCULPATION    68
Section 6.1.    Events of Default    68
Section 6.2.    Remedies    71
Section 6.3.    Limitation on Remedies    74
ARTICLE VII SECONDARY MARKET TRANSACTIONS; SERVICING    78
Section 7.1.    Secondary Market Transactions    78
Section 7.2.    Borrower Cooperation    78
Section 7.3.    Securitization Indemnification    81
Section 7.4.    Rating Agency Confirmations    84
ARTICLE VIII MISCELLANEOUS    84
Section 8.1.    Survival    84
Section 8.2.    Administrative Agent Matters    84
Section 8.3.    Governing Law    86
Section 8.4.    Modification, Waiver in Writing    88
Section 8.5.    Delay Not a Waiver    88
Section 8.6.    Notices    88
Section 8.7.    Trial by Jury    89
Section 8.8.    Headings    90
Section 8.9.    Severability    90
Section 8.10.    Preferences    90
Section 8.11.    Waiver of Notice    90
Section 8.12.    Remedies of Borrower    90
Section 8.13.    Schedules Incorporated    91
Section 8.14.    Offsets    91
Section 8.15.    No Joint Venture or Partnership: No Third Party Beneficiaries    91
Section 8.16.    Publicity    91
Section 8.17.    Waiver of Marshalling of Assets    92
Section 8.18.    Conflict; Construction of Documents; Reliance    92
Section 8.19.    Brokers and Financial Advisors    92
Section 8.20.    Prior Agreements    92
Section 8.21.    Time is of the Essence    93
Section 8.22.    Certain Additional Rights of Administrative Agent (VCOC)    93
Section 8.23.    Duplicate Originals    93
ii

Section 8.24.    Prepayment Charges    93
Section 8.25.    Registrar    94
Section 8.26.    Multiple Property Provisions    94
Section 8.27.    Multiple Borrower Provisions    96

SCHEDULES
Exhibit A    -    Legal Description of Property
Exhibit B-1    -    Form of Officer’s Certificate
Exhibit B-    -    Form of Certificate of Authority
Exhibit C    -    Initial Approved Annual Budget
Exhibit D    -    Project Budget
Schedule I    -    Immediate Repairs, Deadlines for Completion, Funds Reserved
Schedule II    -    Organizational Structure
Schedule III    -    Definition of Special Purpose Entity and Related Terms
Schedule IV    -    Franchise Agreements; Management Agreements
Schedule V    -    Disclosures
Schedule VI    -    Required Policies and Related Terms
Schedule VII    -    Required Reports
Schedule VIII    -    Post-Closing Obligations
Schedule IX    -    Existing Leases
Schedule X    -    Operating Leases

iii

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of February 23, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among the entity or entities identified on the signature page hereto as Borrower (together with its permitted successors and assigns. ‘‘Borrower”) the entity or entities identified on the signature page hereto as Lender and the other Lenders from time to time party hereto, and ACORE CAPITAL MORTGAGE, LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns. “Administrative Agent”).
WHEREAS, Borrower desires to obtain a loan from Lender in the original principal amount of EIGHTY-EIGHT MILLION AND 00/100 DOLLARS ($88,000,000.00) (the “Loan”). and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:
Article I

DEFINITIONS: PRINCIPLES OF CONSTRUCTION
Section I.1.Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Counterparts” means a counterpart): to an Interest Rate Cap Agreement, or the guarantor of such counterparty’s obligations under an Interest Rate Cap Agreement (provided that the form and substance of such guaranty is acceptable to Administrative Agent) that has a long-term unsecured debt rating of not less than “A” by S&P and “A2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
“Affiliate” means, as to any Person, any other Person that (a) directly or indirectly owns twenty percent (20%) or more of the ownership interests in such Person, and/or (b) is in Control oil is Controlled by or is under common Control with such Person, and/or (c) is a director, partner, officer or employee of such Person or of an Affiliate of such Person, and/or (d) is the spouse, issue, or parent of such Person or an Affiliate of such Person.
“Affiliated Manager” means any Manager that is (a) owned, directly or indirectly, by any Person that owns a direct or indirect ownership interest in Borrower, or (b) Controls, is Controlled by, or is under common Control with Borrower or any Person that owns a direct or indirect ownership interest in Borrower.
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“Alternative Rate” means, for any Interest Period for which an Alternative Rate Condition exists, with respect to that portion of the Outstanding Principal Balance evidenced by a Note, the greater of (a) the sum of (i) the Alternative Spread applicable to such Note plus (ii) the Alternative Rate Index for such Interest Period, and (b) the sum of (i) the Spread applicable to such Note. plus (ii) the number of basis points described in clause (a) of the definition of LIBOR.
“Alternative Rate Conditions” means the existence of any of the following conditions, as determined by Administrative Agent in good faith: (a) adequate and reasonable means do not exist for ascertaining LIBOR or that a contingency has occurred which materially and adversely affects the London Interbank Eurodollar Market at which a Lender prices loans (which determination by Administrative Agent shall be conclusive and binding on Borrower in the absence of manifest error), or (b) a Change in Law has made it unlawful for a Lender to maintain the LIBOR rate with respect to the Loan, or any portion thereof, (c) LIBOR does not adequately and fairly reflect the cost to a Lender of making or maintaining the Loan or (d) the Alternative Rate Conditions (LIBOR Replacement) exist.
“Alternative Rate Conditions (LIBOR Replacement)” means that Administrative Agent determines in good faith that one or more replacements to LIBOR as an index for determining the interest rate payable for floating rate commercial real estate loans has been broadly adopted by the commercial real estate finance industry and Administrative Agent elects to convert this Loan to the Alternative Rate Index (LIBOR Replacement).
“Alternative Rate Index” means the Alternative Rate Index (Prime) unless and until the Alternative Rate Conditions (LIBOR Replacement) exist, in which case the Alternative Rate Index means the Alternative Rate Index (LIBOR Replacement). If any applicable Alternative Rate Index ceases to be generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Administrative Agent shall select a reasonably’ comparable interest rate index. Administrative Agent’s determination of the Alternative Rate Index shall be binding and conclusive on Borrower absent manifest error. The Alternative Rate Index may or may not be the lowest rate at which Administrative Agent or any Lender prices loans on the date which the Alternative Rate Index is determined by Administrative Agent as set forth above.
“Alternative Rate Index (LIBOR Replacement)” means an index for determining the interest rate payable for floating rate commercial real estate loans that has been broadly adopted by the commercial real estate finance industry as a replacement for LIBOR as an index for determining the interest rale payable for floating rate commercial real estate loans as determined by Administrative Agent in good faith.
“Alternative Rate Index (Prime)” means the annual rate of interest published in The Wall Street Journal from time to time as the “prime rate” as of the date that is prior to (but most near) the date which is two (2) Business Days prior to the Payment Date on which the applicable Interest Period commences. If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an equivalent publication that publishes such “prime rate.”
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‘‘Alternative Spread” means with respect to that portion of the Outstanding Principal Balance evidenced by a Note, the number of basis points determined as the sum of (a) the LIBOR Interest Rate last in effect for the Interest Period immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect to the Loan. plus (b) the Spread applicable to such Note less (c) the Alternative Rate Index in effect as of the last date of its determination pursuant to the definition thereof immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect to the Loan: provided however in no event shall such difference be a negative number.
“Approved Accounting Method” means the most recent edition of the Uniform System of Accounts for the Lodging Industry, as adopted by the American Hotel and Motel Association, reconciled in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination, consistently applied.
“Assignment of Leases” means that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Administrative Agent, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” means that certain Assignment and Subordination of Management Agreement, dated as of the date hereof, among Borrower, Manager, and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise colluding or acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit
LOAN AGREEMENT – Page 3

of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due. or (f) such Person commencing (or have commenced against it) a proceeding for the dissolution or liquidation of it.
“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
“Borrower Party” means, individually and collectively, Borrower, Guarantor, Mezzanine Borrower. Mezzanine Borrower Required SPE Entity (if any). any Affiliated Manager, any Affiliate of any of the foregoing, and any officers, directors, employees, or agents of any of the foregoing.
“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, are not open for business.
“Capital Expenditures” means, for any period, the amount expended for items required under Approved Accounting Method to be capitalized.
“Cash Management Account” means the deposit account established pursuant to the Cash Management Agreement.
“Cash Management Agreement” means that certain Cash Management Agreement dated as of the date hereof by and among Cash Management Bank, Borrower and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (or any other agreement among Borrower, Administrative Agent, and any other Cash Management Bank as may be applicable from time to time).
“Cash Management Bank” means, initially, Wells Fargo Bank, National Association, or such other bank or banks selected by Administrative Agent to maintain the Cash Management Account (or any Reserve Accounts to the extent they are not subaccounts of the Cash Management Account).
“Cash Management Event” means the existence of any of the following: (a) the existence of an Event of Default; (b) the Debt Service Coverage Ratio being less than 1.25:1.00 at any time from and after the Payment Date in March, 2020 (until the Debt Service Coverage Ratio is at least 1.35:1.00 for two (2) consecutive quarters); (c) the Debt Yield being less than nine and 00/100 percent (9.00%) at any time from and after the Payment Date in March, 2020 (until the Debt Yield is at least nine and 50/100 percent (9.50%) for two (2) consecutive quarters); (provided that in the event of a failure of Borrower to deliver the information and documentation required under Section 5.1.6 by the required delivery date hereunder, at Administrative Agent’s option the Debt Service Coverage Ratio and Debt Yield will be presumed to be less than the levels required above unless and until such information and documentation are provided to Administrative Agent and demonstrate otherwise); or (d) the occurrence of a Mezzanine Loan Event of Default (until the receipt by Administrative Agent of a Mezzanine Loan Event of Default Revocation Notice).
LOAN AGREEMENT – Page 4

“Certificate of Authority” means a certificate delivered to Administrative Agent by Borrower that is signed by an authorized senior officer of Borrower or of the entity that Controls Borrower, as applicable, in the form attached hereto as Exhibit 8-2.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule. guideline or directive (whether or not having the force of law) by any Governmental Authority provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall hi each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Clearing Account” means the deposit account established pursuant to the Clearing Account Agreement.
“Clearing Account Agreement” means that certain Blocked Account Control Agreement dated as of the date hereof by and among Clearing Bank, Borrower and Administrative Agent, as the same may be amended, restated, replaced. supplemented or otherwise modified from time to time.
“Clearing Bank” means JPMorgan Chase Bank, N.A. or any successor or permitted assigns thereof permitted hereunder.
“Closing Certificate” means that certain Closing Certificate executed by Borrower as of the date hereof.
“Closing Date” means the date of this Agreement.
“Code’’ means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Debt” means the Outstanding Principal Balance, together with all interest accrued and unpaid thereon, the Prepayment Premium, and all other sums due from I3orrower under the Loan Documents.
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“Debt Service” means, with respect to any particular period of time. scheduled principal and/or interest payments due under this Agreement.
“Debt Service Coverage Ratio” means a ratio as of the date of calculation in which:
(a)the numerator is the UNOI; and
(b)the denominator is the sum of (i) the projected aggregate Debt Service that would become due during the twelve (12) calendar month period immediately following the date of calculation, calculated assuming that (A) the Interest Rate will be the Interest Rate then in effect for the Interest Period in which such calculation occurs, and (B) the Outstanding Principal Balance remains the same during such 12-month period, plus (ii) the projected aggregate Mezzanine Loan Debt Service that would become due during the twelve (12) calendar month period immediately following the date of calculation, calculated assuming that (A) the Interest Rate (as defined in the Mezzanine Loan Agreement) will he the Interest Rate (as defined in the Mezzanine Loan Agreement) then in effect for the Interest Period in which such calculation occurs, and (B) the Mezzanine Loan Outstanding Principal Balance remains the same during such 12-month period.
“Debt Yield” means, as of any date of determination, the amount (expressed as a percentage) determined by dividing the UNOI by the sum of (a) the Outstanding Principal Balance, plus (b) the Mezzanine Loan Outstanding Principal Balance.
“Deemed Approval Requirements” means, with respect to any applicable matter for which Administrative Agent’s approval is requested, that (a) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (b) Borrower shall have sent Administrative Agent a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof; (c) Administrative Agent shall have failed to either approve or deny such request, or request any information and/or documentation relating to such request as may be required in order to approve or disapprove such matter within ten (10) Business Days of receipt of the foregoing initial notice (or within ten (10) Business Days of Administrative Agent’s receipt of such requested information and/or documentation, whichever is later), (d) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof, which second notice shall have been marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT. ADMINISTRATIVE AGENT’S FAILURE TO RESPOND TO THIS NOTICE WITHIN SUCH FIVE (5) BUSINESS DAY PERIOD MAY RESULT IN ADMINISTRATIVE AGENT’S APPROVAL OF THE MATTERS DISCUSSED HEREIN BEING DEEMED GRANTED PURSUANT TO THE LOAN AGREEMENT” and the envelope containing such second notice shall have been marked “PRIORITY” in bold letters, (e) Administrative Agent has not requested additional information and/or documentation that has not been received by Administrative Agent, and (f) Administrative Agent shall have failed to respond to such second notice with a disapproval or request for
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additional information and/or documentation within such five (5) Business Day period. For purposes of clarification, Administrative Agent requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Administrative Agent for purposes of the foregoing.
“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” means a rate per annum equal to five hundred (500) basis points (i.e., 5%) above the Interest Rate that would otherwise be in effect.
“Designated Jurisdiction” means any country or territory (a) which is designated as high risk or monitored jurisdictions by the Financial Action Task Force on Money Laundering (see: http://wwwlatf-aali.orideountriesfirhigh-risk), (b) that has been designated by the U.S. Secretary of the Treasury under Section 311 of the USA PATRIOT Act as of primary money laundering concern (see https://www.fincen.gov/resources/statutes-and-regulations/31/special-measures), (c) has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation, (c) is subject to trade or economic sanctions administered and/or enforced by OFAC (see https://www.treasurv.mov/resource-center/sanctions/Programs/Paires/Programs.aspx) or otherwise pursuant to Economic Sanctions and Anti-Money Laundering Laws, or (d) for which Canadian Sanctions are in place (see http://www.international.ac.ca/sanctions/countries-pays/index.aspx?lang=eng).
“Designated Person” means any Person (a) named on the Specially Designated Nationals And Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) (see littps://www.treasurv.gov/resource-center/sanctions/SDN-List/Pages/clefaultaspx) or its replacement, (b) named on the Consolidated Sanctions List maintained by OFAC (see haps://www.treasurv.gov/resource-center/sanctions/SDN-List/Pages/consolidated.aspx) or its replacement, (c) named in the regulations adopted under the Special Economic Measures Act (Canada) (see http://laws-loisjustice.gc.ca/eng/acts/S-14.5/indexlitml) or its replacement, (d) named on any other list of terrorists, terrorist organizations, narcotics traffickers or other sanctioned Persons maintained by OFAC, or on any similar lists maintained by any other Governmental Authority, (e) that is a senior foreign political figure (defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation, and includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure), or any immediate family member (including parents, siblings, spouse, children and in-laws) or close associate (meaning a Person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure) of a senior foreign political figure, (f) with whom transacting business (whether directly or indirectly, or with any entity in which such Person owns a direct or
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indirect ownership interest) is or would be prohibited by any Legal Requirement, (g) that has been previously indicted for or convicted of, or is currently indicted for, any felony involving a crime or crimes of moral turpitude or for any violation of any Legal Requirements relating to terrorism, trade restrictions, narcotics trafficking, money laundering, or criminal organizations, or is currently under investigation by any Governmental Authority for alleged criminal activity; or (h) owned or Controlled by, or acting for or on behalf of, any such Person listed in clauses (a) through (g) above.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any REA Member Country which is subject to the supervision of an ERA Resolution Authority, (b) any entity established in an ERA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“ERA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excess Disbursement” means, with respect to any applicable Payment Date, the amount received by Borrower pursuant to Sections 3.1(f) and (h) hereof (if any) on or about the Payment Date that is two (2) months prior to such Payment Date (i.e., for a Payment Date in June, the relevant Payment Date is the one occurring in April), less the amount thereof actually spent on the Operating Expenses (or other applicable expenditures) for which such disbursement was made.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extension Conditions” means each of the following: (a) Borrower shall have given at least thirty (30) days’ prior written notice to Administrative Agent of its intention to extend the Maturity Date; (b) no Event of Default shall exist as of the applicable Maturity Date; (c) the Debt Yield (after giving effect to any voluntary prepayment made in compliance with this Agreement) shall be at least (i) with respect to the first extension of the Maturity Date permitted hereunder,
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ten and 00/100 percent (10.00%) as of the applicable Maturity Date, and (ii) with respect to the second extension of the Maturity Date, permitted hereunder, ten and 50/100 percent (10.50%) as of the applicable Maturity Date; (d) intentionally omitted; (e) Borrower shall have paid to Administrative Agent a fee in the amount of 0.25% of the Outstanding Principal Balance, for each extension and shall have paid or reimbursed all of Administrative Agent’s outstanding fees and expenses; (f) Borrower shall have obtained (and collaterally assigned to Administrative Agent pursuant to such documents as Administrative Agent may require) an interest rate cap complying with the requirements of Section 5.1.4 hereof, expiring no earlier than the extended Maturity Date, capping the applicable Index at the applicable Strike Rate, and has a notional principal amount not less than the Outstanding Principal Balance; (g) Mezzanine Borrower shall have extended the Maturity Date (as defined in the Mezzanine Loan Agreement) of the Mezzanine Loan to a date not sooner than the extended Maturity Date hereunder (including that all conditions precedent to such extension shall have been satisfied by Mezzanine Borrower or waived in writing by Mezzanine Loan Administrative Agent); and (h) Guarantor shall then exist and be in good standing under the laws of the State of its formation, and its governing documents shall not contain provisions requiring the termination of its existence prior to the date that is five (5) years following the extended Maturity Date.
“Extraordinary Lease Payments” means, collectively, (a) payments made in connection with any rejection, termination or cancellation of any Lease (including in any bankruptcy case), Lease buy-out, and surrender payments from tenants or any holdover rents or use and occupancy fees from tenants or former tenants, or reimbursements for tenant improvements and leasing commissions, (b) all sums paid with respect to a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, and (c) all sums paid by a tenant to reimburse Borrower for capital expenditures made with respect to the Property.
“FATCA” means (a) Sections 1471 through 1474 of the Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing, and (b) any similar law adopted by any non-U.S. Governmental Authority pursuant to an intergovernmental agreement between such non-U.S. jurisdiction and the United States.
“FF&E” means all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on the Property or used in connection with the use, occupancy, operation and maintenance of all or any part of the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and
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materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets, in each case to the extent constituting the personal property of Borrower and excluding any such items owned by a tenant or Manager.
“FF&E Expenditures” means costs and expenses incurred in connection with the purchase and installation by Borrower of FF&E at the Property in accordance with (a) the applicable Approved Annual Budget, or (b) if not set forth in an Approved Annual Budget, as may otherwise be approved by Administrative Agent from time to time, such approval not to be unreasonably withheld, conditioned, or delayed.
“Fitch” means Fitch, Inc.
“Force Majeure” means any event, circumstance or condition beyond the reasonable control of Borrower, including strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, or which causes delay; provided, however, that (a) neither any lack of funds (unless due to Administrative Agent, Lender or Servicer non-compliance with this Agreement) nor any illiquidity or disruption affecting capital markets or other general economic conditions, shall be deemed to be a condition beyond the control of Borrower; (b) Borrower promptly notifies Administrative Agent of the existence of such event, circumstance or condition after Borrower becomes aware that such event, circumstance or condition constitutes Force Majeure (but in no event more than ten (10) days after Borrower becomes aware of the same); and (c) the delay that could result from such Force Majeure shall not cause or result in a default or violation by Borrower under any material contracts or licenses and permits affecting the Property or under any applicable Legal Requirements.
“Franchise Agreement” means each franchise agreement listed on Schedule IV attached hereto, as the foregoing may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Franchisor” means each franchisor listed on Schedule IV attached hereto.
“Governmental Authority” means any court, board, agency, bureau, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.
“Guarantor” means, initially and collectively, NHT Holdco LLC, a Delaware limited liability company (“Holdco”), and NexPoint Real Estate Advisors, L.P., a Delaware limited partnership (“NexPoint”), and if Holdco is replaced pursuant to the terms of the Guaranty, NexPoint Hospitality Trust, a real estate investment trust formed under the laws of the Province of Ontario and the laws of Canada (“NexPoint Trust”), together with their successors and permitted assigns.
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“Guaranty” means individually and collectively as the context may require: (i) that certain Guaranty of Recourse Obligations dated as of the date hereof, from Guarantor to and for the benefit of Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Recourse Guaranty”). and (ii) that certain Completion Guaranty dated as of the date hereof, from Holdco, and if Holdco is replaced pursuant to the terms of the Completion Guaranty, NexPoint Trust, together with their successors and permitted assigns, to and for the benefit of Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Completion Guaranty”).
“HVCRE Loan” means a loan classified as a “Highly Volatile Commercial Real Estate Loan” by the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) including, without limitation, the rules, guidelines and directives promulgated pursuant to Basel III.
“IIWS Portfolio” means the individual Properties commonly known as the Homewood Suites — Addison, TX, the Homewood Suites — Las Colinas, TX and the Homewood Suites —Plano, TX.
“Immediate Repairs” means the repairs and upgrades to the Property described on Schedule I hereto.
“Indebtedness” means for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person is liable); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations secured by any liens granted by such Person, whether or not the obligations have been assumed or are those of any other Person, and (h) without duplication of the foregoing, any contingent obligations of such Person (determined in accordance with the Approved Accounting Method).
“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes; provided however Indemnified Taxes shall not include any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) that are Other Connection Taxes; (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for
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the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan, or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.3.6(a) amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (iii) Taxes attributable to such Lender’s failure to comply with Section 2.3.6(b); and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Independent Accountant” means a “Big Four” accounting firm or another accounting firm of nationally recognized, certified public accountants which is selected by Borrower and acceptable to Administrative Agent and (a) does not have any direct financial interest or any material indirect financial interest in Borrower, Guarantor, or in any Affiliate thereof, (b) with respect to which the personnel dedicated to such matter is not connected with Borrower, Guarantor, or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer, or person performing similar functions, and (c) with respect to which the personnel dedicated to such matter is not a member of the immediate family of a Person described in clause (a) or (h) above. Administrative Agent hereby acknowledges that KPMG is an approved accounting firm so long as such firm satisfies the foregoing clauses (a) through (c) and is in good standing with respect to any applicable licenses required in order to perform accountancy services.
“Index” means (a) while LIBOR is the index upon which the Interest Rate is determined, LIBOR, and (b) while LIBOR is not the index upon which the Interest Rate is determined, the Alternative Rate Index.
“Interest Period” means, with respect to any Payment Date, the period commencing on and including the eighth (8th) clay of the preceding calendar month and ending on and including the seventh (7th) day of the calendar month in which such Payment Date occurs.
“Interest Rate” means, for any Interest Period, the sum of (a) the Spread plus (b) the LIBOR Interest Rate for such Interest Period (provided. however, that during any period in which an Alternative Rate Condition exists, “Interest Rate” means, for any Interest Period, the Alternative Rate for such Interest Period).
“Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property and (a) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The term “Lease” shall not include use and occupancy arrangements for customary hotel transactions in the ordinary course of operating a hotel business at the Property, including, but not limited to, daily rentals (or licensing) of individual hotel rooms, suites, and banquet rooms.
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“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, building codes, land laws, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, Guarantor and/or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including the Securities Act, the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any statute replacing or amending the same), the Americans with Disabilities Act of 1990, all laws, regulations, and executive orders relating to terrorism, economic or financial sanctions or trade embargoes or restrictions, narcotics trafficking, money laundering, criminal organizations, bribery, or corruption, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Guarantor, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (h) in any way limit the use and enjoyment thereof.
“Lender” or, collectively. “Lenders” means the Lender(s) initially party to this Agreement and each and every successor or assign of such Lender(s) that becomes a Lender hereunder.
“Letter of Credit” means an irrevocable, unconditional, freely transferable (without cost to Administrative Agent), clean sight draft letter of credit that (a) names a Person other than Borrower as the account party, (b) either does not expire sooner than, or can be renewed for successive one (1) year periods ending not sooner than, thirty (30) days after the then-applicable scheduled Maturity Date (or such earlier date as is thirty (30) days after such Letter of Credit is no longer required pursuant to the terms of this Agreement), (c) entitles Administrative Agent to draw thereon in San Francisco, California, or New York, New York, based solely on a statement purportedly executed by an officer of Administrative Agent stating that it has the right to draw thereon. (d) is issued by a domestic bank or the U.S. agency or branch of a foreign bank that has a minimum long term unsecured debt rating of at least “A” by S&P or “Ar” by Moody’s (or if there are no domestic banks or U.S. agencies or branches of a foreign bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is single “A” or better (or an equivalent rating) then given by at least one Rating Agency to a domestic commercial bank), in any event having an office in San Francisco, California, or New York, New York, where presentation may be made by Administrative Agent, and (e) is otherwise in form and substance acceptable to Administrative Agent in its reasonable discretion. If at any time the bank issuing any such Letter of Credit shall cease to satisfy the above-described criteria, or if Borrower fails to cause such Letter of Credit to be renewed or replaced no later than thirty (30) days prior to any stated expiration thereof, then, Administrative Agent shall have the immediate right, to draw down the same in full (or in part) and hold the proceeds of such draw as collateral for the Debt in a Reserve Account.
“LIBOR” means, with respect to each Interest Period, the higher of (a) two hundred twenty five (225) basis points (i.e., 2.25%), and (b) the rate determined by Administrative Agent to be the per annum rate for deposits in U.S. Dollars for a period of thirty (30) days which
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appears on Reuters Screen LIBOR01 Page (or the successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the date that is two (2) Business Days (on which commercial banks in London, England, are open for business) prior to the day on which such Interest Period commences (rounded upwards, if necessary, to the nearest 1/1,000th of 1%); provided however if such rate does not appear on said Reuters Screen LIBOR01 Page (or the successor thereto), Administrative Agent shall use the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Administrative Agent from four (4) major banks in the London interbank market selected by Administrative Agent for deposits in U.S. Dollars for a period of thirty (30) days to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the above-described determination date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or if fewer than two (2) such banks provide Administrative Agent with such quotations, Administrative Agent shall use the rate per annum which Administrative Agent determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Administrative Agent are quoting at approximately 11:00 a.m., New York City time, on the above-described determination date for loans in U.S. Dollars to leading European banks for a period of thirty (30) days in amounts of not less than U.S. $1,000,000.00. Administrative Agent’s determination of LIBOR shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Administrative Agent prices loans on the date which LIBOR is determined by Administrative Agent as set forth above. Upon not less than thirty (30) days prior written notice to Borrower, Administrative Agent may elect to use a different reference source for determining LIBOR (which source shall remain in effect until Administrative Agent notifies Borrower otherwise).
“LIBOR Interest Rate” means with respect to each Interest Period, the quotient of (a) LIBOR applicable to such Interest Period, divided by (b) a percentage equal to 100% minus the Reserve Requirement (if any) applicable to such Interest Period.
“Loan Amount” means 588,000,000.00.
“Loan Amount (Note B)” means 528,600,000.00.
‘‘Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Clearing Account Agreement, each acknowledgment of an assignment of any Interest Rate Cap Agreement, and all other certificates, documents, agreements or instruments now or hereafter executed and/or delivered in connection with the Loan (as each may be amended, modified, extended, consolidated or supplemented from time to time).
“Loss” or “Losses’’ means, with respect to any Person, all liabilities, obligations, losses, damages, fines, penalties, actions, proceedings, judgments, suits, claims, debts, costs, expenses, charges, fees, awards, amounts paid in settlement, demands, and disbursements of any kind or nature whatsoever (including attorneys’ fees) of or suffered or incurred by such Person in connection with or relating to the Loan, the Property, or any other collateral for the Loan (but not
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including (a) special, speculative, exemplary, or punitive damages, or (b) consequential damages in the nature of alleged “lost profits” or “lost opportunities”, or (c) unrealized loss in the nature of diminution in value of the Property (for clarity, if Administrative Agent, any Lender or any nominee thereof acquires title to the Property via foreclosure, its winning bid at such foreclosure sale shall not form a basis for realizing a loss for diminution in value of the Property), in each case with respect to the foregoing clauses (a), (h), and (c) except to the extent that a party seeking indemnification of such amount has paid or is required to pay such measure of damages other than as a result of (and to the extent of) its own gross negligence willful misconduct or fraud).
“Management Agreement” means collectively each property management agreement between a Borrower and the property manager listed thereunder, or such other property management agreement between a Borrower and a Manager as may be approved from time to time by Administrative Agent. As of the date hereof, each property management agreement currently in effect and the manager thereunder is listed on Schedule IV.
“Manager” means each property manager under a Management Agreement currently in effect and listed on Schedule IV. if the context requires, a property manager approved by Administrative Agent in accordance with the terms and provisions of this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the Property or the value or use thereof, (b) the business, profits, management, operations or condition (financial or otherwise) of Borrower, Guarantor, or the Property, taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (d) the ability of any party to the Loan Documents to perform its obligations under the Loan Documents to which it is a party.
“Maturity Date” means (a) the Scheduled Maturity Date, (b) if the applicable Extension Conditions have been satisfied as of the Scheduled Maturity Date, the Payment Date in March, 2023, (c) if the applicable Extension Conditions have been satisfied as of the Maturity Date described in the foregoing clause, the Payment Date in March, 2024, or (d) the date on which the Debt has been accelerated as herein provided.
“Mezzanine Borrower” means the Borrower as defined in the Mezzanine Loan Agreement.
“Mezzanine Lender” means the Lender as defined in the Mezzanine Loan Agreement.
“Mezzanine Loan’ means the Loan as defined in the Mezzanine Loan Agreement.
“Mezzanine Loan Administrative Agent” means the Administrative Agent as defined in the Mezzanine Loan Agreement.
“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of January 8, 2019, by and between Mezzanine Borrower, Mezzanine Loan Administrative
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Agent, and Mezzanine Lender, as the same may be amended, modified and/or supplemented from time to time.
“Mezzanine Loan Amount” means the Loan Amount as defined in the Mezzanine Loan Agreement.
“Mezzanine Loan Debt Service” means, with respect to any particular period of time, scheduled principal and/or interest payments due under the Mezzanine Loan Agreement.
“Mezzanine Loan Document” means all documents evidencing and/or securing the Mezzanine Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, modified and/or supplemented from time to time.
“Mezzanine Loan Event of Default” means an Event of Default under and as defined in the Mezzanine Loan Documents.
“Mezzanine Loan Event of Default Revocation Notice” means a written notice from Mezzanine Loan Administrative Agent, with respect to the Mezzanine Loan (upon which Administrative Agent may conclusively rely without any inquiry into the validity thereof) that a Mezzanine Loan Event of Default of which Administrative Agent was previously notified no longer exists.
“Mezzanine Loan Monthly Debt Service Notice Letter” means a written notice delivered by Mezzanine Loan Administrative Agent (or by Borrower if Mezzanine Loan Administrative Agent fails to do so) setting forth (a) the Mezzanine Loan Monthly Payment Amount payable by Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered, and (b) the account to which Mezzanine Loan Administrative Agent requires funds to be sent and wiring instructions for such payment (upon which letter Administrative Agent may conclusively rely without any inquiry into the validity thereof).
“Mezzanine Loan Monthly Payment Amount” means, for each Payment Date, an amount equal to the amount of interest (at the non-default rate) and principal (as applicable) which is due on the Mezzanine Loan under the Mezzanine Loan Documents for the Interest Period immediately preceding such Payment Date.
“Mezzanine Loan Outstanding Principal Balance” means, as of any date, the outstanding principal balance of the Mezzanine Loan.
“Monthly Payment Amount” means, as of any Payment Date, (a) all accrued and unpaid interest that has accrued on the Outstanding Principal Balance at the Interest Rate for the Interest Period in effect as of the day immediately preceding such Payment Date, plus (b) for each Payment Date from and after the Payment Date in March, 2020, but excluding any Payment Date for which the applicable Amortization Waiver Condition has been satisfied for the period covering such Payment Date, a principal sum of $103,902.00; provided, however, if as of the Payment Date in March, 2020 (or on any succeeding one year anniversary of such Payment Date), the Debt Yield exceeds 10.00%, the Monthly Payment Amount for the next twelve (12)
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succeeding Payment Dates shall be interest-only (and shall exclude any principal sum, unless such Payment Date is a Maturity Date which has not been extended in compliance with this Agreement, in which case the entire amount of the Debt shall be due and payable on such Maturity Date) (the foregoing Debt Yield condition above shall be referred to herein as an “Amortization Waiver Condition”).
“Moody’s” means Moody’s Investors Service, Inc.
“Net Proceeds” means (a) with respect to the occurrence of a Casualty, the net amount of all insurance proceeds payable under the Required Policies as a result of the applicable damage or destruction, after deduction of Administrative Agent’s and Lender’s costs and expenses (including, but not limited to, reasonable legal fees), if any, in collecting same (but not including the proceeds of any business interruption insurance), and (b) with respect to the occurrence of a Condemnation, the net amount of any payments received from the applicable Governmental Authority on account of such Condemnation, or in any transaction or proceeding in lieu thereof, after deduction of Borrower’s, Lender’s and Administrative Agent’s costs and expenses (including reasonable legal fees and costs), if any, in collecting same.
“Net Proceeds Threshold” means the sum of Eight Hundred Eighty Thousand and No/100ths Dollars ($880,000.00).
“NexPoint Advisors” means NexPoint Real Estate Advisors VI, L.P., a Delaware limited partnership.
“Note” or “Notes” means each Promissory Note (however denominated) executed by Borrower in favor of a Lender in connection with the Loan, individually or collectively, as the context may require.
“Note A” means Note A-1.
“Note A-1” means that certain Renewal, Consolidation and Future Advance Promissory Note A-1 of even date herewith made by Borrower to the Lender identified therein, as the same may be amended, restated, replaced, supplemented, extended or otherwise modified from time to time.
“Note B” means Note B-I.
”Note B-I” means that certain Renewal, Consolidation and Future Advance Promissory Note B-1 of even date herewith made by Borrower to the Lender identified therein, as the same may be amended, restated, replaced, supplemented, extended or otherwise modified from time to time.
“Obligations” means, collectively, Borrower’s obligations for the payment of the Debt and the performance of all obligations of Borrower contained in the Loan Documents.
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“Officer’s Certificate” means a certificate delivered to Administrative Agent by Borrower that is signed by an authorized senior officer of Borrower or of the entity that Controls Borrower, as applicable, in the form attached hereto as Exhibit B-1.
“Operating Expenses” means, for any period, the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind during such period relating to the operation, maintenance and/or management of the Property that are incurred on a regular monthly or other periodic basis (including utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs), but excluding (a) non-cash charges such as depreciation and amortization, (b) Debt Service and Mezzanine Loan Debt Service, (c) Capital Expenditures, (d) tenant improvements and teasing commissions, (e) any amounts in the Reserve Accounts required under the Loan Documents, (f) costs of restoration following a Casualty or Condemnation, (g) any payment or expense for which Borrower or Mezzanine Borrower was or is to be reimbursed from proceeds of the Loan or the Mezzanine Loan (respectively), by insurance, or by any third party, and (h) federal, state or local income taxes.
“Operating Lease” means each operating lease listed on Schedule X attached hereto, between a fee owner of the property and the related taxable REIT subsidiary, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar ‘Faxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Principal Balance” means, as of any date, the outstanding principal balance of the Loan.
“PACE Loan” means any “property-assessed clean energy loan” or any other indebtedness (without regard to the name given to such indebtedness) which is (a) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (b) repaid through multi-year assessments against such Property.
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“Payment Date” means the eighth (8t1) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.
“Permitted Encumbrances” means (a) with respect to the Property, collectively (i) the liens and security interests created by the Loan Documents, (ii) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent or which are being contested by Borrower in accordance with the terms and conditions of this Agreement (provided however in no event shall any lien or charge securing a PACE Loan be deemed a Permitted Encumbrance), (iv) such other title and survey exceptions as Administrative Agent has approved, (v) inchoate mechanics’ and materialmens’ liens, or actual mechanics’ and materialmens’ liens provided same are discharged or bonded within thirty (30) days of the filing thereof (but in any case prior to the date on which any foreclosure or other realization thereon is scheduled to occur if sooner than such 30-day period) or which are otherwise being contested by Borrower in accordance with the terms and conditions of this Agreement, (vi) the Leases entered into prior to the date hereof or after the date hereof in accordance with the terms and conditions hereof, and (vii) equipment leases for equipment used at the Property so long as the same are secured, if at all, solely by the subject equipment leased thereunder, and the obligations of Borrower with respect thereto constitute Permitted Indebtedness hereunder, and (b) with respect to the direct or indirect ownership interests in Borrower, the liens of the Mezzanine Loan Documents.
“Permitted Indebtedness” means (i) the Debt, and (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed four percent (4%) of the sum of the Loan Amount and the Mezzanine Loan Amount, which liabilities are not due more than sixty (60) days past the date incurred (unless subject to a good faith dispute, but in any event have not resulted in any litigation), are not evidenced by a note, and are paid when due.
“Permitted Transfer” means any of the following Transfers: (a) Transfers of up to forty-nine percent (49%) of the direct or indirect interests (in the aggregate of all such Transfers) in Borrower; (b) Transfers of direct or indirect ownership interests in an entity that owns a direct or indirect ownership interest in Borrower for bona fide estate planning purposes by any natural person to one or more of such natural person s family members or trusts (or other entities) established for the benefit of one or more of such natural person’s immediate family members (but subject in all cases to the terms and conditions of the Guaranty); (c) Transfers of direct or indirect ownership interests in Borrower that occur by operation of law upon the death of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust (or other entity) or family conservatorship established for the benefit of such immediate family member; (d) Transfers of the direct or indirect interests in a Restricted Party to and among the holders thereof as of the date hereof; (e) Permitted Encumbrances; (f) Transfers of worn out or obsolete Personal Property that are promptly replaced with property of equivalent value and functionality if reasonably necessary or which is no longer necessary i connection with the operation of any Property; (g) Leases that have been approved by Administrative Agent (or that do not require Administrative Agent’s approval) in accordance with this Agreement; (h) the Transfer of the direct and/or indirect ownership interests in
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Borrower pursuant to a foreclosure or voluntary transfer in lieu thereof or other exercised remedies under the Mezzanine Loan Documents; (i) any Transfer in respect of, or of a direct or indirect interest in, any Person listed on the New York Stock Exchange or another nationally recognized stock exchange, or, in the case of the interests in the NexPoint Trust, on the Toronto Stock Exchange; and (j) the Transfer of 100% of the direct interests in NHT Intermediary, LLC, a Delaware limited liability company, from Holdco to NexPoint Trust (but only if NexPoint Trust executes a joinder to the Guaranty and the Environmental Indemnity prior to such Transfer, and provides Administrative Agent with such evidence of authorization and legal opinions as Administrative Agent shall require prior to such Transfer); provided, however, no such Transfer described in clauses (a) through (d) above shall result in: (i) (A) Guarantor and NexPoint Real Estate Opportunities, LLC, a Delaware limited liability company, collectively, failing to own at least fifty-one percent (51%) of the direct or indirect ownership interests in Borrower or (B) Guarantor failing to own at least twenty-seven percent (27%) of the direct or indirect ownership interests in Borrower, or (C) a change in Control of a Restricted Party; or (D) with respect to any Transfer described in clause (i) above only, NexPoint Advisors failing to remain the investment advisor of Guarantor; (ii) the termination or dissolution of a Restricted Party (by operation of law or otherwise); (iii) the representations contained in Sections 4.21 or 4.22 being untrue if made immediately following such Transfer; (iv) Borrower failing to be a Special Purpose Entity; and (v) other than a Transfer described in clause (i) above, if such Transfer would cause the transferee to increase its direct or indirect interest in Borrower to an amount which equals or exceeds 10% of the direct or indirect ownership interests in Borrower (and such transferee did not hold at least a 10% interest prior to such Transfer), such proposed transferee shall have complied with all of Administrative Agent’s “know your customer” requirements, all material Legal Requirements, and Borrower shall, prior to such Transfer, deliver to Administrative Agent (at Borrower’s sole cost and expense) customary searches (credit, judgment, lien, etc.) acceptable to Administrative Agent with respect to such transferee.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Prepayment Premium” means (a) with respect to any prepayment made on or before the Payment Date in September, 2020, an amount equal to the greater of (i) one percent (1%) of the amount of the Loan being prepaid, and (ii) the product of (A) the amount of the Loan being prepaid. multiplied by (B) the product of (x) the quotient of (I) the Spread divided by (II) three hundred sixty (360). multiplied by (y) the number of days remaining from the date of such prepayment through and including the Payment Date in September, 2020, and (b) with respect to any prepayment made after the Payment Date in September, 2020, there shall be no required Prepayment Premium.
“Project” means the property improvement plan, reflected in the Project Budget, and required to be completed by the Franchisor with respect to the individual Property known as the St. Petersburg, Florida Marriott, and as applicable, any property improvement plan required by the Franchisor with respect to the individual Property known as the Dallas Hilton Garden Inn.
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“Project Budget” means the budget of costs and expenses to be incurred in connection with the completion by Borrower of the Project, attached hereto as Exhibit D, as the same may be updated from time to time to reflect a budget for the Hilton Garden Inn.
“Project Expenditures” means costs and expenses incurred in connection with the completion by Borrower of the Project in accordance with the Project Budget.
“Property” means each parcel of real property described on Exhibit A attached hereto, the Improvements thereon and all Personal Property owned or leased by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Security Instrument and referred to therein as the “Property”.
“Property Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents (excluding income taxes), now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Property Tax for the purposes of this Agreement.
“Qualified Franchisor” means either (a) Franchisor; or (b) a franchisor of hotel properties similar in size, scope, use and value as the Property that is acceptable to Administrative Agent.
“Rating Agencies” means (a) prior to a Securitization, each of S&P, Moody’s, Fitch, DBRS, Inc., Morningstar, Inc., or Kroll Bond Ratings, or any other nationally recognized statistical rating agency which has been approved by Administrative Agent, and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
“Related Loan” means a loan to an Affiliate of Borrower or secured by a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” (within the meaning of the definition of Significant Obligor) to the Property, which loan is included in a Securitization with the Loan (or any portion thereof or interest therein).
“Replacement Franchise Agreement” means either a franchise, trademark and/or license agreement with a Qualified Franchisor that is acceptable to Administrative Agent in form and substance, together with a replacement comfort letter or tri-party agreement acceptable to Administrative Agent executed by Mortgage Borrower and such Qualified Franchisor; the acceptability of any Qualified Franchisor, replacement comfort letter or tri-party agreement is not to be unreasonably determined.
“Reserve Accounts” means, collectively, the Tax Reserve Account, the Insurance Reserve Account, the FF&E Reserve Account, the Project Expenditure Reserve Account, the Excess Cash Flow Reserve Account, the Net Proceeds Reserve Account, and any other reserve or escrow account established under the Loan Documents from time to time.
“Reserve Item” means, individually and collectively as the context may require, Immediate Repairs, Project Expenditures and FF&E Expenditures.
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“Reserve Requirement” means with respect to any Interest Period, the maximum rate of all reserve requirements (including all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect (including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System) on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under the said Regulation D, to the extent the same is applicable to any holder of a Note or other interest in the Loan (including participation interests in the Loan). The determination of the Reserve Requirement shall be based on the assumption that Lender funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirement under said Regulation D during the applicable Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including the imposition of Reserve Requirement, or differing Reserve Requirement, on one or more but not all of the holders of the Loan or any participation therein, such Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirement which shall be used in the computation of the Reserve Requirement. Administrative Agent’s computation of same shall be final absent manifest error.
“Restoration” means the repair and restoration of the Property after a Casualty or, if the same results in repairable damage to the Property, a Condemnation, in either case as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Administrative Agent in its reasonable discretion.
“Restricted Party” means, collectively Borrower, Mezzanine Borrower, Guarantor, and any Affiliated Manager.
“Revenues” means all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents (including payments by reason of the rejection of a Lease in a Bankruptcy Action), all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Revenues” if received in the ordinary course of the Property operation, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, fees, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property (including utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent
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concessions or credits), other required pass-throughs or reimbursements paid by tenants under Leases of any nature, and interest on amounts in the Reserve Accounts, if any, business interruption or other loss of income or rental insurance proceeds, and other income or consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property, and all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges and vending machine sales.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC company.
“Sanctions and Anti-Money Laundering Laws” means any Legal Requirements in force or hereinafter enacted related to sanctions, terrorism, money laundering or similar activities, including, without limitation, (a) (i) the USA Patriot Act, (ii) Executive Order No. 13224 on Terrorist Financing, (iii) Trading with the Enemy Act, (iv) the economic or financial sanctions or trade embargoes imposed, administered or enforced by OFAC and its regulations or the U.S. Department of State, and (b) Canadian laws relating to Sanctions and anti-terrorism, including the Criminal Code (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada) and the United Nations Act (Canada) and the regulations, orders and guidelines issued under such statutes, including any statute, regulation, order, rule or guideline that amends, supplements or supersedes any of them (the “Canadian Sanctions”).
“Scheduled Maturity Date means the Payment Date in March, 2022. “Securities Act” means the Securities Act of 1933, as amended.
“Security Instrument” means that (a) certain first priority Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated the date hereof, executed and delivered by Borrower as security for the Loan, and (b) that certain first priority Amended and Restated Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated the date hereof, executed and delivered by Borrower as security for the Loan, collectively encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Significant Obligor” has the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
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“Spread” means (a) with respect to that portion of the Outstanding Principal Balance evidenced by Note A, two hundred (200) basis points (i.e., /000000%), and (b) with respect to that portion of the Outstanding Principal Balance evidenced by Note B, six hundred forty six and 1,538/10,000ths (646.1538) basis points (i.e., 6.461538%).
“Strike Rate” means (a) with respect to the Interest Rate Cap Agreement required pursuant to Section 5.1.4 hereof, (i) while LIBOR is the index upon which the Interest Rate is determined, three and 50/100 percent (3.50%), or (ii) while LIBOR is not the index upon which the Interest Rate is determined, the number of basis points established at the time the Alternative Rate is first established with each change in Index that, when added to the Alternative Spread then in effect, would equal the sum of (x) three and 50/100 percent (3.50%), plus (y) the Weighted Average LIBOR Spread in effect as of such date, and (b) with respect to the Interest Rate Cap Agreement required pursuant to the definition of Extension Conditions, the lesser of (y) the rate determined pursuant to the foregoing clause (a), and (ii) the rate determined by Administrative Agent such that, if it were then the Index component of the Interest Rate under the Loan and under the Mezzanine Loan, would result in a Debt Service Coverage Ratio (after giving effect to any voluntary prepayment made in compliance with this Agreement and the Mezzanine Loan Agreement) of at least 1.25:1.00 based on the then Outstanding Principal Balance and the Mezzanine Loan Outstanding Principal Balance.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Title Insurance Policy” means the title insurance policy obtained by Administrative Agent in connection with the closing of the Loan.
“Transfer” means any sale, conveyance, transfer, lease, assignment, grant, mortgage, hypothecation, pledge, lien, security interest, charge, option, encumbrance, easement, or restrictive covenant, on or affecting the Property or any portion thereof or any interest therein (including any action which shall subject the Property or any collateral for the Loan to the lien or charge of a PACE Loan), or on or affecting any direct or indirect interest in Borrower, in each case whether by operation of law or otherwise (and with respect to an entity shall include the merger of such entity with or into any other entity); provided, however, this definition shall not include any Condemnation. For all purposes under the Loan Documents, a Transfer of the Property or Borrower shall include, but not be limited to: (a) an installment sales agreement wherein Borrower agrees to sell the Property, or any part thereof, for a price to be paid in installments; (b) an agreement by Borrower leasing all or substantially all of the Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Revenues; (c) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock; (d) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the general partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or
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the Transfer of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (e) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the limited liability company interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such limited liability company interest, or the Transfer of non-managing limited liability company interests or the creation or issuance of new non-managing limited liability company interests; and (f) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
“Trigger Rate” means (a) while LIBOR is the index upon which the Interest Rate is determined, two and 75/100ths percent (2.75%), or (b) while LIBOR is not the index upon which the Interest Rate is determined, the number of basis points established at the time the Alternative Rate is first established with each change in Index that, when added to the Alternative Spread then in effect, would equal the sum of (i) two and 75/100ths percent (2.75%), plus (ii) the Spread in effect as of such date.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UNOI” means the aggregate underwritten net cash flow for the Properties determined by Administrative Agent as the sum of (a) the trailing 12 months of room, food and beverage, retail and other verifiable recurring income less (b) adjustments if necessary to account for (i) new supply and/or (ii) declining trends in RevPar which will be interpolated for the periods that are likely to be effected, less (c) actual Operating Expenses incurred in connection with the Properties during the twelve (12) month period preceding the date of calculation with adjustments to individual line item expenses to bring them up to market norms or to reflect any anticipated increases in such Operating Expenses (including those projected to occur as a result of higher occupancy or step-ups in contracts) and assuming (i) base property management fees equal to the greater of (A) the actual amount paid by any Borrower during such prior 12-month period, and (B) three percent (3%) of Revenues, (ii) a normalized adjustment for FF&E equal to the greater of four percent (4%) of total revenue and those required by the Franchise Agreements, and (iii) franchise fees equal to the greater of six percent (6%) of total revenue and those required by the Franchise Agreements.
“Weighted Average LIBOR Spread” means (a) initially, three hundred forty five (345) basis points (i.e., 3.45%), or (b) at any time after the Outstanding Principal Balance has been partially repaid after the occurrence of an Event of Default or from the application of Net Proceeds in accordance with this Agreement (in either case without a pro rata principal payment with respect to the Mezzanine Loan Outstanding Principal Balance having been made concurrently therewith, the actual weighted average spread in effect with respect to the Loan and the Mezzanine Loan based on the Spread applicable hereunder and the Spread applicable under (and as defined in) the Mezzanine Loan Agreement).
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“Write-Down and Conversion Powers?” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section I.2.Location of Additional Defined Terms.
Defined Term     Location
“Act”    Definition of Special Purpose Entity
“Administrative Agent”    Introductory Paragraph
“Affected Property”     Section 8.26(c)
“Agreement”    Introductory Paragraph
“Amortization Waiver Condition”     Definition of Monthly Payment Amount
“Anti-Corruption of Laws”    Section 4.22
“Applicable Sections”     Section 7.3(a)
“Approved Annual Budget”    Section 5.1.6(6)
“Borrower”    Introductory Paragraph
“Borrower Group”     Section 7.3(a)
“Canadian Sanctions”    Definition of Sanctions and Anti-Money Laundering Laws
“Casualty”     Section 5.1.12(a)
“Condemnation”     Section 5.1.12(a)
“Disclosure Document”     Section 7.3(a)
“Event of Default”    Section 6.1
“Excess Cash Flow”    Section 3.1(i)
“Excess Cash Flow Reserve Account”    Section 3.1(i)
“ECPA”    Section 4.22
“FF&E Reserve Account”    Section 3.2(d)
“Improvements”     Security Instrument
“Indemnified Party”    Section 5.1.15(6)
“Independent Director/Independent Manager”    Schedule III
“Individual Borrower”    Section 8.27
“Insurance Reserve Account”    Section 3.2(b)
“Insurance Premiums”    Section 3.2(b)
“Interest Rate Cap Agreement’      Section 5.1.4(a)
“Land”     Security Instrument
“Lender Group”     Section 7.3(a)
“Loan”    Second Paragraph
“Misrepresentation”     Section 6.1(e)
“Net Proceeds Reserve Account”    Section 5.1.12(b)
“OFAC”    Definition of Designated Person
“Participant Register”    Section 8.25
“Personal Property”    Security Instrument
“Prepaid Revenues”    Section 3.1
“Project Expenditure Reserve Account’      Section 3.2(c)
“Recourse Guaranty”    Definition of Guaranty
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“Recourse Liabilities”     Section 6.3(b)
“Register”    Section 8.25
“Registrar”    Section 8.25
“Registration Statement”     Section 7.3(a)
“Required Report”     Section 5.1.6(d)
“Required Policy”    Section 5.1.11
“Secondary Market Transaction”    Section 7.1
“Securities”    Section 7.1
“Securitization”    Section 7.1
“Servicer”     Section 8.2(a)
“Special Member”    Schedule III
“Special Mezzanine Loan Advance”     Mezzanine Loan Agreement
“Special Purpose Entity”    Schedule Ill
“Springing Recourse Event”     Section 6.3(c)
“Tax Reserve Account”     Section 3.2(a)
“Terrorism Coverage”    Schedule VI
“Underwriter Group”     Section 7.3(a)
Section I.3.Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” means “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
Article II

GENERAL TERMS
Section II.1.The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees (on a several basis, if the Notes are held by more than one (1) Lender) to make, and Borrower hereby agrees to borrow and accept, the Loan. Any amount borrowed and repaid hereunder may not be reborrowed. Borrower shall use the proceeds of the Loan only to (a) refinance the Property, (b) make initial deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (c) pay costs, fees and expenses incurred in connection with the closing of the Loan, as approved by Administrative Agent, and (d) fund Project Expenditures relating to the Property.
(a)Initial Advance. Borrower shall receive, on the date hereof, one (I) borrowing hereunder with respect to the Notes in the amount for each Note shown on Administrative Agent’s settlement statement executed by Borrower in connection with the closing of the Loan.
Section II.2.Interest Rate.
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II.2.1.Interest Calculation. Subject to Section 2.2.2 interest on the Outstanding Principal Balance shall accrue from the Closing Date until the Debt is repaid in full at the Interest Rate, and during the continuance of an Event of Default, at the Default Rate. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made In (b) a daily rate based on the Interest Rate (or the Default Rate, if applicable) and a three hundred sixty (360) day year, lay (c) the Outstanding Principal Balance.
II.2.2.Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender or Administrative Agent to either civil or criminal liability as a result of being in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loan and as provided for herein or the other Loan Documents, under the laws of the state or states whose laws arc held by any court of competent jurisdiction to govern the interest rate provisions of the Loan. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest at a rate in excess of the amount allowed pursuant to this Section, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the rate that is not in excess of the amount allowed pursuant to this Section and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender or Administrative Agent for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum legal rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section II.3.Loan Payment.
II.3.1.Required Payments. Borrower shall pay to Administrative Agent, for the account of the Lenders, on the Closing Date an amount equal to interest only on the Outstanding Principal Balance from the Closing Date up to but not including March 8, 2019. Borrower shall pay to Administrative Agent, for the account of the Lenders, on the Payment Date in April, 2019 (which shall be the first Payment Date hereunder) and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Payment Amount, which payments (prior to an Event of Default) shall be applied (i) first to amounts due and payable with respect to the Loan other than principal and interest (but including interest at the Default Rate), and then (ii) to accrued and unpaid interest at the Interest Rate, and then (iii) to the Outstanding Principal Balance. Borrower shall pay the entire Debt to Administrative Agent on the Maturity Date. So long as no Event of Default then exists and except in respect of Net Proceeds, all payments received by Administrative Agent with respect to the Loan shall be applied by each Lender to amounts due with respect to each Note on a pro rata and pan passu basis, based on the outstanding principal amount due under each Note and the interest rate applicable thereto; provided, however, that (A)
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all payments received by Administrative Agent and any amounts applied by each Lender during the continuance of an Event of Default and (B) any Net Proceeds applied to repay the Loan as provided herein, shall, in each case, be applied by Administrative Agent to amounts due with respect to the Notes in such order and priority as Administrative Agent shall determine in its sole discretion. It is acknowledged that Lender intends for Note A to be a senior note and Note B to be a junior note.
II.3.2.Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower within five (5) days of the date on which it is due, Borrower shall pay to Administrative Agent upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements in order to defray the expense incurred by Administrative Agent and Lender in handling and processing such delinquent payment and to compensate Administrative Agent and Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable Legal Requirements. Notwithstanding the foregoing, no late payment charge shall apply to the failure to pay the entire Outstanding Principal Balance of the Loan when due, whether upon acceleration, or otherwise.
II.3.3.Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever. Except as otherwise specifically provided herein, all payments and prepayments under the Loan Documents shall be made to Administrative Agent not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office or as otherwise directed by Administrative Agent, and any funds received by Administrative Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. While an Event of Default exists, any prepayment shall be applied to payments of principal of the Loan and other amounts due under the Loan Documents in such order and priority as Administrative Agent may determine in its sole discretion. All payments received by Administrative Agent during the existence of an Event of Default on any day other than a Payment Date (other than an Event of Default resulting from a failure to repay the Debt on the Maturity Date) shall be deemed to have been made on the next occurring Payment Date.
II.3.4.Voluntary Prepayments.
(a)Except as otherwise expressly provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Scheduled Maturity Date. On any Business Day Borrower may, at its option and upon at least twenty (20) days prior written notice to Administrative Agent specifying the Business Day on which such prepayment is to be made (which notice may be revoked by Borrower at any time prior to such date provided that Borrower shall reimburse Administrative Agent and Lender for any costs incurred by Administrative Agent
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and Lender as a result of such revocation), prepay the Debt in whole, but not in part (except as otherwise expressly permitted under this Agreement), provided that such prepayment is accompanied by (i) all interest accrued on the amount of the Loan being so prepaid through and including the last day of the Interest Period in effect as of such date on which the prepayment is made, (ii) all other sums due and payable under this Agreement and the other Loan Documents, including, but not limited to all of Administrative Agent’s and Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred thereby in connection with such prepayment, and (iii) the Prepayment Premium applicable to such payment. Administrative Agent shall execute and deliver to or at the direction of Borrower, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of this Agreement, such documents as may be necessary to release the lien of the Security Instrument in form and content reasonably acceptable to Administrative Agent. For the avoidance of doubt, the Prepayment Premium is earned as of the Closing Date, and immediately due and payable in connection with the repayment in full of the Debt and/or in the event the Debt is accelerated after the occurrence of an Event of Default.
(b)Special Mezzanine Loan Advance. In addition Borrower shall be permitted to partially prepay the Loan at any time from the proceeds of one or more Special Mezzanine Loan Advances, which prepayment shall (i) be applied solely to the repayment of that portion of the Outstanding Principal Balance (and accrued interest thereon) evidenced by such Note(s) as elected by Mezzanine Loan Administrative Agent and with respect to which the holder thereof has agreed to accept such repayment (it being acknowledged that Borrower has no obligation to force any such Lender to accept such repayment), (ii) not require the payment of any Prepayment Premium, and (iii) not require any act on the part of Borrower (it being agreed that each applicable Lender shall accept such payment directly from Mezzanine Loan Administrative Agent and shall have the right to rely on any notice from Mezzanine Loan Administrative Agent indicating that Mezzanine Lender is making a Special Mezzanine Loan Advance directly to such Lender for the purposes described above without having to determine whether Mezzanine Lender has made such Special Mezzanine Loan Advance in accordance with the requirements of the Mezzanine Loan Agreement); provided that Borrower shall nonetheless cooperate with respect to any Special Mezzanine Loan Advance as set forth in Article VII. From and after the making of any Special Mezzanine Loan Advance, (A) the Loan Amount shall be reduced (and such term deemed to be modified to reflect such reduction) by that portion of the Special Mezzanine Loan Advance that has repaid a portion of the Outstanding Principal Balance; and (B) the Loan Amount (Note B) shall be reduced (and such term deemed to be modified to reflect such reduction) by that portion of the Special Mezzanine Loan Advance that has repaid a portion of the Outstanding Principal Balance evidenced by Note B. From and after the making of any Special Mezzanine Loan Advance, all references in the Loan Documents to any Note that has been repaid shall be of no further force or effect, and, if applicable, the Monthly Payment Amount shall be recalculated to account for such prepayment. Borrower and Lender acknowledge and agree that Mezzanine Loan Administrative Agent and Mezzanine Lender are each an intended third-party beneficiary of the right to prepay the Loan from the proceeds of a Special Mezzanine Loan Advance as described above, and that such provisions shall not be modified or waived without Mezzanine Loan Administrative Agent’s and Mezzanine Lender’s prior written consent.
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(c)If Borrower is unable to satisfy any of the conditions set forth in clause (c) of the definition of “Extension Conditions” as of the Maturity Date or if a Cash Management Event has occurred because the Property has failed to maintain the minimum Debt Yield or Debt Service Coverage Ratio set forth in the definition of Cash Management Event, Borrower shall have the right to prepay a portion of the Outstanding Principal Balance simultaneous with the extension of such Maturity Date or to avoid or cure a Cash Management Event in the amount necessary to reduce the Outstanding Principal Balance pursuant to which the Debt Yield or Debt Service Coverage Ratio shall be calculated in order to satisfy such conditions or minimum Debt Yield and/or Debt Service Coverage Ratio, provided that (i) such prepayment is accompanied by (A) all interest accrued on the amount of the Loan being so prepaid through and including the last day of the Interest Period in effect as of such date on which the prepayment is made and (B) all other sums due and payable under this Agreement and the other Loan Documents, including, but not limited to all of Administrative Agent’s and Lender’s actual, reasonable costs and expenses (including actual, reasonable attorney’s fees and disbursements) incurred thereby in connection with such prepayment, and (ii) Mezzanine Borrower simultaneously makes a proportionate prepayment of the Mezzanine Loan Outstanding Principal Balance.
II.3.5.Mandatory Prepayments. On the next occurring Payment Date following the date on which Administrative Agent actually receives any Net Proceeds, if Administrative Agent is not obligated, or does not elect pursuant to the terms hereof (to the extent it has a right to such election under the Loan Documents), to make such Net Proceeds available to Borrower for Restoration, Borrower is hereby deemed to have authorized Administrative Agent to apply such Net Proceeds as a prepayment of the Outstanding Principal Balance, together with unpaid interest thereon, arid any other portion of the Debt, in an amount equal to the lesser of one hundred percent (100%) of such Net Proceeds or the amount of the Debt, and to remit any remaining Net Proceeds, if any, to Mezzanine Loan Administrative Agent to be applied in accordance with the terms of the Mezzanine Loan Documents. Notwithstanding anything to the contrary contained in the Loan Documents, so long as no Event of Default then exists, no Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.5.
II.3.6.Taxes.
(a)Payment of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any Legal Requirement requires the deduction or withholding of any Tax from any such payment, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.3.6(a)) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements any Other
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Taxes. Borrower shall pay to Administrative Agent within ten (10) days after demand therefor, the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.3.6(a)) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Administrative Agent shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.3.6(a) Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(b)Status of Lender. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower, (i) prior to becoming a party to this Agreement or obtaining any interest in the Loan, (ii) at the time or times requested by Borrower, and (iii) if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, any Lender shall deliver such other documentation prescribed by applicable Legal Requirements (or reasonably requested by Borrower) as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(6) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA).
(c)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified pursuant to this Section 2.3.6 (including by the payment of additional amounts pursuant to this Section 2.3.6(c)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.3.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request
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of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.3.6(c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.3.6(c) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.3.6(c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.3.6(c) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.
(d)Survival. Each party’s obligations under this Section 2.3.6 shall survive any assignment of rights by, or the replacement of, a Lender and/or Administrative Agent, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(e)Designation of a Different Lending Office. If any Lender requests compensation under Section 2.3.8 or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.3.6(a), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Sections 2.3.6 or 2.3.8 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.
II.3.7.Breakage Indemnity. Borrower shall indemnify Administrative Agent and Lenders against any Losses which Administrative Agent and/or any Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date and (ii) any failure to pay the Debt or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise). Administrative Agent shall deliver to Borrower a statement for any such sums which it or any Lender is entitled to receive pursuant to this Section 2.3.7, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.3.7 are in addition to Borrower’s obligations to pay any Prepayment Premium applicable to a payment or prepayment of the Outstanding Principal Balance.
II.3.8.Legal Requirements. If any Change in Law shall (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any
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Lender (except any reserve requirement reflected in the determination of the LIBOR rate hereunder), (b) subject any Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Indemnified Taxes, and (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (c) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loan made by such Lender or participation therein, and the result of any of the foregoing circumstances described in clauses (a) through (c) shall be to increase the cost to such Lender of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make the Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, in any such case, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements. has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may he, as specified in this Section 2.3.8 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.3.8 shall not constitute a waiver of such Lender’s right w demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.3.8 for any increased costs incurred or reductions suffered more than twelve (12) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof). Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Property Taxes or other charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for property tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by law, or if payment of any Tax by Borrower required hereunder is unlawful, unenforceable, taxable to Lender, or provides the basis for a defense of usury, then in either such case Administrative Agent shall have the option by written notice of not less than one hundred eighty (180) days to declare the Debt immediately due and payable (and any failure to repay the Debt by the end of such 180-day period shall be an Event of Default).
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II.3.9.Allocation of Fees among Noteholders. Notwithstanding anything to the contrary contained herein, the following amounts will be allocated as set forth in this Section:
(a)Prepayment Premium. The aggregate Prepayment Premium is allocated to each Note based on the prepayment premium formula set forth in the definition of “Prepayment Premium”, using the same formula as used to calculate the aggregate Prepayment Premium and applying such formula to the principal amount and interest rate of the applicable Note being repaid; provided that, for the avoidance of doubt, if the aggregate Prepayment Premium is calculated pursuant to clause (a.)(i) thereof, then the calculation for each Note shall use the formula set forth in clause (a.)(i) and similarly if the aggregate Prepayment Premium is calculated pursuant to clause (a)(ii) thereof, then the calculation for each Note shall use the formula set forth in clause (a)(ii).
(b)Extension Fee. Extension fees wit] be allocated to each Note based on the extension fee formula set forth in clause (e) of the definition of “Extension Conditions” herein, applying such formula to the principal amount of the applicable Note being extended.
(c)Administration Fees. Any processing or administration fees (if applicable) and any fee(s) payable in connection with release of any portion of the Property from the liens of the Loan Documents as may be permitted hereunder or other similar fees payable to Lender hereunder in connection with the granting of requests for approvals (but not including assumption fees, which shall be paid to the Lenders on a pro rata basis, if applicable), shall be allocated to Administrative Agent.
II.3.10.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any of the Loan Documents, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an BEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
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Article III

CASH MANAGEMENT: RESERVE ACCOUNTS
Section III.1.Cash Management. Concurrently herewith, Borrower (a) shall establish the Clearing Account and execute and deliver to Administrative Agent the Clearing Account Agreement and the Cash Management Agreement, and (b) shall, or shall cause Manager to, deliver a written instruction to all tenants under Leases, and to each credit card company, issuer, and/or clearing bank with which Borrower or Manager has entered into a merchant agreement, and each wholesaler or other third-party with which Borrower or Manager has entered into any agreement for payments relating to bookings of rooms at a Property, in a form reasonably acceptable to Administrative Agent instructing that all Revenues be paid directly to the Clearing Account. Borrower shall send a copy of each such instruction letter sent as provided above, together with evidence that the same has been sent, to Administrative Agent within ten (10) Business Days after the Closing Date (or the sending thereof if sent after the Closing Date). Without the consent of Administrative Agent, neither Borrower nor Manager shall terminate, amend, revoke or modify any such instruction letter in any manner whatsoever, or direct or cause any Person to pay any amount in any manner other than as provided in the related instruction letter. To the extent that Borrower, Manager or any other Person on Borrower’s behalf holds any Revenues, whether in accordance with this Agreement or otherwise, (A) such amounts shall be deemed to be collateral for the Debt and shall be held in trust for the benefit of Administrative Agent, (B) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (C) Borrower or Manager shall deposit such amounts in the Clearing Account within two (2) Business Days of receipt. On each Business Day, funds on deposit in the Clearing Account shall be transferred to the account of Borrower designated in the Clearing Account Agreement until such time as Administrative Agent (or its Servicer) has notified Clearing Bank of the existence of a Cash Management Event, from and after which time (until Administrative Agent (or its Servicer) has notified Clearing Bank that no Cash Management Event exists), on each Business Day all such funds shall be transferred to the Cash Management Account (or as otherwise directed by Administrative Agent or its Servicer). So long as no Event of Default shall have occurred and be continuing (and thereafter at Administrative Agent’s sole option and discretion) funds on deposit in the Cash Management Account (other than any (x) amounts that have been deposited into the Clearing Account that Borrower can reasonably demonstrate consist of gratuities paid to employees at the Property or sales, use, or occupancy Taxes payable by Borrower to any applicable Governmental Authority, which amounts shall be disbursed to Borrower so long as no Event of Default exists, (y) Revenues paid more than one (1) month in advance (“Prepaid Revenues”), which shall be retained in the Cash Management Account until payment thereof is due under the applicable Lease, and (z) Extraordinary Lease Payments, which shall be held and disbursed in accordance with Section 3.2(e) below)), shall be applied on each Payment Date in the following amounts and order of priority:
(a)First to the Tax Reserve Account the amount required pursuant to Section 3.2(a) hereof
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(b)Second, to the Insurance Reserve Account the amount required pursuant to Section 3.2(b) hereof;
(c)Third to (or as directed by) Administrative Agent the Monthly Payment Amount;
(d)Fourth, to the other Reserve Accounts the amounts required pursuant to the applicable clauses in Section 3.2 hereof;
(e)Fifth to Administrative Agent to pay any other amounts then due Administrative Agent and/or Lenders under the Loan Documents;
(f)Sixth, to Borrower for payments of monthly Operating Expenses in the amount described in the Approved Annual Budget for the month in which such Payment Date occurs (less the amount of any Excess Disbursement received by Borrower for any prior Payment Date that has not already been deducted pursuant to this clause (f) the amount of which Excess Disbursement (if any) shall be certified to Administrative Agent in writing by Borrower) (provided, however, at Administrative Agent’s discretion, Administrative Agent shall reduce the amount to be disbursed to Borrower pursuant to this clause (f) by the amount that Borrower demonstrates to Administrative Agent’s satisfaction that Borrower has paid (or will pay) from its own funds toward the payment of such monthly Operating Expenses up to the amount then payable to Mezzanine Loan Administrative Agent pursuant to clause (g) below);
(g)Seventh to (or as directed by) Mezzanine Loan Administrative Agent the amount specified in the Mezzanine Loan Monthly Debt Service Notice Letter;
(h)Eighth to Borrower for payments of Operating Expenses and Capital Expenditures not set forth in the Approved Annual Budget that are approved by Administrative Agent and by Mezzanine Loan Administrative Agent pursuant to the Mezzanine Loan Documents, if any (less the amount of any Excess Disbursement received by Borrower for any prior Payment Date that has not already been deducted pursuant to clause (f) above or this clause (h). the amount of which Excess Disbursement (if any) shall be certified to Administrative Agent in writing by Borrower);
(i)Ninth (A) if a Cash Management Event exists other than one described in clause (d), (e) or (f) of the definition thereof, any amounts remaining in the Cash Management Account (“Excess Cash Flow”) shall be held by Administrative Agent in a deposit account established by Administrative Agent from time to time (“Excess Cash Flow Reserve Account”) as additional collateral for the Obligations, or (B) if a Cash Management Event described in clause (di of the definition thereof exists (but no other Cash Management Event exists), all Excess Cash Flow shall be paid to or as directed by Mezzanine Loan Administrative Agent. So long as no Event of Default then exists, Administrative Agent shall disburse to Borrower (or, if Administrative Agent has been notified of the existence of a Mezzanine Loan Event of Default, to Mezzanine Loan Administrative Agent) any funds held by Administrative Agent in the Excess Cash Flow Reserve Account on the Payment Date next following the end of the applicable Cash Management Event.
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Section III.2.Required Deposits.
(a)Tax Reserve Account. Borrower shall (i) on the Closing Date, deposit with Administrative Agent the applicable amount shown on Administrative Agent’s settlement statement (if any), and (ii) on each Payment Date commencing with the Payment Date in April, 2019 deposit with Administrative Agent the amount that Administrative Agent reasonably estimates will be necessary in order to accumulate (together with the initial deposit made on the Closing Date and projected monthly deposits thereafter) sufficient funds to pay, at least thirty (30) days prior to their respective due dates, all Property Taes due within the ensuing twelve (12) months. Such amounts will be held in a deposit account established by Administrative Agent from time to time (the “Tax Reserve Account”). Provided no Event of Default shall then exist, Administrative Agent will apply the funds in the Tax Reserve Account to payments of the Property Taxes for which such funds have been reserved. In making any such payment, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy thereof. If Administrative Agent so elects at any time, Borrower shall provide, at Borrower’s expense, a tax service contract for the term of the Loan issued by a tax reporting agency acceptable to Administrative Agent. If Administrative Agent does not so elect, Borrower shall reimburse Administrative Agent for the cost of making annual tax searches throughout the term of the Loan.
(b)Insurance Reserve Account. Borrower shall (i) on the Closing Date, deposit with Administrative Agent the applicable amount shown on Administrative Agent’s settlement statement (if any), and (ii) on each Payment Date commencing with the Payment Date in April, 2019 deposit with Administrative Agent the amount that Administrative Agent estimates will be necessary in order to accumulate (together with the initial deposit made on the Closing Date and projected monthly deposits thereafter) sufficient funds to pay, at least thirty (30) days prior to its expiration, all premiums payable for the Required Policies (“Insurance Premiums”) due within the ensuing twelve (12) months. Such amounts will be held in a deposit account established by Administrative Agent from time to time (the “Insurance Reserve Account”). Provided no Event of Default shall then exist, Administrative Agent will apply the funds in the Insurance Reserve Account to payments of Insurance Premiums for Required Policies. In making any such payment, Administrative Agent may do so according to any bill, statement or estimate procured from an insurer or agent without inquiry into the accuracy thereof unless Administrative Agent has received prior notice from Borrower of the inaccuracy of such bill, statement or estimate (but in any event Administrative Agent may make payment pursuant to any such bill or statement if necessary to avoid the expiration of any Required Policy). Notwithstanding the foregoing, Borrower’s obligation to make the monthly deposits for Insurance Premiums required above shall be suspended as long as the following conditions remain satisfied: (A) no Event of Default then exists; (B) Borrower or an Affiliate thereof maintains a blanket insurance policy that provides the coverages required by Section 5.1.11 of this Agreement with respect to the Property; and (C) Borrower delivers to Administrative Agent, evidence that the premium due for such blanket insurance policy has been paid and that such blanket insurance policy is in full force and effect at least thirty (30) days prior to the date on which such policy is scheduled to expire. If at any time any one of the foregoing conditions is not satisfied, Borrower shall, within ten (10) Business Days after Administrative Agent’s written demand, deposit with Administrative Agent
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immediately available funds in the amount determined in good faith by Administrative Agent to be sufficient (together with projected monthly deposits) to pay the Insurance Premium due for the coverages required hereunder at least thirty (30) days prior to the date the same is payable, and commence making monthly deposits on the immediately following Payment Date in the amounts described above.
(c)Project Expenditure Reserve Account. Borrower shall, on each Payment Date occurring in June, 2019; September, 2019; December 2019; March, 2020; June 2020; and September, 2020, deposit with Administrative Agent an amount equal to $750,000 for Project Expenditures for the St. Petersburg Marriott. In addition, Borrower shall, on the Payment Date occurring in December, 2020, deposit with Administrative Agent any remaining amount necessary to complete the Project solely with respect to the St. Petersburg Marriott, such amount to be determined in Administrative Agent’s reasonable discretion (less amounts on deposit for the payment of Project Expenditures for Project Expenditures for the St. Petersburg Marriott). Such amounts will be held in a deposit account established by Administrative Agent from time to time (the “Project Expenditure Reserve Account”). Amounts so deposited with Administrative Agent shall be disbursed (if at all) as provided in Section 3.3 below only for the payment of Project Expenditures for Project Expenditures for the St. Petersburg Marriott. Amounts in the Project Expenditure Reserve Account shall not be disbursed for FF&E Expenditures, which shall be subject to disbursement as set forth in subsection (d) below. In addition to the quarterly deposits required above, on or before the earlier of (i) the Payment Date first following the date that the Franchisor for the Hilton Garden Inn requires that a property improvement plan be completed for the Hilton Garden Inn, or (ii) the Payment Date in March, 2021, and continuing for a period of 12 successive Payment Dates, Borrower shall also make monthly deposits to the Project Expenditure Reserve in an amount equal to one twelfth (1/12th) of the amount estimated by Administrative Agent to be the cost to complete the property improvement plan required by the Franchisor, or if no property improvement plan is required by the Franchisor prior to the Payment Date in March, 2021, an amount estimated by Administrative Agent as necessary to improve the Hilton Garden Inn for future anticipated property improvement plans that will be required by the Franchisor after such Payment Date, less in each case any amounts then held in the Project Expenditure Reserve Account and not required to complete the Project with respect to the St. Petersburg Marriott. Amounts so deposited (or allocated from excess funds not necessary to complete the Project with respect to the St. Petersburg Marriott) with Administrative Agent shall be disbursed (if at all) as provided in Section 3.3 below only for the payment of Project Expenditures for Project Expenditures for the Hilton Garden Inn. Notwithstanding the foregoing, no monthly deposits shall be required for the Hilton Garden Inn (and provided no Event of Default has occurred and is continuing, any amounts previously collected with respect to the Hilton Garden Inn or excess funds allocated to the Hilton Garden Inn from deposits for the St. Petersburg Marriott shall be disbursed to Borrower) if the conditions to the release of NexPoint as a Guarantor set forth in the Guaranty have been satisfied and NexPoint has in fact been released from the Guaranty by Administrative Agent.
(d)FF&E Reserve Account. Borrower shall (i) on the Closing Date, deposit with Administrative Agent the applicable amount shown on Administrative Agent’s settlement statement (if any), and (ii) on each Payment Date commencing with the Payment Date in April,
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2019 deposit with Administrative Agent an amount equal to one-twelfth (1/12th) of (x) for any Payment Date in 2019, for the St. Petersburg Marriott and the HWS Portfolio, two percent (2.0%), and for all other Properties, four percent (4.0%), (y) for any Payment Date in 2020, for the St. Petersburg Marriott, two percent (2.0%), and for each other Property, four percent (4.0%), and for any Payment Date thereafter, four percent (4.0%) for each Property, in each case of the annual Revenues as reported by Borrower for such Property in the reports required pursuant to Section 5.1.6 (provided that if Borrower fails to deliver such report, the amount required to be deposited with Administrative Agent pursuant to this clause shall be the amount reasonably determined by Administrative Agent). Such amounts will be held in a deposit account established by Administrative Agent from time to time (the “FF&E Reserve Account”). Amounts so deposited with Administrative Agent shall be disbursed (if at all) as provided in Section 3.3 below only for the payment of FF&E Expenditures. Amounts in the FF&E Reserve Account shall not be disbursed for Project Expenditures, which shall be subject to reimbursement as set forth in subsection (c) above.
Section III.3.Disbursements from the Reserve Accounts. Administrative Agent shall disburse funds from the applicable Reserve Account for the payment of costs and expenses incurred in connection with an applicable Reserve Item, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Administrative Agent (together with evidence reasonably required by Administrative Agent to evidence satisfaction of the conditions set forth in this Section 3.3) at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Reserve Item for which such payment is requested; (b) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default exists; (c) Administrative Agent shalt have received (i) prior to the first request for a disbursement from a Reserve Account (and prior to any subsequent request for a disbursement where the authorized representative of Borrower has changed), a Certificate of Authority indicating the representative of Borrower that is authorized to make such request, and (ii) for each request for disbursement from a Reserve Account, an Officer’s Certificate with all blanks completed and applicable attachments included; (d) Borrower shall have delivered to Administrative Agent copies of all applicable Leases, commission/fee agreements, bills, invoices, receipts and other documentation reasonably required by Administrative Agent with respect to the Reserve Item for which the disbursement is sought; (e) intentionally omitted; and (f) at Administrative Agent’s option, if the disbursement request is from a Reserve Account other than the Tax Reserve Account or the Insurance Reserve Account, Borrower shall furnish Administrative Agent with a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Administrative Agent. Administrative Agent shall not be required to make disbursements from the Reserve Accounts (other than the Tax Reserve Account or the Insurance Reserve Account, which shall not be so limited) unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the applicable Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made). No funds shall be disbursed from a Reserve Account for the payment of a Reserve Item for which funds have been reserved in a different Reserve Account (or for a Reserve Item for which no funds have been reserved). Any amount remaining in a Reserve Account after the Debt
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has been paid in full shall be returned to Borrower (provided, however if at such time Administrative Agent has received written notice that a Mezzanine Loan Event of Default then exists, such funds shall instead be deemed distributed to Borrower and shall be paid to Mezzanine Loan Administrative Agent).
Section III.4.Accounts Generally. If at any time Administrative Agent reasonably determines that the funds available in any Reserve Account will not be sufficient to pay for the cost or expense for which such funds have been required to be deposited with Administrative Agent hereunder by the date required therefor, or if Administrative Agent determines in good faith (based on the then-current Approved Annual Budget or on review of a physical conditions report for the Property, or any other objective, third party source) to reassess its estimate of the amount reasonably necessary to be reserved for any such costs or expenses, then, at Administrative Agent’s option provided to Borrower in writing, Borrower shall increase its monthly payments to Administrative Agent with respect to the applicable Reserve Account(s) by the amount that Administrative Agent so notifies Borrower is required and/or deposit the shortfall amount determined by Administrative Agent into the applicable Reserve Account(s) within twenty (20) Business Days of notice from Administrative Agent. The insufficiency of any balance in any Reserve Account shall not relieve Borrower from its obligations under the Loan Documents. Subject to the terms and conditions of this Agreement, the Cash Management Account, the Clearing Account, and the Reserve Accounts shall be under the sole dominion and control of Administrative Agent (which dominion and control may be exercised by Servicer), Administrative Agent and Servicer shall have the sole right to make withdrawals from such accounts (without limiting the terms and conditions of this Agreement or the Clearing Account Agreement), and all costs and expenses for establishing and maintaining such accounts shall be paid by Borrower. Administrative Agent may replace such accounts or establish new accounts from time to time in its sole discretion, and Borrower hereby agrees that it shall take all action reasonably necessary to facilitate the transfer of the respective obligations, duties and rights of any applicable bank to the successor thereof selected by Administrative Agent in its sole discretion. Interest or other earnings that may accrue with respect to any funds held in a Reserve Account (if any) shall not be required to be remitted to Borrower or any Reserve Account and shall instead he retained by Administrative Agent (or at Administrative Agent’s election, its Servicer or any other designee of Administrative Agent). The funds in the Reserve Accounts shall not constitute trust funds and may be held in Administrative Agent’s name and commingled with other monies held by Administrative Agent.
Article IV

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as of the Closing Date (or as of such other date on which the representations and warranties contained herein are required under this Agreement to be made) that, except as set forth on Schedule V attached hereto:
Section IV.1.Organization. Borrower has been duly formed and is validly existing and in good standing in the jurisdiction in which it is formed and has the requisite power and
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authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business in, and is in good standing in, the State in which the Property is located and each other jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. The organizational chart attached hereto as Schedule II shows all Persons that (a) own ten percent (10%) or more of the direct or indirect ownership interests in Borrower, and (b) Control Borrower. As of the date hereof, Borrower is Controlled by Guarantor, Guarantor is Controlled by NexPoint Advisors, and NexPoint Advisors is Controlled by James D. Dondero.
Section IV.2.Authority: Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations).
Section IV.3.No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not (a) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any of such Person’s organizational or governing documents, (b) conflict with or result in a breach of any, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Person pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which such Person is a party or by which any of such Person’s property or assets is subject, or (c) result in any violation of the provisions of any Legal Requirement. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of the Loan Documents has been obtained and is in full force and effect.
Section IV.4.Litigation: Judgments. To the best of Borrower’s knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, Guarantor, Manager, or the Property that, if determined adversely to such party, would be reasonably likely to have a Material Adverse Effect. Borrower, Guarantor, and Manager are not in default or violation with respect to any order, writ, injunction, decree or demand of any Governmental Authority that is reasonably likely to have a Material Adverse Effect.
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Section IV.5.Agreements. Borrower is not in default in any material respect under any agreement to which it is a party or by which Borrower or the Property are bound which would reasonably be expected to have a Material Adverse Effect. Borrower has no material financial obligations other than Permitted Indebtedness.
Section IV.6.Title. Borrower has indefeasible and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all liens and security interests whatsoever except the Permitted Encumbrances. There are no liens on or security interests in the direct ownership interests in any Individual Borrower or any Mezzanine Borrower (other than Permitted Encumbrances). Neither the Property nor any part thereof, nor any direct ownership interests in any Individual Borrower or any Mezzanine Borrower, are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. There are no material claims for payment for work, labor or materials affecting the Property, which are or may become a lien prior to, or of equal priority with, the liens created by the Loan Documents. There are no prior assignments of the Leases or any portion of the Revenues due and payable or to become due and payable which are presently outstanding.
Section IV.7.Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No petition in bankruptcy has been filed against Borrower, and Borrower has never made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, or any of its respective direct or indirect owners is contemplating either the filing of a Bankruptcy Action by Borrower or the liquidation of all or a major portion of its assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.
Section IV.8.Compliance. To the best of Borrower’s knowledge, Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements. To the best of Borrower’s knowledge, there has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. To the best of Borrower’s knowledge and except as otherwise set forth in the zoning reports delivered to Administrative Agent in contemplation of the Loan, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage
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or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, and neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and, to the best of Borrower’s knowledge, all other restrictions, covenants and conditions affecting the Property. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section IV.9.Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.
Section IV.10.Utilities and Public Access. The Property is located on or adjacent to a public road and has direct legal access to such road (or has access to it via an in-evocable easement or irrevocable right of way permitting ingress and egress to and from such public road), and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder.
Section IV.11.Separate Tax Lots: Assessments. The Property is comprised of one (I) or more parcels that constitute one (I) or more separate tax lots and do not constitute a portion of any other tax lot that is not a part of the Property. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to Borrower’s knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.
Section IV.12.Insurance. Borrower has obtained and has delivered to Administrative Agent certificates for all Required Policies required hereunder, with all premiums currently payable thereunder having been paid, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Required Policies, and no Person has done, by act or omission, anything that would impair the coverage of any such Required Policies.
Section IV.13.Use of Property: Licenses. The Property is used exclusively as hotels and other appurtenant and related uses. All certifications, permits, licenses and approvals (including certificates of completion and occupancy permits (or its equivalent) and any applicable liquor license) required for the current legal use, occupancy and operation of the Property, have been obtained and are in full force and effect.
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Section IV.14.Flood Zone. Except as may be shown on the survey delivered to Administrative Agent in connection with the dosing of the Loan, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards (or, if so located, the flood insurance required pursuant to Section 5.1.11 hereof is in full force and effect with respect to the Property).
Section IV.15.Physical Condition. To the best of Borrower’s knowledge, subject to Completion of the Project, the Property (including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components) is in good condition, order and repair in all material respects. To the best of Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination o1 any policy of insurance or bond. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
Section IV.16.Boundaries: Survey. Except as may be otherwise shown on the survey of the Property delivered to Administrative Agent in contemplation of the Loan, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property (other than Permitted Encumbrances), and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy. To Borrowers knowledge, the survey for the Property delivered to Administrative Agent in connection with the Loan does not fail to reflect any material matter affecting the Property or the title thereto.
Section IV.17.Leases. Except as disclosed on Schedule X attached hereto and except for the Operating Leases, none of the Properties are subject to any Leases.
Section IV.18.Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.
Section IV.19.Special Purpose Entity. Borrower is (and has been, at all times since its formation) a Special Purpose Entity.
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Section IV.20.Financial Information; Disclosure. To the best of Borrower’s knowledge, all information submitted to Administrative Agent (including all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof, and all statements of fact made in this Agreement or in any other Loan Document) (a) are accurate, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor, and/or Property as of the date of such reports (as applicable), (c) to the extent prepared, audited or reviewed by an independent certified public accounting firm, have been prepared, audited or reviewed in accordance with the Approved Accounting Method throughout the periods covered (except as disclosed therein), and (d) do not omit to state any material fact necessary to make statements contained herein or therein not misleading. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in such financial statements. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would be reasonably likely to have a Material Adverse Effect. Borrower has disclosed to Administrative Agent all material facts in its knowledge that would cause any information provided to Administrative Agent or any representation or warranty made in any of the Loan Documents concerning Borrower, Guarantor, Manager, or the Property, to be materially misleading. To Borrower’s knowledge, no statement of fact made by Borrower or Guarantor in any of the Loan Documents to which such Person is a party contains any untrue statement of a material fact or omits to state any material fact presently known to such Person and necessary to make statements contained herein or therein not misleading.
Section IV.21.Certain Regulations. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company’ within the meaning of the Public Utility Holding Company Act of 1935, as amended; (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; (d) a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System; (e) a “foreign person” within the meaning of § 1445(f)(3) of the Code; (I) a sponsor of (nor obligated to contribute to) an “employee benefit plan” (within the meaning of §3(3) of ERISA) which is subject to Title I of ERISA or §4975 of the Code, and none of the assets of Borrower constitute “plan assets” (within the meaning of 29 C.F.R. §2510.3-101) for purposes of §3(42) of ERISA, or (g) a “governmental plan” (within the meaning of §3(32) of ERISA) or subject to any state statute regulating investments of, or fiduciary obligations with respect to, such “governmental plans” which is similar to the provisions of §406 of ERISA or §4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement (including the exercise by Administrative Agent of any of its rights under the Loan Documents). No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or
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for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
Section IV.22.Sanctions: Anti-Money Laundering: Anti-Corruption. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, no Restricted Party, no Affiliate of any Restricted Party, and, to the Borrower’s knowledge, no agent of the foregoing or other Person holding any direct or indirect ownership or beneficial interest in Borrower or its funds or other assets (a) is a Designated Person, (b) is located, organized, resident or has a place of business in a Designated Jurisdiction, (c) is a Person with whom Administrative Agent or any Lender is restricted from doing business under Sanctions and Anti-Money Laundering Laws, (d) has engaged or currently engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any Sanctions and Anti-Money Laundering Laws or (e) is otherwise in violation of Sanctions and Anti-Money Laundering Laws. The Restricted Parties, their respective Affiliates, and to the Borrower’s knowledge, their agents and other Persons holding any direct or indirect ownership or beneficial interest in Borrower, are in compliance with Sanctions and Anti-Money Laundering Laws and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law (together, the “Anti-Corruption Laws”). The Borrower has instituted and maintains policies and procedures designed to promote and achieve compliance with applicable Sanctions and Anti-Money Laundering Laws and Anti-Corruption Laws.
Section IV.23.Hotel Matters.
(a)Franchise Agreements. Each Franchise Agreement is in full force and effect and to Borrower’s knowledge, there is no event of default thereunder by any party thereto and, no event has occurred that, with the passage of time and/or giving of notice, would constitute an event of default thereunder. As of the date hereof, no franchise fees under any Franchise Agreement are due and payable and now delinquent, and, excluding such projects that (i) have been disclosed to Administrative Agent in writing (via a budget setting forth projected capital improvements during the term of the Loan or otherwise including the Project Budget) and (ii) a Franchisor may require pursuant to the terms of its Franchise Agreement, Borrower does not, as of the Closing Date, have any obligations to undertake any capital improvement projects with respect to the Property or otherwise upgrade or alter the Property in any material respect in order to comply with any obligations under the Franchise Agreements (in connection with a “property improvement plan” under the Franchise Agreements or otherwise). The Franchise Agreements represent the full and complete terms and provisions of the franchise or license contracts entered into between the respective franchisors or licensors and Borrower which are in effect as of the date hereof, and there are no other amendments, modifications, or other agreements relating thereto. There are no franchise or similar agreements affecting the Property other than the Franchise Agreements, and there are no other fee or payment arrangements in connection with the franchise rights except as set forth in the Franchise Agreement.
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(b)Liquor License(s). Borrower has delivered to Administrative Agent copies of all Licenses in effect with respect to the Property relating to the serving of alcoholic beverages, and all Licenses necessary for the servicing of alcoholic beverages at the Property are in the name of either Borrower or Manager, and are in full force and effect.
(c)Labor Matters. There are no collective bargaining agreements or similar agreement in effect with respect to Borrower or the Property.
Section IV.24.Mezzanine Loan Matters. No Default or Event of Default (each as defined in the Mezzanine Loan Agreement) has occurred under the Mezzanine Loan Documents which remains uncured or unwaived.
Section IV.25.Operating Lease Representations.
(a)(i) Each Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Operating Lease by any party thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under any Operating Lease, (iii) all rents, additional rents and other sums due and payable under the Operating Leases, as such payment dates may have been extended by the lessor thereunder, have been paid in full, (iv) no party has commenced any action or given or received any notice for the purpose of terminating any Operating Lease, and (v) each Operating Lease has been executed in connection with the tax structure of the Borrowers;
(b)The Security Instrument encumbers the interest of each lessee thereunder in the Operating Leases and the fee interest in each Property is encumbered by the Security Instrument.
Article V

BORROWER COVENANTS
Section V.1.Affirmative Covenants. From the date hereof and until payment and performance in full of all Obligations in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent that it shall comply with the following:
V.1.1.Existence: Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, franchises, and trade names required for the operation of the Property in the manner presently being conducted. Borrower shall comply with all Legal Requirements applicable to it and the Property (subject to Borrower’s right to contest the applicability of any such Legal Requirement in accordance with Section 5.1.2 below).
V.1.2.Taxes. Other Charges. and Liens: Contests. Borrower shall pay all Property Taxes, liens, assessments, maintenance charges, and any other charges (including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property) now or
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hereafter levied or assessed or imposed against the Property or any part thereof prior to the delinquency thereof Borrower will deliver to Administrative Agent receipts for payment or other evidence satisfactory to Administrative Agent that the Property Taxes and such other charges have been so paid no later than ten (10) days prior to the date on which the same would otherwise be delinquent if not paid. Notwithstanding the foregoing, Borrower’s obligation to directly pay Property Taxes for which Administrative Agent is reserving funds pursuant to Section 3.2(a) hereof (and to provide evidence of the same) shall be suspended for so long as Borrower complies with the terms and provisions of said Section 3.2(a). Borrower, at its own expense, may contest (after prior written notice to Administrative Agent) by appropriate legal proceeding, promptly initiated and conducted in good faith and with reasonable diligence, the amount or validity or application in whole or in part of any Property Taxes or any lien or other charge on the Property, and/or the applicability of any Legal Requirement, provided that: (a) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, the Property or any collateral for the Loan, as applicable, is subject and shall not constitute a default thereunder, and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (b) neither the Property nor any part thereof or interest therein will be in material danger of being sold, forfeited, terminated, cancelled or lost; (c) Borrower shall promptly, upon final non-appealable determination thereof, pay the amount of any such contested matter (together with all costs, interest and penalties which may be payable in connection therewith) and/or comply with such contested Legal Requirement; and (d) such proceeding shall suspend the collection of such contested matter (unless Borrower shall have paid all such amounts so demanded under protest), and with respect to liens, Borrower shall have caused any such lien to be discharged (by bonding or otherwise) within thirty (30) days (or sooner if required to avoid a forfeiture of the Property) of the filing thereof, or Borrower shall furnish such security as may be requested by Administrative Agent (not to exceed one hundred ten percent (110%) of the amount of such lien being contested), to insure the payment of any such contested matter, together with all interest and penalties thereon (and Administrative Agent may pay over any such security to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost, or there shall be any danger of the lien of the Security Instrument being primed by any related lien).
V.1.3.Access to Property. Borrower shall permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (and subject to the rights of tenants under Leases). Borrower agrees to pay or reimburse Administrative Agent within ten (10) Business Days after written demand for all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with the inspections described in this Section 5.1.3; provided, however, Borrower shall not be required to pay for the cost of more than one (I) such inspection in any twelve (12) month period unless (a) an Event of Default exists, (b) Borrower has undertaken capital improvements with respect to the Property, or (c) Administrative Agent has a reasonable basis to believe that the Property has been damaged in any material respect, in which case with respect to any of the foregoing circumstances, the foregoing limitation shall not apply.
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V.1.4.Interest Rate Cap Agreement.
(a)Not later than the date that is fifteen (15) days after the applicable Index is equal to or greater than the applicable Trigger Rate (it being agreed that Borrower shall be responsible for determining for itself when the Index has reached such point, but that any notice from Administrative Agent indicating the same shall be deemed conclusive absent manifest error) Borrower shall obtain an agreement from (or guaranteed by) an Acceptable Counterparty, which agreement (an “Interest Rate Cap Agreement”) shall (i) be in the form and substance satisfactory to Administrative Agent, (ii) contain the agreement of such counterparty to make payments to Borrower in the event the applicable Index exceeds the applicable Strike Rate, (iii) require payments based on a notional amount at least equal to the Loan Amount, (iv) not terminate prior to the Scheduled Maturity Date, (v) require payments to be made on the date that is three (3) Business Days prior to the applicable Payment Date, and (vi) contain a one-time right to reallocate notional amounts between the Interest Rate Cap Agreement obtained in connection with the Loan and the Interest Rate Cap Agreement obtained in connection with the Mezzanine Loan at no cost to Administrative Agent or any Lender. Borrower shall not waive or amend any of the material terms of any such required Interest Rate Cap Agreement.
(b)In the event of any downgrade or withdrawal of the rating of an Acceptable Counterparty below “A-” by S&P or “A3” from Moody’s (or such other lower rating levels as are acceptable to Administrative Agent), or in the event of any default by an Acceptable Counterparty under an Interest Rate Cap Agreement required hereunder, Borrower shall, not later than thirty (30) days following the receipt by Borrower of notice of such downgrade, withdrawal, or default (whether received from Administrative Agent, the Acceptable Counterparty, or otherwise) (or such later period with respect to the following clause (ii) if such Acceptable Counterparty has a longer period of time to provide such collateral) either (i) replace such Interest Rate Cap Agreement with an Interest Rate Cap Agreement satisfying the requirements of clause (a) above, (ii) provide a guaranty from a guarantor who is an Acceptable Counterparty, or (iii) to the extent required of such Acceptable Counterparty in such Interest Rate Cap Agreement, cause the Acceptable Counterparty to deliver cash collateral to secure 100% of the mark-to-market value of Borrower’s exposure under such Interest Rate Cap Agreement; provided, however, notwithstanding the foregoing, if the Acceptable Counterparty ceases to have a long term rating of at least “BBB” or “Baal” by S&P and Moody’s respectively, then Borrower shall replace the Interest Rate Cap Agreement with an Interest Rate Cap Agreement satisfying the requirements in clause (a) above, not later than thirty (30) days following the receipt by Borrower of notice of such downgrade (whether received from Administrative Agent, the Acceptable Counterparty, or otherwise).
(c)Borrower shall collaterally assign any such required Interest Rate Cap Agreement to Administrative Agent, and shall cause the counterparty to such Interest Rate Cap Agreement to consent to such collateral assignment and deliver an opinion of counsel regarding the enforceability of the Interest Rate Cap Agreement, in each case in form and substance reasonably satisfactory to Administrative Agent.
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V.1.5.Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (a) furnish to Administrative Agent all information with respect to the Property in Borrower’s possession or control promptly upon Administrative Agent’s request therefor; (b) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents, and to establish, maintain, and perfect Administrative Agent’s security interest therein free of all other liens and security interests (other than Permitted Encumbrances); and do and execute all and such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, in each case as Administrative Agent shall require from time to time. Borrower authorizes Administrative Agent, at the expense of Borrower, to file any financing statement or statements (and amendments thereto and continuations thereof) deemed necessary or desirable by Administrative Agent in good faith to perfect its security interest in any of the collateral for the Loan (including an “all assets” financing statement within the meaning of the UCC). Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the collateral for the Loan, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower is required to do under the Loan Documents or which Administrative Agent may deem necessary or desirable to more fully vest in Administrative Agent the rights and remedies provided for in the Loan Documents and to accomplish the purposes of this Agreement, including any amendment to the Loan Documents which may be required hereunder, in each case upon Borrower’s failure to take any of the foregoing actions or any other applicable action required under the Loan Documents within ten (10) Business Days after notice from Administrative Agent. The foregoing powers of attorney are irrevocable and coupled with an interest.
V.1.6.Reporting.
(a)Borrower will keep and maintain or will cause to be kept and maintained on a fiscal year basis (commencing January 1 of each year), in accordance with the Approved Accounting Method, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower. Borrower will furnish to Administrative Agent the reports described on Schedule VII attached hereto not later than the applicable date set forth opposite such required report, accompanied by an Officer’s Certificate with respect thereto.
(b)Not later than forty-five (45) days prior to the commencement of each fiscal year, Borrower shalt submit to Administrative Agent its proposed annual budget for the Property detailing all anticipated operating expenses, operating income, and planned Capital Expenditures for the Property for the ensuing fiscal year in form satisfactory to Administrative Agent. Such proposed budget shall be subject to Administrative Agent’s written approval (when so approved, an “Approved Annual Budget”), which approval shall not be unreasonably withheld. Until such time that Administrative Agent approves a proposed budget, the most recently Approved Annual
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Budget shall apply; provided, however, that such Approved Annual Budget shall be deemed adjusted to reflect actual increases in Property Taxes, Insurance Premiums and utilities expenses. The approved Annual Budget for the remainder of calendar year 2019 is attached hereto as Exhibit C.
(c)Any reports, statements or other information required to be delivered under this Agreement shall be provided to Administrative Agent as an electronic Excel file and as a .pdf file (or otherwise in a form reasonably acceptable to Administrative Agent), in English, and shall be delivered electronically unless Administrative Agent requests that the same be delivered in paper form, and accompanied by a certificate of Borrower stating that such information is accurate and complete in all material respects and does not intentionally omit a material fact necessary in order to make the same not misleading in any material respect. Borrower agrees that Administrative Agent and Lender may disclose all documents, materials, and information regarding the Property, Borrower, Guarantor, their constituent direct and indirect owners, and/or the Loan that is now or hereafter becomes in Administrative Agent’s or Lender’s possession and/or is or may be provided to Administrative Agent pursuant to this Section 5.1.6 and/or pursuant to Article VII hereof to any applicable parties requesting such information in connection with a Secondary Market Transaction (including each actual or potential purchaser, transferee, assignee, servicer, participant or investor in the Loan or in any Securities, any Rating Agency, any organization maintaining databases on the underwriting and performance of commercial loans, trustees, counsel, and accountants). Administrative Agent shall have the right from time to time at all times during normal business hours upon reasonable prior notice (which may be given verbally) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall desire.
(d)If any report, statement or other information required to be delivered to Administrative Agent pursuant to this Section 5.1.6 (a “Required Report”) is not timely delivered (and without limiting the terms and conditions of Article VI hereof), Borrower shall promptly pay to Administrative Agent, as a late charge, (i) the sum of $250.00 with respect to any such Required Report not timely delivered; provided, however, with respect to the first such Required Report that is not timely delivered in any calendar year, such fee shall only be due if the Required Report is not delivered on or prior to the date that is ten (10) Business Days after the due date thereof; and (ii) if any such Required Report is not delivered within five (5) Business Days after written notice from Administrative Agent, the sum of $250.00 per day with respect to any such Required Report until the same is delivered.    Borrower acknowledges that Administrative Agent and Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1.6(d) are a reasonable estimate of such expenses. Borrower acknowledges further that the payment by Borrower of this late charge does not in any manner affect or otherwise impair or waive any rights and remedies Administrative Agent and Lender may have hereunder, under the Loan Documents or under applicable Legal Requirements for any Event of Default.
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V.1.7.Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, and (b) the validity and priority of the lien of the applicable Loan Documents, in each case against the claims of all Persons (subject only to the Permitted Encumbrances).
V.1.8.Estoppel Statements. After request by Administrative Agent, Borrower shall within ten (10) Business Days furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt or the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations of such party and have not been modified or if modified, giving particulars of such modification as Administrative Agent may reasonably request. Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, in a reasonable timeline after Administrative Agent’s written request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Administrative Agent, however that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year, absent the continuance of an Event of Default.
V.1.9.Operation of the Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair in all material respects, and at all times keep the Property in good working order and repair (subject to ordinary wear and tear and casualty damage). Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement. If the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Administrative Agent’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Management Agreement in form and content reasonably acceptable to Administrative Agent with a Manager approved by Administrative Agent. Borrower shall: (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Administrative Agent of any material default under the Management Agreement of which it is aware; (c) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner. If (i) an Event of Default exists, (ii) the Manager shall become the subject of a Bankruptcy Action, (iii) a default occurs under the Management Agreement on the part of either Borrower or Manager, beyond any applicable grace and cure periods, or (iv) Manager shall commit gross negligence, fraud, illegal acts, or willful misconduct, Borrower shall, at the request of Administrative Agent, promptly terminate the Management Agreement and replace Manager with a Manager approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.
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V.1.10.Immediate Repairs. Borrower shall complete the Immediate Repairs on or before the required deadline for each as set forth on Schedule I (which deadlines shall be extended on a day-for-day basis for each day during which performance of such obligations was prevented on account of an event or circumstance constituting a Force Majeure; provided however in no event shall such deadlines be extended for a period longer than sixty (60) days in the aggregate). At Administrative Agent’s option, it shall be an Event of Default (if Administrative Agent so notifies Borrower in writing) if Borrower does not complete the Immediate Repairs within ten (10) Business Days of such required deadline (as extended as provided above).
V.1.11.Insurance. Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the coverages described on Schedule VI attached hereto (each a “Required Policy”). Borrower shall provide complete copies of the Required Policies to Administrative Agent promptly upon Administrative Agent’s request. Borrower shall be permitted to obtain the Required Policies under a “blanket” insurance policy so long as such policy specifically allocates to the Property the amount of coverage from time to time required hereunder and otherwise provides the same protection as would a separate policy insuring only the Property in compliance with the provisions of this Section 5.1.11. If at any time all Required Policies are not in full force and effect, Administrative Agent shall have the right, without notice to Borrower, to take such action as Administrative Agent deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent within ten (10) Business Days after written demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate. Borrower shall promptly forward to Administrative Agent a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Required Policies or of any of the coverages afforded under any of the Required Policies.
V.1.12.Casualty and Condemnation.
(a)If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), or any temporary or permanent taking of (or affecting) the Property by any Governmental Authority pursuant to the exercise of the right of condemnation or eminent domain (a “Condemnation”) shall occur, be commenced or be threatened in writing, Borrower shall (i) give prompt notice of the same to Administrative Agent (and deliver to Administrative Agent copies of any and all papers served in connection with any Condemnation proceeding), and (ii) diligently prosecute a Restoration so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such event, and (iii) pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may participate in any settlement discussions with any insurance companies concerning a Casualty, and any settlement discussions with any Governmental Authority with respect to a Condemnation (and shall have the right to approve any final settlement with respect to either) with respect to any Casualty or Condemnation in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to exceed the Net Proceeds Threshold. Borrower shall execute and deliver to Administrative Agent all instruments required by
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Administrative Agent to permit such participation. Borrower shall cooperate with Administrative Agent in obtaining for Administrative Agent and Lender the benefits of any condemnation proceeds or insurance proceeds lawfully or equitably payable in connection with the Property, and Administrative Agent and Lender shall be reimbursed by Borrower for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Administrative Agent in case of Casualty or Condemnation affecting the Property or any part thereof) from such condemnation proceeds or insurance proceeds, as applicable.
(b)All proceeds or awards payable in connection with any Casualty or Condemnation shall be due and payable solely to Administrative Agent and shall be held by Administrative Agent in a deposit account established by Administrative Agent from time to time (the “Net Proceeds Reserve Account”) as additional collateral for the Obligations, subject to the terms and conditions of this Agreement. In the event Borrower or any party other than Administrative Agent is a payee on any check representing such proceeds or awards, Borrower shall promptly endorse (and cause all such third parties to endorse) such check payable to the order of Administrative Agent. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Administrative Agent in the event Borrower has not done so within five (5) days after Administrative Agent’s demand therefor. The expenses incurred by Administrative Agent and Lender in the adjustment and collection of such proceeds or awards shall become part of the Debt and shall be reimbursed by Borrower to Administrative Agent within five (5) days after Administrative Agent’s written demand. Borrower hereby releases Administrative Agent from any and all liability with respect to the settlement and adjustment by Administrative Agent of any claims in respect of any Casualty or Condemnation unless caused by Administrative Agent’s gross negligence or willful misconduct. If the Net Proceeds shall be less than the Net Proceeds Threshold and the costs of completing Restoration shall be less than the Net Proceeds Threshold, the Net Proceeds will be disbursed by Administrative Agent to Borrower upon receipt, provided that no Event of Default then exists and Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the Property (if applicable) in accordance with the terms of this Agreement. If the Net Proceeds are equal to or greater than the Net Proceeds Threshold or the costs of completing Restoration is equal to or greater than the Net Proceeds Threshold, Borrower shalt not be permitted to use the Net Proceeds for a Restoration (or to retain Net Proceeds in the event no Restoration is required) unless the following conditions are satisfied:
(i)no Event of Default shall have occurred and be continuing;
(ii)(A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty, or (B) in the event the Net Proceeds are Condemnation proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements on the Property is located on such land or is being taken;
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(iii)Intentionally omitted:
(iv)Administrative Agent shall have determined in good faith that the proceeds of any applicable business interruption insurance (together with any projected Revenues and any additional funds to be deposited with Administrative Agent for such purposes) are sufficient to pay all Debt Service coming due under the Loan Documents and all Operating Expenses through the end of the Restoration;
(v)Administrative Agent shall have determined in good faith that the Restoration will be completed on or before the earliest to occur of (A) intentionally omitted, (B) intentionally omitted, (C) such time as may be required under applicable Legal Requirements, and (D) the expiration of any applicable business interruption insurance coverage (unless, with respect to this clause (D) Borrower provides to Administrative Agent its own funds upon the expiration of such coverage to keep operating deficits current (including all scheduled payments of Debt Service));
(vi)the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(vii)such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the related Improvements;
(viii)Administrative Agent shall have determined that, after giving effect to the Restoration, the Debt Yield shall be equal to or greater than the lesser of (a) 10.5% and (b) Debt Yield in effect immediately prior to the applicable Casualty or Condemnation;
(ix)intentionally omitted;
(x)Administrative Agent shall have determined that, after giving effect to the Restoration, the ratio (expressed as a percentage) in which the numerator is the Outstanding Principal Balance plus the Mezzanine Loan Outstanding Principal Balance, and the denominator is equal to the appraised value of the Property (as reasonably determined by Administrative Agent) and based upon assumptions reasonably acceptable to Administrative Agent, and otherwise acceptable to Administrative Agent in its reasonable discretion, shall not be greater than such ratio in effect immediately prior to the applicable Casualty or Condemnation;
(xi)Borrower shall deliver to Administrative Agent a detailed budget for the cost of completing the Restoration, which budget shall be subject to Administrative Agent’s approval; such approval not to be unreasonably withheld; and
(xii)the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of Restoration.
(c)All Net Proceeds received by Administrative Agent and not disbursed to Borrower shall be held by Administrative Agent in the Net Proceeds Reserve Account and shall
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be applied (i) to the repayment of Debt if Administrative Agent so elects and is not required to allow Borrower to use the same as provided in Section 5.1.12(b) above, or (ii) toward the cost of Restoration to the extent so required pursuant to Section 5.1.12(b) above; provided however that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt on the respective dates of payment provided for, or perform the Obligations as required under, this Agreement and the other Loan Documents, except to the extent such amounts are actually paid out of such Net Proceeds. If the conditions described in Section 5.1.12(b) have been satisfied, Borrower shall commence any applicable Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after Administrative Agent has informed Borrower as to whether such conditions have been satisfied) and shall complete the same in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements in all material respects. If such conditions have not been satisfied, Borrower shall not be deemed to be in Default hereunder for failing to diligently pursue a Restoration for a period of ninety (90) days thereafter so long as the Debt is repaid in full within such 90-day period (provided that the foregoing shall not be deemed a waiver of any other Default or Event of Default that may occur during such 90-day period).
(d)Notwithstanding anything to the contrary in this Agreement, all insurance proceeds received by Borrower or Administrative Agent in respect of business interruption coverage shall be held by Administrative Agent in the Net Proceeds Reserve Account and, so long as no Event of Default then exists, shall be applied (i) first to the Debt then due and payable and the Debt under (and as defined in) the Mezzanine Loan Agreement that is then due and payable, and (ii) then to Operating Expenses approved by Administrative Agent in its sole but reasonable discretion; provided, however that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt on the respective dates of payment provided for, or perform its Obligations as required under, this Agreement and the other Loan Documents.
(e)Funds in the Net Proceeds Reserve Account shall be disbursed by Administrative Agent to pay the costs of the Restoration to, or as directed by, Borrower from time to time during the course of the Restoration upon receipt of evidence satisfactory to Administrative Agent that (i) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (ii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same (other than notices related to any retainage that is not yet due and payable per any applicable construction contract), or any other liens or encumbrances of any nature whatsoever on the Property which have not been fully bonded or insured to the satisfaction of Administrative Agent. All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent, in each cash such acceptance not to be unreasonably withheld. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Administrative Agent, such approval not to be unreasonably withheld. All out-of-pocket costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for Restoration shall be paid by Borrower. In no event shall Administrative Agent be obligated to make disbursements
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of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, minus an amount equal to ten percent (10%) (or such higher amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in Restoration) of the direct construction “hard” costs actually incurred for work in place as part of Restoration, until Restoration has been completed. Such retained amount shall not be released until Administrative Agent has determined in good faith that Restoration has been completed in accordance with the provisions of this Section 5.1.12(e) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of Restoration have been paid in full or will be paid in full out of such retained amount; provided however, that Administrative Agent will release the portion of such retained amount being held with respect to any Person upon Administrative Agent determining that such Person has satisfactorily completed all work and/or has supplied all materials required of such Person and such Person has waived any right to lien the Property. Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(f)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the good faith opinion of Administrative Agent, be sufficient to pay in full the balance of the costs which are estimated in good faith by Administrative Agent to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency with Administrative Agent before any further disbursement of the Net Proceeds shall be made, and such sums shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to Section 5.1.12(e) shall constitute additional security for the Debt and the Obligations.
(g)The excess, if any, of the funds in the Net Proceeds Reserve Account after Administrative Agent has determined that the Restoration has been completed in accordance with the provisions of Section 5.1.12(c). and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be applied in the same manner as Revenues are applied pursuant to Section 3.1 hereof (or if not applicable, first shall be disbursed to Mezzanine Loan Administrative Agent for application in accordance with the Mezzanine Loan Documents if the Mezzanine Loan is outstanding, and then shall be disbursed to Borrower so long as no Event of Default then exists).
(h)Notwithstanding anything to the contrary set forth in this Agreement, if the Loan or any portion thereof is included in a Securitization and, immediately following a release of any portion of the Property following a Casualty or Condemnation, the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined in Administrative Agent’s reasonable discretion), Administrative Agent shall not be required to release any Net Proceeds for Restoration of the Property, and the principal balance of the Loan must be paid down by Borrower by the greater of (i) such amount as may be required such that the Securitization will not fail to maintain its status as a “real estate mortgage
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investment conduit” within the meaning of Section 860D of the Code as a result of the related release of lien, and (ii) the least of the following amounts: (A) the Net Proceeds, (B) the fair market value of the portion of the Property released following such Casualty or Condemnation at the time of the release, and (C) an amount such that the loan-to-value ratio of the Loan (as so determined by Administrative Agent) does not increase after the release, unless Administrative Agent receives an opinion of counsel that a different application of the Net Proceeds will not cause the Securitization to fail to meet applicable federal income tax qualification requirements or subject such Securitization to tax. All other Net Proceeds not required to be made available for Restoration or to be returned to Borrower as excess Net Proceeds pursuant to this Section 5.1.12 hereof shall be either retained and applied by Administrative Agent in accordance with Section 2.3.5 hereof toward reduction of the Debt whether or not then due and payable in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, at the discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Administrative Agent shall approve, in its discretion,
V.1.13.The Project. Borrower shall complete the Project on or before the date required in the applicable Franchise Agreement. At Administrative Agent’s option, it shall be an Event of Default (if Administrative Agent so notifies Borrower in writing) if Borrower does not complete such work by such required deadline, subject to cure periods in the applicable Franchise Agreement and any modifications of such deadline agreed to between the applicable Franchisor and Borrower.
V.1.14.Intentionally Omitted.
V.1.15.Expenses: Indemnity.
(a)Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent upon receipt of written notice from Administrative Agent for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent or Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Administrative Agent as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements and obtaining updated or new appraisals of the Property (provided however so long as no Event of Default exists, Borrower shall not be required to pay for more than one appraisal in any twelve (12) month period); (iii) Administrative Agent’s and Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other
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documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the liens in favor of Administrative Agent pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided however that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence or illegal acts or willful misconduct of Administrative Agent.
(b)Borrower shall indemnify, defend and hold harmless Administrative Agent, any Lender, any Servicer, their respective Affiliates, and their respective directors, managers, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing, and the successors and assigns of the foregoing (each, an “Indemnified Party”) from and against any and all Losses that may be imposed on, incurred by, or asserted against an Indemnified Party in any manner relating to or arising out of (i) any Defaults or Events of Default under the Loan and/or in connection with the enforcement of the Loan Documents, (ii) any breach by Borrower of its Obligations under, or any misrepresentation by any Borrower Party contained in the Loan Documents, (iii) the use or intended use of the proceeds of the Loan, (iv) reasonable out-of-pocket costs incurred by Administrative Agent or Lender in connection with any amendment to, or restructuring of, the Debt or the Loan Documents, (v) any accident, injury to, or death of, Persons or loss of or damage to the Property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or rights of way, (vi) any use, non-use or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or rights of way, (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (viii) any failure of the Property to be in compliance with any Legal Requirements, (ix) any and all third-party claims and demands whatsoever which may be asserted against an Indemnified Party by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease or other agreement relating to the Property, and (x) all Recourse Liabilities; provided however that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that the applicable indemnified liabilities arise from the gross negligence or illegal acts or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Legal Requirements to the payment and satisfaction of all such indemnified liabilities incurred by an Indemnified Party.
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(c)Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Party and Borrower and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or in addition to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
(d)The indemnifications made pursuant to this Section 5.1.15 shall continue indefinitely in full force and effect and shall survive and shall in no way be impaired by any of the following: (i) any satisfaction, release or other termination of this Agreement, the Security Instrument or any other Loan Document, (ii) any assignment or other transfer of all or any portion of this Agreement, the Security Instrument or any other Loan Document or Administrative Agent’s or Lender’s interest in the Property (but, in such case, such indemnifications shall benefit both the Indemnified Parties and any such assignee or transferee), (iii) any exercise of Administrative Agent’s or Lender’s rights and remedies pursuant hereto, under the Security Instrument or under any other Loan Document, including, but not limited to, foreclosure or acceptance of a deed in lieu of foreclosure, (iv) any exercise of any rights and remedies pursuant to this Agreement, the Note or any of the other Loan Documents, (v) any transfer of all or any portion of the Property (whether by Borrower or by Administrative Agent or Lender following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), (vi) any amendment to this Agreement, the Security Instrument, the Note or any other Loan Documents, and/or (vii) any act or omission that might otherwise be construed as a release or discharge of Borrower from the Obligations or any portion thereof. Notwithstanding the foregoing, in no event will Borrower’s indemnity under this Section 5.1.15 extend to events or occurrences Borrower proves in a nonappealable court of competent jurisdiction (or in an appealable court of competent jurisdiction if Administrative Agent irrevocably waives its right to an appeal thereof) first occurred after the date such Indemnified Parties took title to the Property, through a foreclosure, Administrative Agent’s or Lender’s acceptance of a deed in lieu of foreclosure or otherwise, so long as such Loss does not result from (i) any act or circumstance occurring prior to the date such Indemnified Parties took title to the Property through a foreclosure, Administrative Agent’s or Lender’s acceptance of a deed in lieu of foreclosure or otherwise (as applicable), or (ii) any act of Borrower or any of its agents, Affiliates or employees.
V.1.16.Post-Closing Obligations. Attached hereto as Schedule VIII is a list of specific requirements which must be satisfied by Borrower within the time period set forth opposite the description of such requirement. If said requirements are not satisfied within said time periods,
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the same shall constitute, at Administrative Agent’s option, an Event of Default. Borrower acknowledges and agrees that the Loan Documents are being executed at this time and the Loan is being disbursed without said requirements being satisfied on the express condition that such requirements be satisfied within the applicable time periods, and that the execution of the Loan Documents and funding of the Loan shall not constitute any waiver by Administrative Agent that such requirements have been met. For the avoidance of doubt, with respect to any obligation for which Borrower is required to use commercially reasonable efforts to satisfy the same pursuant to Schedule VIII the mere failure to timely obtain the applicable post-closing item shall not result in an Event of Default so long as Borrower uses commercially reasonable efforts to obtain the same.
V.1.17.Sanctions: Anti-Money Laundering: Anti-Corruption. The Restricted Parties, their respective Affiliates, and to Borrower’s knowledge, their agents and other Persons holding any direct or indirect ownership or beneficial interest in Borrower, shall comply with Sanctions and Anti-Money Laundering Laws and Anti-Corruption Laws and maintain in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions and Anti-Money Laundering Laws and Anti-Corruption Laws.
V.1.18.Hotel Matters.
(a)Franchise Agreements.
(i)Borrower shalt: (A) perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Franchise Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder at the time set forth therein, including any applicable cure periods; (B) promptly notify Administrative Agent of any material default under the Franchise Agreements of which it is aware; (C) promptly deliver to Administrative Agent a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Franchise Agreements, including, without limitation, any notice that Borrower is required to undertake any capital improvements or replace any FF&E; and (D) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under the Franchise Agreements, in a commercially reasonable manner. In the event that any Franchise Agreement expires or is terminated (without limiting any obligation of Borrower, if any, to obtain Administrative Agent’s consent to any termination prior to the expiration of the applicable term or modification of the Franchise Agreements in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.
(ii)If Borrower shall be in default under any Franchise Agreement or any Replacement Franchise Agreement entered into by Borrower pursuant to the terms and conditions hereof which could reasonably be expected to allow Franchisor to terminate the Franchise Agreement (without regard as to whether any applicable notice or cure periods have expired thereunder), then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations under the
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Loan Documents, but subject to the terms of any comfort letter, tri-party agreement or similar agreement then in effect and to which Administrative Agent is a party, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Borrower to be performed or observed. Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Franchisor shall deliver to Administrative Agent a copy of any notice sent to Borrower concerning a default under a Franchise Agreement, such notice shall constitute full protection to Administrative Agent and its designees for any action taken or omitted to be taken thereby in good faith, in reliance thereon. Any sums expended by Administrative Agent pursuant to this Section 5.1.18 shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand by Administrative Agent therefor.
(iii)Borrower shall promptly upon written request of Administrative Agent (but not more than once in any twelve (12) month period, unless an Event of Default exists, in which case the foregoing limitation shall not apply), use commercially reasonable efforts to obtain an estoppel certificate from each Franchisor stating that (A) the applicable Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither the Franchisor thereunder nor Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (C) neither such Franchisor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement, and (D) all sums due and payable to such Franchisor under the Franchise Agreement, have been paid in full.
(iv)Subject to the terms of any applicable comfort letter, tri-party agreement or similar agreement then in effect to which Administrative Agent is a party, if (A) Franchisor shall become the subject of a Bankruptcy Action, or (B) a default occurs under the Franchise Agreement on the part of the Franchisor, after the expiration of any applicable notice and/or cure period Borrower shall, at the request of Administrative Agent, but subject to the limitations and restrictions of any Bankruptcy Action and the rights of any Franchisor under any Franchise Agreement to arbitrate or mediate a default, terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement reasonably approved by Administrative Agent.
(b)Cooperation with Regard to Liquor Licenses. To the extent permitted by Legal Requirements, Borrower shall (and, if applicable, shall cause Manager and/or any applicable Affiliates to) execute and deliver to Administrative Agent such additional documents, instruments, certificates, assignments and other writings, and otherwise provide (and cause Manager and/or any applicable Affiliate to provide) such cooperation, in each case as may be necessary to transfer any liquor Licenses with respect to the Property into, or obtain the issuance of new liquor Licenses in, the name of Administrative Agent or its designee during the
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continuance of an Event of Default. Such cooperation shall include, without limitation, completing transfer requests, surrendering or cancelling any existing liquor Licenses, and making representatives of Borrower, Manager, and their Affiliates available for meetings with any applicable Governmental Authority in connection with the transfer or issuance of such liquor Licenses, subject in all instances to applicable Legal Requirements. Furthermore, neither Borrower nor any of its Affiliates shall intentionally hinder or interfere with the liquor License transfers or issuances made or contemplated by this Agreement, or with efforts of Administrative Agent or its successors and assigns to obtain temporary or permanent liquor Licenses. Effective during the existence of an Event of Default, Borrower hereby irrevocably appoints Administrative Agent as its agent and attorney-in-fact to execute all such documents and instruments as Administrative Agent shall require or deem advisable in order to cause the transfer or issuance of such liquor Licenses as Administrative Agent may require and to cause a cancellation of such existing liquor Licenses as Administrative Agent may require. The foregoing power of attorney is coupled with an interest and shall be irrevocable. In addition to all other remedies which Administrative Agent may have at law or in equity for the enforcement of the terms and provisions of this Agreement, Borrower expressly agrees that Administrative Agent shall have the right to bring an action in specific performance to enforce each and every term and provision of this Section 5.1.18.
V.1.19.Operating Leases.
Each Borrower shall:
(a)promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Operating Leases and do all things necessary to preserve and to keep unimpaired its rights thereunder;
(b)promptly notify Administrative Agent of any event of default under any Operating Lease;
(c)enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under the Operating Leases at the times set forth in such Operating Lease, including any relevant cure periods; and
(d)maintain each Operating Lease in full force and effect during the term of the Loan
V.1.20.Required Pay Down. Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall be required to prepay a principal portion of the Loan, in an amount equal to $1,500,000 on each of the Payment Dates in March, 2020, March, 2021, and, if Borrower has extended the Scheduled Maturity Date, on the Payment Date in March, 2022.
Section V.2.Negative Covenants. From the date hereof and until payment and performance in full of all Obligations in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent that it shalt not do, directly or indirectly, any of the following:
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V.2.1.Management Agreement. Borrower shall not, without Administrative Agent’s prior written consent: (a) surrender, terminate or cancel the Management Agreement; (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase the amount of any base management fees payable to Manager under the Management Agreement in excess of three percent (3%) of Revenues per annum or otherwise agree to pay any incentive fees (or similar compensation) to Manager in excess of amounts set forth in the Management Agreement as of the Closing Date or otherwise approved by Administrative Agent in writing; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect. Borrower shall not permit Manager to assign or subcontract Manager’s rights, duties or responsibilities under the Management Agreement to any other Person without the express written consent of Administrative Agent. Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.
V.2.2.Indebtedness. Borrower shall not (directly or indirectly) create, incur, assume, or allow to exist any Indebtedness with respect to Borrower, other than Permitted Indebtedness.
V.2.3.Leasing Matters.
(a)Without the prior written consent of Administrative Agent, not to be unreasonably withheld, Borrower shall not (i) enter into any Lease; (ii) cancel or terminate (including by exercise of any landlord recapture rights) any Lease; (iii) approve any assignment of any Lease that releases the original tenant from its obligations under such Lease, (iv) amend, modify or waive the provisions of any Lease; or (v) cancel or modify any guaranty, or release any security deposit, letter of credit, or other item constituting security pertaining to any Lease.
V.2.4.Alterations. Borrower shall not (a) commit or suffer any material waste of the Property, (b) make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or intentionally take any action that might invalidate or allow the cancellation of any Required Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of the Security Instrument or otherwise cause a Material Adverse Effect, (c) permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof, or (d) permit or cause any alterations to any Improvements that (i) would reasonably be likely to have a Material Adverse Effect, (ii) result in a decrease of annualized net operating income for the Property by two percent (2%) or more for a period of thirty (30) days or longer, (iii) violate the terms of any Lease, (iv) concern any structural component of any Improvements, any utility or HVAC system contained in the Improvements, or the exterior of any building constituting a part of any Improvements, or (v) cost, in the aggregate of all related alterations, Two Hundred Thousand and No/100ths Dollars ($200,000) or more; provided however that the foregoing limitations shall not apply to
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alterations consisting of (A) tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (B) any Immediate Repairs, (C) any Project Expenditures, or (D) alterations performed as part of a Restoration required hereunder. Without limiting the foregoing, if the total unpaid amounts due and payable with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases, and other than with respect to the alterations described in the foregoing clauses (A) though ID)) shall at any time exceed Four Hundred Thousand and No/100ths Dollars ($400,000), Borrower shall promptly deliver to Administrative Agent as security for the payment of such amounts (and as additional security for the Debt) cash, a Letter of Credit, or a completion and performance bond (issued by a surety acceptable to Administrative Agent) (or a combination thereof), in an amount equal to the excess of the total unpaid amounts with respect to such alterations (other than such amounts to be paid or reimbursed by tenants under the Leases), and Administrative Agent may apply such security from time to time at the option of Administrative Agent to pay for such alterations (or, upon an Event of Default, to the payment of the Debt). If the Deemed Approval Requirements set forth herein are fully satisfied in connection with Borrower’s request for Administrative Agent’s approval with respect to a matter pursuant to this Section 5.2.4, Administrative Agent’s approval shall be deemed given with respect to such matter.
V.2.5.Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
V.2.6.Zoning; Restrictive Covenants: Assessments. Without the prior consent of Administrative Agent, Borrower shall not (a) initiate or consent to any subdivision or condominiumization of the Property or any portion thereof, or zoning reclassification of any portion of the Property, or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manlier that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule, or regulation, (b) fail to exercise any option or right to renew or extend the term of any easements or restrictive covenants benefitting the Property, the failure of which could reasonably be expected to have a Material Adverse Effect (if applicable) (and if Borrower shall fail to exercise any such option or right as aforesaid, Administrative Agent may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Administrative Agent’s own name or in the name of and on behalf of a nominee of Administrative Agent, as Administrative Agent may determine in the exercise of its sole and absolute discretion), (c) waive, excuse, condone or in any way release or discharge any party to any such easement or restrictive covenants of or from their material obligations, covenant and/or conditions under any such restrictive covenants, (d) surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of or change, modify or amend in a material or adverse manner, any easement or restrictive covenants affecting the Property, or (e) suffer, permit or initiate the joint assessment of all or any portion of the Property (i) with any other real property constituting a tax lot separate from the Property, or (ii) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby
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the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
V.2.7.Reserved.
V.2.8.Organization; Compliance with Legal Requirements: Special Purpose Entity. Borrower shall not: (a) change its principal place of business or state of organization without first giving Administrative Agent thirty (30) days’ prior notice; (b) violate (and shall take commercially reasonable efforts to prevent any other Person in occupancy of or involved with the operation or use of the Property to violate) any Legal Requirements, (c) fail to cause any of the representations and warranties contained in Section 4.21 hereof to be true in any material respect at any time; (d) fail to be a Special Purpose Entity; (e) remove or replace any Independent Director or Independent Manager except for Cause, and in any event not without providing at least five (5) Business Days’ advance written notice thereof to Administrative Agent; (f) to the fullest extent permitted by applicable Legal Requirements, engage in any dissolution, liquidation, or consolidation or merger with or into any other business entity; (g) modify, amend, waive or terminate its organizational documents; (h) fail to maintain qualification to do business in any jurisdiction to the extent the same is required for the ownership, maintenance, management and operation of the Property; or (i) cease to operate the Property in the manner in which it is presently being operated (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation), or change the trade name or names under which it operates the Property unless such change is in accordance with a Replacement Franchise Agreement entered into pursuant to the provisions of this Agreement.
V.2.9.ERISA. Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA, or otherwise cause Borrower to be unable to make the representations contained in Section 4.21(8 and (g) hereof. Borrower further covenants and agrees to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Administrative Agent in its reasonable discretion, that (a) the representations contained in Section 4.21(1) and f g) hereof are true and correct as of the date of such certification, and (b) one or more of the following circumstances is true: (i) ownership interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R §2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of ownership interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R §2510.3-101(f)(2); (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R §2510.3-101(e) or (e); or (iv) the assets of Borrower are not otherwise “plan assets” (within the meaning of 29 C.F.R. §2510.3-101) of one or more “employee benefit plans” (as defined in §3(3) of ERISA) subject to Title I of ERISA.
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V.2.10.Transfers.
(a)Borrower shall not, and shall not permit to occur, any Transfer (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of the Property, any part thereof, or any legal or beneficial interest therein, or any direct or indirect ownership interest in any Restricted Party, or any change of Control of a Restricted Party, in each case, other than Permitted Transfers, which shall be permitted without Administrative Agent’s consent (but subject to the satisfaction of the terms and conditions of this Section 5.2.10). Borrower shall give Administrative Agent written notice of any Transfer, together with copies of all instruments effecting such Transfer, and certificate of Borrower certifying that the requirements of this Agreement have been satisfied, not less than ten (10) Business Days prior to the date of such Transfer (other than with respect to Transfers described in clause (c) of the definition of Permitted Transfer, notice of which shall be delivered not more than thirty (30) days after such Transfer). If any such Transfer results in a Person owning more than forty-nine percent (49%) of the direct or indirect interests in Borrower that did not own such amount prior to such Transfer or results in a change of Control of Borrower, then Borrower shall deliver to Administrative Agent a substantive consolidation opinion in form and content acceptable to Administrative Agent. Borrower shall reimburse Administrative Agent for all of its reasonable expenses incurred by Administrative Agent and Lender in connection with any Transfer. Neither Administrative Agent nor Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Agreement. This Section 5.2.10 shall apply to every such Transfer regardless of whether voluntary or not, or whether or not Administrative Agent has consented to any previous such Transfer. Borrower acknowledges that Administrative Agent and Lender have examined and relied on the experience of Borrower and its direct and indirect owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on such Persons’ ownership of Borrower and the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Obligations contained in the Loan Documents. Borrower acknowledges that Administrative Agent and Lender have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Obligations, Administrative Agent and Lender can recover the Debt by a sale of the Property.
(b)In the event that Borrower desires to sell the Property to another party and have such party assume all of Borrower’s obligations under the Loan Documents, or cause a sale of direct or indirect ownership interests in Borrower that results in a change of Control of Borrower, or in the event Borrower requests Administrative Agent’s approval for a Transfer or change of Control that is not otherwise permitted hereunder, Borrower may make a written application to Administrative Agent for Administrative Agent’s consent thereto, and the following terms and conditions shall apply: (i) Borrower shall pay to Administrative Agent a non-refundable review fee in the amount of 510,000 (payable upon Borrower’s request for approval); (ii) Borrower shall pay on demand all of the out-of-pocket costs and expenses incurred by Administrative Agent and Lender in connection with its review such request (including Administrative Agent’s and Lender’s attorneys’ fees and expenses) regardless as to whether such request is approved; (iii)
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Administrative Agent may grant or withhold its consent to such request in its sole and absolute discretion, and may condition such consent on the satisfaction of such requirements as Administrative Agent may determine, including (A) the transferee (or Borrower after the Transfer of a Controlling interest therein) shall be Controlled by a reputable entity or person of good character, creditworthy, with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information requested by Administrative Agent, (B) an assumption of this Agreement and the other Loan Documents (or, in the case of a Transfer of the Controlling interest in Borrower, such reaffirmations of this Agreement and the other Loan Documents) as so modified as Administrative Agent may require, (C) the payment of an assumption fee equal to one percent (1.00%) of the Outstanding Principal Balance, (D) the proposed transferee (or Borrower after the Transfer of a Controlling interest therein) can make (and shall be deemed to have made) the representations and warranties of Borrower set forth herein, (E) the delivery of evidence satisfactory to Administrative Agent that the single purpose nature and bankruptcy remoteness of transferee (or Borrower after the Transfer of a Controlling interest therein) following such transfers are in accordance with the then current standards of Administrative Agent, (F) one or more substitute Person(s) acceptable to Administrative Agent shall have executed and delivered to Administrative Agent a guaranty and an environmental indemnity agreement in substantially the same form as the Guaranty and the Environmental Indemnity executed by Guarantor in connection herewith, (G) the delivery to Administrative Agent of opinions in form and substance satisfactory to Administrative Agent as to substantially the same matters for which opinions were required in connection with the origination of the Loan, including an opinion concerning substantive consolidation if one was delivered in connection with the closing of the Loan, (H) delivery to Administrative Agent of an endorsement to the Title Insurance Policy in form and substance acceptable to Administrative Agent relating to, among other things, the change in the identity of the vestee and execution and delivery of the documents required herein and the continuing priority of the Security Instrument and the continuing effect of the title insurance and all endorsements thereto, and (I) such other conditions as Administrative Agent shall reasonably determine.
V.2.11.Hotel Matters.
(a)Franchise Agreement. Borrower shall not, without Administrative Agent’s prior written consent: (i) surrender, terminate or cancel any Franchise Agreement; (ii) reduce or consent to the reduction of, or increase or extend or consent to the increase or extension of, the term of any Franchise Agreement; (iii) increase or consent to the increase of the amount of any material charges or fees under any Franchise Agreement; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies, or increase its obligations, under, any Franchise Agreement in any material respect; or (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under any Franchise Agreement (or any successor franchise agreement) if such default permits the franchisor to terminate or cancel a Franchise Agreement (or any successor franchise agreement). Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Franchise Agreement without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.
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(b)Labor Matters. Except as may be required by Legal Requirements applicable to Borrower or the Property, Borrower shall not enter into or otherwise permit the Property to be affected by any collective bargaining agreements (or modify any collective bargaining agreements in effect as of the date hereof or subsequently approved by Administrative Agent) with employees at the Property without the prior written consent of Administrative Agent.
(c)Trade Names; Franchise Agreements. Borrower shall not change the trade name or names under which it operates any Property as of the Closing Date, nor enter into a franchise agreement with respect to any Property pursuant to which the Property will be operated under a franchised name, without Administrative Agent’s prior written consent, not to be unreasonably withheld.
(d)Hotel Budget. Borrower shall not approve (or otherwise cause to be in effect as between Borrower and Manager) any operating, capital, or other expense budget pursuant to the terms and conditions of any Management Agreement unless such budget is consistent in all material respects with the Approved Annual Budget in effect pursuant to this Agreement.
V.2.12.Mezzanine Loan Matters.
(a)Notices. Borrower shall deliver to Administrative Agent, promptly after the receipt or delivery, a copy of any notice of default received or sent by Mezzanine Borrower with respect to the Mezzanine Loan and of any other material written correspondence (including electronically transmitted items) given or received by Mezzanine Borrower or Guarantor to or from the Mezzanine Loan Administrative Agent or its agents.
(b)Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mezzanine Loan Administrative Agent, such consent or approval shall not be binding or controlling on Administrative Agent or Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mezzanine Lender in making the Mezzanine Loan are different from the risks of Administrative Agent in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mezzanine Loan Administrative Agent and Administrative Agent may reasonably reach different conclusions, and (iii) Administrative Agent has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Administrative Agent of a requested consent or approval in compliance with the standards of such consent set forth herein shall not create any liability or other obligation of Administrative Agent if the denial of such consent or approval results directly or indirectly in a default under the Mezzanine Loan Documents, and Borrower hereby waives any claim of liability against Administrative Agent arising from any such denial unless Administrative Agent has not complied with any applicable standard for consent. The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Administrative Agent.
(c)Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Administrative Agent and Mezzanine Loan Administrative Agent will be solely for the benefit of Administrative Agent and Mezzanine Loan
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Administrative Agent, and that neither Borrower nor Mezzanine Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Administrative Agent and Mezzanine Loan Administrative Agent have no obligation to disclose to Borrower or Mezzanine Borrower the contents of any such intercreditor agreement. Borrower’s obligations hereunder arc and will be independent of any such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.
V.2.13.Sanctions: Anti-Money Laundering: Anti-Corruption.
(a)At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, no Restricted Party, no Affiliate of any Restricted Party, and, to the Borrower’s knowledge, no agent of the foregoing or other Person holding any direct or indirect ownership or beneficial interest in Borrower or its funds or other assets (a) shall be a Designated Person, (b) shall be located, organized, resident or have a place of business in a Designated Jurisdiction, (c) shall be a Person with whom Administrative Agent or any Lender is restricted from doing business under Sanctions and Anti-Money Laundering Laws, (d) shall engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any Sanctions and Anti-Money Laundering Laws or (e) otherwise violate Sanctions and Anti-Money Laundering Laws, and Borrower shall not engage in any dealings or transactions or otherwise be associated with such Persons. Borrower covenants and agrees that in the event Borrower receives any notice of any of the foregoing, Borrower shall promptly notify Administrative Agent.
(b)Borrower will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws, (ii) to fund any activities or business of or with any Designated Person, or in any Designated Jurisdiction, or (iii) in any other manner that would violate Sanctions and Anti-Money Laundering Laws by any Person. The Restricted Parties shall not make any repayment of the Debt out of proceeds derived from a transaction that would be prohibited under applicable Sanctions and Anti-Money Laundering Laws.
(c)To help the US Government fight the funding of terrorism and money laundering activities, The Sanctions and Anti-Money Laundering Laws require Administrative Agent and Lenders to obtain, verify and record information that identifies its customers. Upon the request of Administrative Agent, Borrower shall provide Administrative Agent and each Lender with any additional information that Administrative Agent or any Lender deems necessary from time to time in order to ensure compliance with this Section 5.2.13 and with Sanctions and Anti-Money Laundering Laws and any other applicable Legal Requirements concerning sanctions, terrorism, anti-corruption, money-laundering and similar activities, and shall re-make the representations contained in Section 4.22 hereof.
V.2.14.HVCRE Matters. Notwithstanding anything herein to the contrary, Borrower shall not make any distribution of cash or other property to its constituent direct and indirect owners
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which could cause the Loan to be classified as an HVCRE Loan, and in any event shall at all times maintain sufficient cash equity invested in the Property to ensure that the Loan is not categorized as an HVCRE Loan. Within twenty (20) Business Days after Administrative Agent’s request Borrower shall provide to Administrative Agent a certification in form and substance acceptable to Administrative Agent setting forth in reasonable detail Borrower’s compliance with the foregoing requirements and provide documentation in support thereof if requested by Administrative Agent.
Article VI

EVENTS OF DEFAULT: REMEDIES: EXCULPATION
Section VI.1.Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(a)if (i) any payment of principal or interest due with respect to the Loan is not paid on the Payment Date when due, or (ii) the entire Debt is not paid in full on the Maturity Date, or (iii) any payment required to be made to a Reserve Account under this Agreement is not paid on the Payment Date when due, or (iv) any other monetary sum required to be paid hereunder or under any other Loan Document is not paid within ten (10) days after written demand from Administrative Agent (in each case with respect to the foregoing unless such failure results from Administrative Agent failing to timely apply, or instruct its Servicer to apply, funds held by Administrative Agent or such Servicer specifically to pay such amount due in accordance with the terms and conditions of this Agreement);
(b)if any of the Property Taxes or other liens or charges against the Property are not paid prior to delinquency (unless the same are being contested by Borrower in accordance with the terms and conditions of this Agreement, or unless such failure results from Administrative Agent failing to timely pay, or instruct its Servicer to pay, Property Taxes when required hereunder, to the extent sufficient funds are then held in the Tax Reserve Account);
(c)if the Required Policies are not kept in full force and effect pursuant to the terms hereof (unless such failure results from Administrative Agent failing to timely pay, or instruct its Servicer to pay, such premiums when required hereunder, to the extent sufficient funds are then held in the Insurance Reserve Account);
(d)the occurrence of a Transfer or change of Control of a Restricted Party in violation of Section 5.2.10 hereof;
(e)if (i) any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document as of the date such representation or warranty was made or is deemed to have been remade is, or (ii) any financial statement, report, certificate or other instrument, agreement or document furnished to Administrative Agent by or on behalf of Borrower or Guarantor after the date hereof shall have been (or contained statements or information that is), false or misleading in any material respect as of the date the same was delivered, unless with respect to the foregoing misrepresentations or false or misleading
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information (each a “Misrepresentation”) (A) such Misrepresentation was not knowingly or intentionally made, (B) Lender has suffered no material Loss on account thereof (or Borrower shall have reimbursed Lender for the amount of such Loss) nor has the same resulted in a Material Adverse Effect, (C) such Misrepresentation can be cured (meaning that the facts and circumstances underlying the applicable Misrepresentation can be changed such that the applicable representation or information as made or delivered will be true and correct), and (D) such Misrepresentation has been so cured within thirty (30) days after the earlier of (1) the date on which Borrower first has actual knowledge that such Misrepresentation exists, and (2) the date on which Administrative Agent first notifies Borrower that such Misrepresentation exists;
(f)if a Bankruptcy Action occurs with respect to Borrower or Guarantor; provided however if such Bankruptcy Action was involuntary and not consented to by such Person, the same shalt constitute an Event of Default hereunder only upon the same not being discharged, stayed or dismissed within ninety (90) days;
(g)if Borrower fails to be a Special Purpose Entity, or if any of the assumptions contained in any opinion concerning substantive consolidation delivered to Administrative Agent in connection with the Loan fail to be true and correct in any material respect; provided however, the same shall not be an Event of Default if (i) such breach was inadvertent and non-recurring, (ii) such breach is not reasonably expected to have a Material Adverse Effect, (iii) Borrower cures such breach within ten (10) Business Days of the earlier to occur of (A) Borrower obtaining actual knowledge of same, and (B) notice from Administrative Agent, and (iv) within thirty (30) days of the request by Administrative Agent, Borrower shall cause counsel to Borrower to deliver an opinion of counsel opining that Borrower and its assets will not be consolidated into or with any other Person or such Person’s Bankruptcy Action regardless as to the existence of such breach, which opinion shall be acceptable to Administrative Agent;
(h)if Borrower breaches any of the negative covenants contained in Section 5.2 hereof; provided, however the same shall not be an Event of Default if (i) such breach was not knowingly or intentionally made, (ii) Lender has suffered no material Loss on account thereof (or Borrower shall have reimbursed Lender for the amount of such Loss) nor has the same resulted in a Material Adverse Effect, (iii) such breach can be cured, and (iv) such breach has been so cured within thirty (30) days after the earlier of (A) the date on which Borrower first has actual knowledge that such breach exists, and (B) the date on which Administrative Agent first notifies Borrower that such breach exists);
(i)if Borrower breaches any of its covenants contained in Section 5.1.6 hereof and such breach continues for a period of ten (10) Business Days following Administrative Agent’s notice to Borrower of the same;
(j)if Guarantor breaches any of its net worth or liquidity requirements under the Loan Documents;
(k)if Borrower fails to terminate any applicable Management Agreement if requested by Administrative Agent (when Administrative Agent has the right to so require a termination of
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the Management Agreement pursuant to this Agreement) within five (5) Business Days’ after Administrative Agent’s request therefor;
(l)if a default has occurred and continues beyond any applicable cure period under any Franchise Agreement if such default permits the Franchisor thereunder to terminate or cancel the applicable Franchise Agreement, or if Borrower allows or permits the term of any Franchise Agreement to expire or lapse (unless a replacement Franchise Agreement has been entered into in accordance with the terms and conditions of this Agreement);
(m)if a default has occurred and continues beyond any applicable cure period under any Management Agreement if such default permits the Manager thereunder to terminate or cancel the applicable Management Agreement, or if Borrower allows or permits the term of the Management Agreement to expire or lapse (unless a replacement Management Agreement has been entered into in accordance with the terms and conditions of this Agreement);
(n)if Borrower ceases to do business as a hotel at any Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovation or restoration of the applicable Property in connection with the renovations or restorations following a Casualty or Condemnation);
(o)there shall occur any default under any Operating Lease, in the observance or performance of any material term, covenant or condition of such Operating Lease and said default is not cured following the expiration of any applicable grace and notice periods therein provided or if the leasehold estate created by any Operating Lease shall be surrendered or if any Operating Lease shall cease to be in full force and effect or any Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of any Operating Lease shall be in any manner modified, changed, supplemented, altered or amended without Administrative Agent’s prior written consent, not to be unreasonably withheld;
(p)the occurrence of any prepayment of the Mezzanine Loan Outstanding Principal Balance without the Loan being repaid concurrently therewith on a pro rata basis (based on the respective Outstanding Principal Balance and the Mezzanine Loan Outstanding Principal Balance) in accordance with (and subject to) the requirements of this Agreement;
(q)if there shall exist an “Event of Default” under and as defined in any other Loan Document, or with respect to any term, covenant or provision set forth in the Loan Documents which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period; and
(r)if a Default not specified in the clauses enumerated above continues to exist for ten (10) days after notice to Borrower from Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Administrative Agent in the case of any other Default; provided, however that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30)
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day period and provided further that Borrower or Guarantor (as applicable) shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
Section VI.2.Remedies.
(a)During the continuance of an Event of Default, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Administrative Agent may, at its election, take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Debt to be immediately due and payable, and Administrative Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; provided that during the continuance of any Event of Default described in Section 6.1(f) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
(b)During the continuance of an Event of Default, all or any one or more of the rights, powers. privileges and other remedies available to Administrative Agent or Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent or Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default exists (i) Administrative Agent shall not be subject to any “one action” or “election of remedies” law or rule, (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Property and the hen created by the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full, (iii) Administrative Agent may, in its sole discretion, without impairing or otherwise affecting any other rights and remedies of Administrative Agent hereunder, at law or in equity, apply (ex parte or otherwise on an emergency or expedited basis, if elected by Administrative Agent), for the appointment of a custodian, trustee, receiver, keeper, liquidator or conservator of the Property or any part thereof, irrespective of the adequacy of the security for the Debt and without regard to the solvency of Borrower or of any Person liable for the payment of the Debt, to which appointment Borrower
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does hereby consent and such receiver or other official shall have all rights and powers permitted by applicable Legal Requirements and such other rights and powers as the court making such appointment may confer, but the appointment of such receiver or other official shall not impair or in any manner prejudice the rights of Administrative Agent to receive the Revenues with respect to the Property pursuant to this Agreement or any other Loan Document, and (iv) Administrative Agent may draw on any Letter of Credit delivered to Administrative Agent in connection with the Loan and apply such funds to the Debt, or hold the same as collateral for the Debt, in Administrative Agent’s sole discretion.
(c)Lender and Administrative Agent shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender and Administrative Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Administrative Agent from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power. The costs or expenses incurred in connection with the preparation, execution, recording or filing of the foregoing Loan Documents (and amendments thereto) shall be paid by Borrower.
(d)With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent or Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Administrative Agent may seek satisfaction out of the Property. or any part thereof, in its absolute discretion in respect of the Debt. Except as limited by applicable Legal Requirements, Administrative Agent shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Administrative Agent, including the following circumstances: (i) during the continuance of an Event of Default in the payment of one or more scheduled payments of principal and/or interest, Administrative Agent may foreclose the Security Instrument to recover such delinquent payments, or (ii) during the continuance of an Event of Default, in the event Administrative Agent elects to accelerate less than the entire Debt, Administrative Agent may foreclose the Security Instrument to recover so much of the Debt as Administrative Agent may accelerate and such other sums secured by the Security Instrument as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
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(e)In addition to all remedies conferred it by law and by the terms of this Agreement and the other Loan Documents, during the continuance of an Event of Default, Administrative Agent may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrower and any Guarantor: (i) take possession of the Property and complete any construction work at the Property, including the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect the Property from injury (and without restricting the generality of the foregoing and for the purposes aforesaid to be exercised during the existence and continuance of an Event of Default, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution to complete any construction work at the Property in the name of Borrower); (ii) use amounts in the Reserve Accounts to complete any construction work at the Property; (iii) make changes to the plans and specifications which shall be necessary or desirable to complete any construction work at the Property in substantially the manner contemplated by such plans and specifications; (iv) retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property, or as may be necessary or desirable for the completion of any construction work at the Property or for the clearance of title to the Property; (v) execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) prosecute and defend all actions or proceedings in connection with any construction work at the Property; and (vii) take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.
(f)Any amounts recovered from the Property or any other collateral for the Loan during the existence of an Event of Default may be applied by Administrative Agent toward the payment of the Debt in such order, priority and proportions as Administrative Agent determines.
(g)The rights, powers and remedies of Administrative Agent and Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent or Lender may have against Borrower or Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion.
(h)During the existence of an Event of Default, Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or under the other Loan Documents or being deemed to have cured any Event of Default, make, do or perform any obligation of Borrower hereunder or under the other Loan Documents in such manner and to such extent as Administrative Agent may deem necessary (which, for the avoidance of doubt shall include curing any default under or breach of the Management Agreement or Franchise Agreement,
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regardless of whether a Default or Event of Default exists hereunder). Administrative Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes. All out-of-pocket costs and expenses incurred by Administrative Agent or Lender in remedying or attempting to remedy such Event of Default or such other breach or default by Borrower or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate from the date such costs and expenses were incurred to the date reimbursement payment is received by Administrative Agent. All such costs and expenses incurred by Administrative Agent and Lender, together with interest thereon calculated at the Default Rate, shall be deemed to constitute a portion of the Obligations, shall be secured by the liens and security interests provided to Administrative Agent under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.
(i)Upon the occurrence of any Event of Default (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Administrative Agent shall accept payment or performance of the defaulted obligation or shall execute and deliver a written confirmation that such Event of Default has ceased to continue. Administrative Agent shall not be obligated under any circumstances whatsoever to accept such payment or performance or execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in this Agreement or elsewhere in the Loan Documents to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.
Section VI.3.Limitation on Remedies.
(a)Exculpation. Subject to the qualifications set forth in this Section 6.3, Administrative Agent shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Notes, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, or its direct or indirect owners (other than pursuant to any separate agreement, indemnity or guaranty, including pursuant to the Guaranty and the Environmental Indemnity), except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent to enforce and realize upon its interest under the Notes, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Revenues, or any other collateral given to Administrative Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment awarded in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Revenues and in any other collateral given to Administrative Agent as collateral security for the Debt, and Administrative Agent, without limitation of the foregoing and in addition thereto, agrees for itself and its successors and assigns that it and its successors and assigns shall not sue
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for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Notes, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 6.3(a) shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any separate agreement, indemnity or guaranty (including the Guaranty and the Environmental Indemnity), or any of the rights and remedies of Administrative Agent or Lender thereunder; (iv) impair the right of Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; or (vi) constitute a prohibition against Administrative Agent seeking a deficiency judgment against Borrower not otherwise prohibited by this Section 6.3(a) in order to fully realize the security granted by the Security Instrument or commencing any other appropriate action or proceeding in order for Administrative Agent to exercise its remedies against the Property, provided, that, the liability and obligation of Borrower in connection with any such deficiency action shall be limited (Y) to the Recourse Liabilities and (Z) if a Springing Recourse Event has occurred, to the Debt.
(b)Recourse for Losses. Nothing contained in this Agreement or any of the other Loan Documents shall in any manner or way release, affect or impair the right of Administrative Agent to recover, and Borrower shall be fully and personally liable for and subject to legal action to the extent of, any Losses actually suffered or incurred by Administrative Agent and/or Lender arising out of or in connection with the following (all such liability and obligation for any or all of the following being referred to herein as the “Recourse Liabilities”):
(i)fraud, intentional misrepresentation, or intentional failure to disclose a material fact concerning the Property, Borrower, Guarantor, or the Loan by any of the Borrower Parties;
(ii)willful misconduct or illegal acts of any of the Borrower Parties;
(iii)intentional material physical waste of the Property by any Borrower Party or any Person at the direction of any of the foregoing; provided, however, Borrower shall have no liability under this subsection (b)(iii) if sufficient revenues are not available to Borrower from the Property to prevent such material physical waste;
(iv)the removal or disposal of any portion of the Property during the existence of an Event of Default in violation of this Agreement unless such Property is promptly replaced with property of equivalent value and functionality if reasonably necessary or which is no longer necessary in connection with the operation of the Property;
(v)the misappropriation, conversion, or application in a manner prohibited by the Loan Documents by or on behalf of any Borrower Party of (A) any insurance proceeds, (B) any condemnation proceeds, (C) any funds disbursed from the Reserve Accounts, or (D) any Revenues;
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(vi)failure to pay charges for labor or materials or other charges that create a lien on any portion of the Property (not including liens relating to capital improvements that were specifically approved by Administrative Agent and for which either (A) Administrative Agent did not require that Borrower deposit funds with Administrative Agent sufficient to pay for such work, or (B) sufficient amounts have been deposited with Administrative Agent to specifically pay for such work);
(vii)any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Administrative Agent upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases or the same relate to hotel bookings that have actually occurred (or with respect to which the booking deposit has been forfeited) prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof and permitted hereunder;
(viii)failure of Borrower to purchase and maintain any Interest Rate Cap Agreement as required pursuant to this Agreement;
(ix)Borrower’s failure to obtain and maintain the fully paid for Required Policies in accordance with Section 5.1.11 attributable to the time that Borrower owns the Property (provided that Borrower shall not have liability pursuant to this clause (ix) to the extent that (A) the Property fails to generate sufficient Revenue during the prior twelve (12) month period to pay such Required Policies or (B) sufficient amounts have been deposited with Administrative Agent to specifically pay the same);
(x)Borrower’s failure to pay all Property Taxes attributable to the time that Borrower owns the Property prior to the same becoming delinquent (provided that Borrower shall not have liability pursuant to this clause (x) to the extent that (A) the Property fails to generate sufficient Revenue during the prior twelve (12) month period to pay such Property Taxes or (B) sufficient amounts have been deposited with Administrative Agent to specifically pay the same);
(xi)the failure of Borrower to be a Special Purpose Entity;
(xii)(A) any unamortized “Key Money” required to be repaid under any Franchise Agreement or (B) any termination payment, liquidated damages, or other fees or charges payable pursuant to any Franchise Agreement in the event that Administrative Agent elects to terminate a Franchise Agreement in connection with any foreclosure, transfer-in-lieu or other realization on the Property;
(xiii)the occurrence of any Transfer in violation of this Agreement;
(xiv)Borrower’s failure to pay any and all documentary stamp, non-recurring intangible personal property, transfer, recordation or other taxes imposed at any time by the State of Florida or the county in Florida in which the Security Instrument is recorded, relating to the Security Instrument or any of the other Loan Documents; and/or
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(xv)the failure of the individual Property commonly known as the St. Petersburg, Florida Marriott to be in compliance with any local zoning ordinance of the City of Pinellas Park due to the number of rooms being utilized at the hotel exceeding the permitted number of rooms (but excluding any Loss related to the right to use the current number of rooms following a Casualty).
(c)Full Recourse. Notwithstanding anything to the contrary in this Agreement, the Notes or any of the Loan Documents, Administrative Agent shall not be deemed to have waived any right which Administrative Agent may have under Section 506(a), 506(h), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents. and the Debt shall be fully recourse to Borrower in the event of any of the following (each, a “Springing Recourse Event”);
(i)Borrower (A) filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (B) making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (other than in writing to Administrative Agent, or as may be required by law in connection with any legal proceeding), its insolvency or inability to pay its debts as they become due;
(ii)Any Borrower Party colluding with or otherwise assisting in, or soliciting or causing to be solicited petitioning creditors for, or consenting to, acquiescing (in writing) in, or joining in (A) any involuntary petition filed against Borrower, by any Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (B) an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or all or any portion of the Property (other than an application by Administrative Agent in connection with the enforcement of Administrative Agent’s remedies under the Loan Documents) (it being acknowledged that the mew failure to oppose or defend an involuntary petition where no meritorious defense exists shall not be deemed acquiescing for purposes hereof);
(iii)the failure of Borrower to be a Special Purpose Entity, if such failure is cited as a material factor in any order for substantive consolidation of Borrower with any other Person;
(iv)the occurrence of a Transfer in violation of this Agreement; provided, however, the foregoing shall not apply to any Transfer resulting directly and solely from a condemnation, the filing of a mechanic’s lien affidavit or entering into a Lease;
(v)the incurrence by Borrower of any Indebtedness in violation of this Agreement;
(vi)if any Borrower Party, in any judicial or quasi-judicial case, action or proceeding contests (or any Borrower Party colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest) the validity or enforceability of the Loan Documents or contests or intentionally hinders, delays or obstructs (or any Borrower Party colludes with or otherwise assists any other Person, or solicits or causes to be solicited any
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other Person to contest, hinder, delay or obstruct) the pursuit of any rights or remedies by Administrative Agent (including the commencement and/or prosecution of a foreclosure action, judicial or non-judicial, the appointment of a receiver for the Property or any portion thereof or any enforcement of the terms of the Assignment of Leases), unless a court of competent jurisdiction finds that such actions by any such Borrower Party were undertaken in good faith, and were not based on a frivolous or meritless position; or
(vii)if any Borrower Party shall make a counterclaim against Administrative Agent, a Lender, Servicer or their Affiliates in violation of Section 8.14 hereof; or
(viii)the modification or termination of any Franchise Agreement in violation hereof.
Article VII

SECONDARY MARKET TRANSACTIONS; SERVICING
Section VII.1.Secondary Market Transactions. Borrower acknowledges and agrees that any Lender may (a) sell, transfer, pledge, and/or encumber all or any portion of the Loan and the Loan Documents, (b) grant or issue one or more participations therein, and/or (c) consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include all or any portion of the Loan and the Loan Documents (a “Securitization”, and together with any other such sales, transfers, and/or participations described in the foregoing clauses, and any Special Mezzanine Loan Advance, collectively, a “Secondary Market Transaction”).
Section VII.2.Borrower Cooperation.
(a)In connection with any Secondary Market Transaction, Borrower shall execute and deliver to Administrative Agent such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, provide a non-consolidation opinion to Administrative Agent in a form reasonably acceptable to Administrative Agent, and participate in such meetings and discussions, in each case that are necessary to facilitate the consummation of each Secondary Market Transaction, including executing and delivering such documents and agreements (and deliver such opinions of counsel with respect thereto as Administrative Agent may require) necessary to (i) restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes), issue additional or replacement Notes, and/or reduce the number of Notes, and/or (ii) restructure the Loan into a mortgage loan and one or more mezzanine loans (to be made to one or more Special Purpose Entities that will be the direct and/or indirect owners of the ownership interests in Borrower, and secured by a pledge of such ownership interests, in each case including that such notes and/or mezzanine loans), and/or (iii) establish different interest rates with respect to, and reallocate the amortization and principal balances applicable to, each note or tranche of the Loan, and/or (iv) assign to each such note or tranche or to each tranche of the restructured Loan such order of priority as may be designated by Administrative Agent, and/or (v) modify any operative
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dates within the Loan Documents (including the Payment Date and the Interest Period); provided, however that (A) the aggregate principal amount of all such notes or tranches as of their date of creation shall equal the Outstanding Principal Balance immediately prior to their creation, (B) the weighted average interest rate of all such notes or tranches shall on the date created equal the interest rate that was applicable to the Loan immediately prior to the creation of such notes or tranches, (C) the debt service payments on all such notes or tranches shall on the date they are created equal the debt service payment that was due under the Loan immediately prior to the creation of such notes or tranches, (D) no such amendment to the Loan Documents shall decrease in any material manner the rights of Borrower or Guarantor under the Loan Documents, or result in any additional material liability or material obligation to Borrower or Guarantor under the Loan Documents (except to the extent related to having different interest rates apply to the notes or tranches upon partial paydown thereof following the occurrence of an Event of Default, or the extent related to having separate mortgage and mezzanine loans); it being further agreed that the mere reduction of the Outstanding Principal Balance and commensurate increases in the Mezzanine Loan Outstanding Principal Balance shall not be deemed to violate this clause (D) so long as the requirements of clauses (A), (B), and (C) above arc satisfied, and (E) no such amendment described in clause (v) above shall be effective sooner than thirty (30) days after notice thereof from Administrative Agent, nor shall it cause the Maturity Date to be all earlier date. In connection with the creation of any mezzanine loan as described above, Borrower shall cause the formation of one or more Special Purpose Entities as required by Administrative Agent in order to serve as the borrower under any such mezzanine loan (and the applicable organizational documents of Borrower and such new entity shall be acceptable to Administrative Agent in form and content), and Borrower shall deliver to Administrative Agent a “UCC-9” insurance policy and a mezzanine endorsement to the owner’s policy of title insurance held by Borrower, and such opinions of legal counsel as Administrative Agent may require. If Borrower fails to cooperate with Administrative Agent within ten (10) Business Days of written request by Administrative Agent, Administrative Agent is hereby appointed as Borrower’s attorney in fact, coupled with an interest, to execute any and all documents necessary to accomplish such modifications (but in any event the Loan Documents shall be deemed to have been modified to incorporate any such modifications as Administrative Agent may so notify Borrower of in writing) and at Administrative Agent’s option, declare such failure to be an Event of Default.
(b)At the request of Administrative Agent, Borrower shall provide such reasonable information regarding Borrower, the Guarantor or the Property which is not in the possession of Administrative Agent or which may be required by Administrative Agent in order to satisfy the market standards to which Administrative Agent or Lender customarily adheres or which may be required by prospective investors and/or the Rating Agencies or required by applicable Legal Requirements in connection with any such Secondary Market Transaction, including to: (i) provide additional and/or updated information concerning Borrower, Guarantor, Manager, or the Property, together with appropriate verification and/or consents related to such information through letters of auditors or opinions of counsel of independent attorneys acceptable to Administrative Agent and the Rating Agencies; (ii) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and its respective Affiliates to obtain, collect,
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and deliver information requested or required by Administrative Agent or the Rating Agencies; (iii) deliver (1) new or updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, Guarantor and their respective Affiliates, and the Loan Documents (including a so-called “106-5” opinion), and (2) revised organizational documents for Borrower and certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Secondary Market Transaction, which counsel opinions and revisions to organizational documents shall be satisfactory to Administrative Agent and the Rating Agencies; (iv) use commercially reasonable efforts to deliver such additional tenant estoppel letters and subordination, non-disturbance and attornment agreements or, if applicable, estoppels from parties to agreements that affect the Property and who are required to provide the same, which estoppel letters and subordination non-disturbance and attornment agreements shall be satisfactory to Administrative Agent and the Rating Agencies; (v) make such representations and warranties as of the closing date of the Secondary Market Transaction with respect to the Property, Borrower, Guarantor and the Loan Documents as may be requested by Administrative Agent or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; (vi) if requested by Administrative Agent, review and certify as to the accuracy of any information regarding the Property, Borrower, Guarantor, Manager, and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Administrative Agent, Lender or any Affiliate thereof; and (vii) supply to Administrative Agent such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.
(c)If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and any related properties (within the meaning of Regulation AB under the Securities Act), collectively, will be a Significant Obligor, then Borrower shall furnish to Administrative Agent upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB under the Securities Act and the Exchange Act, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(6)(2) of said Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Administrative Agent (A) within fifteen (15) Business Days after
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notice from Administrative Agent in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act is not required. If requested by Administrative Agent, Borrower shalt furnish to Administrative Agent, within fifteen (15) Business Days after Administrative Agent’s request, (1) a list of tenants (if any) (including all affiliates of such tenants) that in the aggregate (y) occupy ten percent (10%) or more (but less than twenty percent (20%)) of the total floor area of the improvements or represent ten percent (10%) or more (but less than twenty percent (20%)) of aggregate base rent, and (z) occupy 20% or more of the total floor area of the improvements or represent twenty percent (20%) or more of aggregate base rent, (2) financial data and/or financial statements for any tenant of the Property (in form and substance sufficient to satisfy the requirements of Item 1112 of said Regulation AB as determined by Lender) if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor, and (3) such other or additional financial statements, or financial, statistical or operating information, and/or other forms of such information as has been previously provided, as Lender shall reasonably determine to be required pursuant to Regulation AB, Regulation S-K, or Regulation S-X (each under the Securities Act and the Exchange Act), as applicable, or any amendment, modification or replacement thereto or other Legal Requirements applicable to the Loan or any such Secondary Market Transaction in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Secondary Market Transaction or as shall otherwise be requested by Administrative Agent. All financial statements provided by Borrower pursuant to this Section 7.2 shall be prepared in accordance with GAAP and shall meet the requirements of said Regulation AB, S-K, and Regulation S-X, as applicable, and all other applicable Legal Requirements applicable to the Loan or any such Secondary Market Transaction, and shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet all such requirements, and shall be further accompanied by a manually executed written consent of such independent accountants, in form and substance reasonably acceptable to Administrative Agent, to the inclusion of such financial statements in any Disclosure Document and any filing pursuant to the Exchange Act and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and any such Exchange Act filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in this Section 7.2.
(d)Borrower will reimburse Administrative Agent for Administrative Agent’s and Lender’s out of pocket costs and expenses (including fees and expenses of outside legal counsel) relating to any Secondary Market Transaction, subject to a maximum of 515,000.00.
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Section VII.3.Securitization Indemnification.
(a)Borrower understands that information provided to Administrative Agent and Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or Exchange Act, and may be made available to investors or prospective investors in the Securities, rating agencies, investment banking firms, any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act (without regard to whether or not such credit rating agency has been engaged by Administrative Agent, Lender or its respective designees in connection with, or in anticipation of, a Securitization), accounting firms, law firms and other third party advisory and service providers relating to the Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender or Administrative Agent, the issuer of any Securitization or any Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder. Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, delivered to Borrower for its review and comment specifying the sections thereof that Lender desires Borrower to review, an agreement (A) certifying that Borrower has examined such sections of the Disclosure Documents specified by Lender relating to Borrower, its Affiliates, the Property, any Affiliated Manager, and Guarantor (collectively, the “Borrower Group”), and/or the Loan (such sections. “Applicable Sections”) and that no such Applicable Sections contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Applicable Sections, in the light of the circumstances under which they were made, not misleading in any material respect (and provided further that any corrections or updates provided by Borrower to such Applicable Sections shall have been incorporated therein to the extent true and accurate), (B) indemnifying Lender, the other Indemnified Parties, and any Person that has tiled the registration statement relating to the Securitization (the “Registration Statement”), each of its directors and officers who have signed the Registration Statement, and each Person that controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”) and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and officers, each Person who controls a member of the Lender Group or such placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) (for the avoidance of doubt, all of the foregoing Persons are referred to in this Section 7.3 as “Indemnified Parties”) for any Losses to which the Lender Group or the Underwriter Group may become subject insofar as such liabilities arise out of or are based upon any untrue statement of any material fact contained in the Applicable Sections so certified by Borrower or arise out of or are based upon the omission by Borrower to state in such Applicable Sections a material fact required to be stated in such Applicable Sections or necessary in order to make the statements in such Applicable Sections, in light of the circumstances under which they were made, not misleading
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in any material respect (and provided further that any corrections or updates provided by Borrower to such Applicable Sections shall have been incorporated therein to the extent true and accurate), and (C) agreeing to reimburse the Lender Group and/or the Underwriter Group for any reasonable legal or other expenses incurred by the Lender Group and the Underwriter Group in connection with investigating or defending such liabilities; provided however that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Loss arises out of or is based upon any such untrue statement or omission made in the Applicable Sections so certified by Borrower in reliance upon and in conformity with information furnished to Administrative Agent or Lender by Borrower, Guarantor, or any of their Affiliates in connection with the preparation of such Applicable Sections or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property (and provided further that any corrections or updates provided by Borrower to such Applicable Sections shall have been incorporated therein to the extent true and accurate), and shall not be liable to any Indemnified Party for losses to the extent resulting from such Indemnified Party’s failure to incorporate any information provided by Borrower, including any corrections, in any Disclosure Document, gross negligence, willful misconduct, or illegal acts. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have. In connection with any filing pursuant to the Exchange Act in connection with or relating to a Securitization, Borrower shall (i) indemnify the Lender Group and the Underwriter Group for the above-described liabilities to which the Lender Group or the Underwriter Group may become subject insofar as such liabilities arise out of or are based upon the omission to state in the Applicable Sections so certified by Borrower a material fact required to be stated in such Applicable Sections in order to make the statements in such Applicable Sections, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) reimburse the Lender Group and the Underwriter Group for any reasonable legal or other expenses incurred by the Lender Group or the Underwriter Group in connection with defending or investigating such liabilities.
(b)Promptly after receipt by an Indemnified Party under this Section 7.3 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.3 notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any Indemnified Party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. After notice from the indemnifying party to such Indemnified Party under this Section 7.3, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than costs of investigation; provided, however, if the defendants in any such action
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include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to the indemnifying party, the Indemnified Party or Indemnified Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Party.
(c)In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 7.3 is for any reason held to be unenforceable as to an Indemnified Party in respect of any Losses (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Section 7.3 the indemnifying party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or action in respect thereof); provided however that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the relative knowledge of Borrower and the applicable issuer(s) of the Securities in connection with the Securitization, and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Administrative Agent and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(d)The liabilities and obligations of Borrower, Lender and Administrative Agent under this Section 7.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section VII.4.Rating Agency Confirmations. Borrower acknowledges and agrees that if the Loan is part of a Securitization, Administrative Agent may be required to obtain confirmation from one or more Rating Agencies that the granting of certain consents, approvals, or waivers (and certain other actions of Administrative Agent) will not cause a downgrade, withdrawal or qualification of any ratings of the Securities or any class thereof, and that any such consent or approval by Administrative Agent may be conditioned upon receipt of such confirmation and the satisfaction of any conditions precedent thereto required by such Rating Agencies (and any use of the phrase “approval of Administrative Agent” (or similar) shall be deemed to mean and include receipt of such confirmation by Administrative Agent from such Rating Agencies). The circumstances under which this might arise include, but are not limited to, request to approve the replacement of a property manager, and requests for approvals of Transfers. Borrower shall be responsible for any and all reasonable fees and costs incurred in order to obtain any such Rating Agency confirmation, subject to Section 7.2(d) hereof (and Administrative Agent shall be
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entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation).
Article VIII

MISCELLANEOUS
Section VIII.1.Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent and Lender.
Section VIII.2.Administrative Agent Matters
(a)Appointment: Resignation. Each Lender irrevocably appoints and authorizes Administrative Agent to act on its behalf as Administrative Agent hereunder to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Neither Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of Lenders, or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by Lenders, or no successor Administrative Agent shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent gives notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. Borrower acknowledges and agrees that the provisions of this Section 8.2(a) are intended to govern the relationship among Lenders and Administrative Agent and may be modified or amended without Borrower’s consent, written or otherwise, provided such modification or amendment does not increase Borrower’s obligations hereunder. At the option of Administrative Agent, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Administrative Agent and
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Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Administrative Agent and Servicer. Borrower shall be responsible for any set-up fees or any other initial costs relating to or arising under such servicing agreement, as well as for the payment of any “special servicing”, “workout”, and “liquidation” fees incurred by Administrative Agent in connection with any default or workout of the Loan; provided, however, that Borrower shall not be responsible for payment of the non-special servicing monthly servicing fee due to the Servicer under such servicing agreement.
(b)Administrative Agent’s Discretion. Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove, or to make any election, waiver, or request, or to make any determination, or find that any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove, or to make such election, waiver, request, or determination, decision, or finding shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Administrative Agent and shall be final and conclusive. Whenever pursuant to this Agreement Administrative Agent exercises any right given to it to “reasonably” approve or disapprove, or to make any election, waiver, or request, or to make any determination “reasonably”, or find that any arrangement or term is to be “reasonably” satisfactory to Administrative Agent, during the continuance of an Event of Default, the decision of Administrative Agent to approve or disapprove, or to make such election, waiver, request, or determination, decision, or finding shall be in the sole and absolute discretion of Administrative Agent and shall be final and conclusive and the use of the word “reasonably” (or terms of similar meaning) shall have no force or effect.
(c)Right to Request and Act on Instructions: Liability of Administrative Agent. Administrative Agent may at any time request instructions from Lender with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such written instructions from Lender. Neither Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower; or (iii) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, electronic transmission, portable document format or other similar writing) believed by it to be genuine or to be signed by the proper party or parties. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Lenders, and such instructions of the Lenders and any action taken or not taken pursuant thereto shall be binding on all Lenders.
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Notwithstanding any provision to the contrary in the Loan Documents, Administrative Agent shall not have any duties or responsibilities to Lender, except those expressly set forth herein or therein, or any fiduciary relationship with Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against Administrative Agent and in favor of Lender. Notwithstanding any provision to the contrary in the Loan Documents, Administrative Agent shall not have any obligation whatsoever to incur any costs or make any protective advances with respect to the Loan, the Property or any other collateral for the Loan.
(d)Conflicts. As between Administrative Agent and Lender, in the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any co-lender agreement entered into by Lender and Administrative Agent, the terms and conditions of such co-lender agreement shall control.
Section VIII.3.Governing Law.
(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW)) AND ANY APPLICABLE LEGAL REQUIREMENTS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE SECURITY INSTRUMENT AND THE ASSIGNMENT OF LEASES SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS
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AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, ADMINISTRATIVE AGENT OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
TUAN OLONA, LLP
ONE ROCKEFELLER PLAZA, ELEVENTH FLOOR
NEW YORK, NEW YORK 10020
ATTENTION: HAN-HSIEN TUAN
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.    BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMUTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION. THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
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Section VIII.4.Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section VIII.5.Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent or Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, neither Lender nor Administrative Agent shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.
Section VIII.6.Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery (with a copy of any notice delivered by the methods described in clause (a) or clause (b) to be sent by electronic mail), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6) (any inclusion of an e-mail address below is for informational purposes only, and communication via e-mail alone shall not be an effective method of notice for purposes of this Agreement):
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If to Administrative Agent or Any Lender:	ACORE Capital Mortgage, LP 80 E. Sir Francis Drake Blvd., Suite 2A Larkspur, California 94939 Attention: Stew Ward, Managing Partner Email: notices@acorecapital.com
With a copy to:	ACORE Capital Mortgage, LP Sterling Plaza 5949 Sherry Lane, St. 1255 Dallas, Texas 75225 Attention No.: David Homsher, Director / Head of Asset Management Email: dhomsher@acorecapital.com
With a copy to:	Frost Brown Todd LLC 400 West Market Street, Suite 3200 Louisville, Kentucky 40202 Attention: James H. Thompson, Esq. Email: jthompson@fbtlaw.com
If to Borrower:	300 Crescent Court, Suite 700 Dallas, Texas 75201 Attention: Matt McGraner Email: mmcgraner@highlandcapital.com
c/o Highland Capital Management, L.P. 300 Crescent Court, Suite 700 Dallas, Texas 75201 Attention: General Counsel
With a copy to:	Wick Phillips Gould & Martin, LLP 3131 McKinney Avenue Suite 100 Dallas, Texas 75204 Attention: D.C. Sauter, Esq. Email: d.c.sauter@wickphillips.com

A notice shall be deemed to have been given: (i) in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 8.6 or any refusal to accept notice, shall be deemed to have been given when the delivery was attempted. Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its counsel and any notice required or permitted to be given by Administrative Agent hereunder or under any other Loan Document may also be given by a Servicer.
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Section VIII.7.Trial by Jury. BORROWER, ADMINISTRATIVE AGENT AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE LENDER, ADMINISTRATIVE AGENT AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section VIII.8.Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section VIII.9.Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section VIII.10.Preferences. Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.
Section VIII.11.Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Administrative Agent or Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent or Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.
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Section VIII.12.Remedies of Borrower. If a claim or adjudication is made that Administrative Agent, Lender or their agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Administrative Agent, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent, Lender nor their agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent or Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section VIII.13.Schedules Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section VIII.14.Offsets. Counterclaims and Defenses. Any assignee of Administrative Agent’s or a Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower. Borrower hereby waives the right to assert (and agrees not to assert) a counterclaim of any nature, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent or its agents or otherwise to offset any Obligations. No failure by Administrative Agent or a Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments that Borrower is obligated to make under any of the Loan Documents. Notwithstanding the foregoing, Borrower does not waive any of its rights to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or a Lender, in either case, in any separate action or proceeding.
Section VIII.15.No Joint Venture or Partnership: No Third Party Beneficiaries. Borrower, Administrative Agent and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of debtor and creditor. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Administrative Agent and Lender, nor to grant Administrative Agent or Lender any interest in the Property other than that of mortgagee, beneficiary or lender (as applicable). This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or that Administrative Agent will
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refuse to make any disbursement of amounts from the Reserve Accounts) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent or Lender (as applicable) if, in Administrative Agent’s or Lender’s (as applicable) sole discretion, Administrative Agent or Lender (as applicable) deems it advisable or desirable to do so.
Section VIII.16.Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Administrative Agent, or to any of its Affiliates shall be subject to the prior approval of Administrative Agent.
Section VIII.17.Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section VIII.18.Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely safely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or Administrative Agent, or any parent, subsidiary or Affiliate of Lender or Administrative Agent. Administrative Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by Lender, it or any parent, subsidiary or Affiliate of Lender or Administrative Agent of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s exercise of any such rights or remedies. Borrower acknowledges that Administrative Agent and Lender engage in the business of real estate financings and other real estate transactions and investments that may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
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Section VIII.19.Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Administrative Agent and Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted directly or indirectly, by or on behalf of Guarantor, Borrower or any Affiliate thereof or was retained directly or indirectly, by or on behalf of Guarantor, Borrower or any Affiliate thereof in connection with the transactions contemplated herein. The provisions of this Section 8.19 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section VIII.20.Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the panics hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties or their Affiliates or representatives concerning the transactions contemplated hereby, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section VIII.21.Time is of the Essence. Time is of the essence of each provision of this Agreement and the other Loan Documents.
Section VIII.22.Certain Additional Rights of Administrative Agent (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall have: (a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Upon Administrative Agent’s election and notice to Borrower, consultation meetings may occur quarterly, with Administrative Agent having the right to call special meetings at any reasonable times and upon reasonable advance notice; (b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice; (c) the right, in accordance with the terms of this Agreement, including Section 5.1.6 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding Indebtedness; and (d) the right, without restricting any other rights of Administrative Agent under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property). The rights described above in this Section 8.22 may be exercised by Lender or any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender or Administrative Agent.
Section VIII.23.Duplicate Originals. Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall relieve the other signatories from their obligations hereunder.
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Section VIII.24.Prepayment Charges. Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents that is not prepayable except as provided in Sections 2.3.4 and 2.3.5 and (b) if payments of principal are made to a Lender prior to the regularly scheduled due date for such payment, for any reason whatsoever, whether voluntary, as a result of Administrative Agent’s acceleration of the Loan during the existence of an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs and expenses. For these reasons, and to induce Lender to make the Loan, Borrower expressly waives any right or privilege to prepay the Loan except as otherwise may be specifically permitted herein and agrees that, except for any prepayment that is expressly permitted to be made pursuant to this Agreement without the payment of the Prepayment Premium, all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Prepayment Premium, which shall constitute additional interest. Such Prepayment Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (i) it is a knowledgeable real estate developer or investor, (ii) it fully understands the effect of the provisions of this Section 8.24, as well as the other provisions of this Agreement and the other Loan Documents. (iii) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay the Prepayment Premium, and (iv) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Prepayment Premium and other charges specified herein were independently negotiated and bargained for and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.
Section VIII.25.Registrar. Borrower (or its duly authorized agent; Borrower hereby appointing Administrative Agent as its agent for such purpose) (the “Registrar”) shall maintain or cause to be maintained a registry of the ownership of the Note(s) at its principal office. The Registrar shall act solely as an agent of Borrower and shall maintain, subject to such reasonable regulations as it shall provide, such books and records (the “Register”) as are necessary for the registration and transfer of the Note in a manner that shall cause the Note(s) to be considered to be in “registered form” within the meaning of Sections 163(1), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). In connection with the foregoing: (i) the Register shall reflect the applicable Lender as the original owner of the Note(s), (ii) the Register shall reflect such subsequent transferees as the Registrar shall receive notice of, by delivery to it of a notice of an assignment of such Note, duly executed by the then current owner thereof, (iii) the Registrar shall record the name and address of Lender and the amount of principal (and stated interest) owing to Lender under this Agreement, (iv) Borrower and Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Failure to make any such recordation. or any error in such recordation, shall not affect Borrower’s or Lender’s obligations in respect of such Loan. Any Lender that sells a participation under Section 7.1 shall, acting
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solely for this purpose as an agent of Borrower, maintain or cause to be maintained a registry including the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered Form under Section 51103-1(c) of the United States Treasury Regulations. Failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s or any Lender’s obligations in respect of such Loan. Administrative Agent shall treat the person in whose name any participation is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes.
Section VIII.26.Multiple Property Provisions.
(a)Additional Waivers. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Property for the collection of the Loan without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever. In addition, to the fullest extent permitted by law, Borrower, for itself and its successors and assigns. waives in the event of foreclosure of any or all or the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of any portion of the Property or require Administrative Agent to exhaust its remedies against any Individual Property or any combination of the Individual Properties before proceeding against any other Individual Property or combination of Individual Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, the foreclosure and sale either separately or together of any combination of the Individual Properties.
(b)Cross-Collateralization. Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Property and in reliance upon the aggregate of the Property taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed
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on all of the Individual Properties as security for the Obligations; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(c)Portfolio Loan. Borrower agrees that at any time Administrative Agent shall have the unilateral right to elect to remove the cross-collateralization of the liens of the Security Instrument encumbering any one (1) or more of the Individual Properties (individually or collectively, as the context may require, the “Affected Property”). In furtherance thereof, Administrative Agent shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the Allocated Loan Amount evidenced by one (1) or more new notes and secured by such other loan documents (individually or collectively, as the context may require, the “New Note”) having a principal amount equal to the Allocated Loan Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Accounts relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property, and (iv) take such additional action consistent therewith; provided, that such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Individual Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents or (B) any other obligation of Borrower under the Loan Documents in any material respect. In connection with the transfer of any such Affected Property as provided for in this Section, the Loan shall be reduced by an amount equal to amount of the New Note applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property.
Section VIII.27.Multiple Borrower Provisions.
(a)References. All references to “Borrower” in this Agreement shall be deemed to refer to one or more Borrowers (each, an “Individual Borrower”) as the context requires_ It is the intent of the parties hereto in making any determination under the Loan Documents (including, without limitation, in determining whether (a) a breach of a representation, warranty or a covenant has occurred, (b) there has occurred an Event of Default, and (c) an event has occurred which would create recourse obligations under Article VI hereof) that any breach, occurrence or event with respect to any Individual Borrower shall be deemed to be a breach, occurrence or event with respect to all Individual Borrowers, and that all Individual Borrowers need not have been involved with or be the subject of such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower and the Loan.
(b)Joint and Several Liability. Each Individual Borrower shall be jointly and severally liable for payment of the Debt and performance of all other obligations of all Borrowers (or any of them) under this Agreement and any other Loan Document, and the making
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of each of the representations, warranties, covenants and obligations under the Loan Document by Borrower.
(c)Contribution. Each Individual Borrower will benefit, directly and indirectly, from each Individual Borrower’s obligation to pay the Debt and perform its obligations under the Loan Documents. In consideration therefor, Individual Borrowers desire to enter into an allocation and contribution agreement among themselves as set forth in this Section 8.27 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Individual Borrowers in the event any payment is made by any Individual Borrower hereunder to Administrative Agent (any such payment a “Contribution”). In order to provide for a fair and equitable contribution among Individual Borrowers in the event that any Contribution is made by an Individual Borrower (a “Funding Borrower”) such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Individual Borrowers for all payments, damages and expenses incurred by such Funding Borrower in discharging any of the Debt, in the manner and to the extent set forth in this Section 8.27. Each Individual Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) (A) the ratio of the Benefit Amount (as defined below) of such Individual Borrower to the total amount of Debt, multiplied by (B) the amount of the Debt paid by such Funding Borrower, and (ii) ninety-five percent (95%) of the excess of (A) the fair saleable value of such Individual Borrower’s interest in the Property and the other collateral for the Loan, over (B) the total liabilities of such Individual Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions). For purposes hereof, the “Benefit Amount” of any Individual Borrower as of any date of determination shall be the net value of the benefits to such Individual Borrower and its Affiliates from extensions of credit made by Lender to (1) such Individual Borrower and (2) the other Individual Borrowers hereunder and the other Loan Document. In addition:
(i)If at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Individual Borrowers shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Individual Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. If at any time any Individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 8.27 such Individual Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Individual Borrowers in accordance with the provisions of this Section.
(ii)Each Individual Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of such Individual Borrower to which such Reimbursement Contribution is owing.
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(iii)No Reimbursement Contribution payments payable by an Individual Borrower pursuant to the terms of this Section 8.27 shall be paid until all amounts then due and payable by all of Individual Borrowers to Administrative Agent, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 8.27 shall limit or affect the Debt of any Individual Borrower to Administrative Agent or Lender under the Note or any other Loan Documents.
(iv)Any indebtedness of a Borrower now or hereafter owed to any other Borrower (the “Surety”) is hereby subordinated to the Obligations owed to Administrative Agent and Lender under the Loan Documents. Upon the occurrence and during the continuance of an Event of Default, if Administrative Agent so requests, any such indebtedness of a Borrower now or hereafter owed to any Surety shall be collected, enforced and received by such Surety as trustee for Administrative Agent and shall be paid over to Administrative Agent in kind on account of the Obligations, but without reducing or affecting in any manner the obligations of such Surety under the other provisions of this Agreement. Upon the occurrence and during the continuance of an Event of Default, should such Surety fail to collect or enforce any such indebtedness of a Borrower now or hereafter owed to such Surety and pay the proceeds thereof to Administrative Agent in accordance with this subsection, Administrative Agent as such Surety’s attorney in fact may do such acts and sign such documents in such Surety’s name as Administrative Agent considers necessary or desirable to effect such collection, enforcement and/or payment. Until the Obligations shall have been paid and performed in full, all the rights, privileges, powers and remedies granted to Administrative Agent hereunder shall continue to exist and may be exercised by Administrative Agent at any time and from time to time irrespective of the fact that any of the Obligations may have become barred by any statute of limitations. Each Borrower, in its capacity as Surety, expressly waives the benefit of any and all statutes of limitation, and any and all laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Legal Requirements.
(v)Each Borrower, in its capacity as a Surety, acknowledges that the obligations undertaken herein involve the payment of obligations of persons or entities other than such Surety and, in full recognition of that fact, consents and agrees (and waives any right to object) that Administrative Agent may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, in accordance with the terms of the Loan Documents: (A) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (B) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents to which such Surety is not a party or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (C) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (D) accept partial payments on the Obligations; (E) receive and hold additional security or guaranties for the Obligations or any part thereof; (F) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute,
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transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Administrative Agent in its sole and absolute discretion may determine; (G) release any party from any personal liability with respect to the Obligations or any part thereof; (H) settle, release on terms satisfactory to Administrative Agent or by operation of applicable Legal Requirements or otherwise liquidate or enforce any Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or (I) consent to the merger, change or any other restructuring or termination of the entity existence of other Borrowers or any other party, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.
(vi)In the event, on account of the Bankruptcy Reform Act of 1978, as amended, the Uniform Fraudulent Conveyance Act, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, including, without limitation, Section 548 of the Bankruptcy Code and any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise (collectively, “Bankruptcy Laws’’), now or hereafter in effect, which may be or become applicable, any Borrower shall be relieved of or fail to incur any debt, obligation or liability as provided herein or in any other Loan Documents to which such Borrower is a party, the other Borrowers shall nevertheless be fully liable therefor. Each Borrower, Lender and Administrative Agent hereby confirm that it is the intention of all parties hereto that the obligations of each Borrower hereunder, under each Security Instrument, and each other Loan Documents not constitute a fraudulent transfer or fraudulent conveyance for the purposes of any Bankruptcy Laws (a “Fraudulent Conveyance”). To give effect to the foregoing intention of the parties, each of such parties hereby irrevocably agrees that the obligations of each Borrower to Administrative Agent and Lender shall at all times be limited to (but shall not be less than) such maximum amount as will, after giving effect to the maximum amount of such obligations and all other liabilities (whether contingent or otherwise) of such Borrower that are relevant under such Bankruptcy Laws, result in the obligations of such Borrower not constituting a Fraudulent Conveyance as of the date of execution and delivery of this Agreement and the other documents contemplated hereby (provided, however, that the foregoing shall not in any way limit the obligations of any Borrower to Administrative Agent and Lender pursuant to the Loan Documents in effect prior to the Effective Date). The provisions of this clause (vi) are intended solely to preserve the rights of Administrative Agent and Lender hereunder to the maximum extent that would not cause the obligations of any Borrower hereunder to be subject to avoidance as a Fraudulent Conveyance, and no Borrower or any other Person shall have any right or claim under this clause (vi) as against Administrative Agent or Lender that would not otherwise be available to such Person under Bankruptcy Laws.
(vii)Each Borrower warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Borrower otherwise may have against other Borrowers, Lender, Administrative Agent or others, or against any collateral, and that, under the
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circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. Each Borrower acknowledges that it has either consulted with legal counsel regarding the effect of this Agreement and the waivers and consents set forth herein, or has made an informed decision not to do so.
(d)Additional Waivers. Each Individual Borrower waives, to the extent permitted by applicable Legal Requirements:
(i)any right to require Administrative Agent to proceed against any other Individual Borrower or any other person or to proceed against or exhaust any security held by Administrative Agent at any time or to pursue any other remedy in Administrative Agent’s power before proceeding against such Individual Borrower;
(ii)any defense or rights based upon or arising out of: (A) any legal disability or other defense of any other Individual Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Individual Borrower or any guarantor from any cause other than full payment of all sums payable under the Note and the other Loan Documents; (B) any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Individual Borrower or any principal of any other Individual Borrower or any defect in the formation of any other Individual Borrower or any principal of any other Individual Borrower; (C) any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (D) any failure by Administrative Agent and/or Lender to obtain collateral for the Debt or failure by Administrative Agent and/or Lender to perfect a lien on the Property (or any portion thereof); (E) presentment, demand, protest and notice of any kind; (F) any failure of Administrative Agent and/or Lender to give notice of sale or other disposition of the Property (or any portion thereof) to any other Individual Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition; (G) any failure of Administrative Agent and/or Lender to comply with applicable Legal Requirements in connection with the sale or other disposition of the Property (or any portion thereof), including any failure of Administrative Agent and/or Lender to conduct a commercially reasonable sale or other disposition of the Property (or any portion thereof); (H) any use of cash collateral under Section 363 of the Federal Bankruptcy Code, and any defense based upon any election by Administrative Agent and/or Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute; (I) any agreement or stipulation entered into by Administrative Agent and/or Lender with respect to the provision of adequate protection in any bankruptcy proceeding; (J) any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (K) the avoidance of any security interest in favor of Administrative Agent and/or Lender for any reason; (L) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; (M) such Individual Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Individual Borrower or any such party; or (N) an election of remedies by Administrative Agent
LOAN AGREEMENT – Page 105

and/or Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Individual Borrower’s rights of subrogation and reimbursement against any other Individual Borrower; and
(iii)except as may be expressly and specifically permitted herein, any claim or other right which such Individual Borrower might now have or hereafter acquire against any other Individual Borrower or any other person that arises from the existence or performance of any obligations under the Note or the other Loan Documents, including any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Administrative Agent and/or Lender against any other Individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
(NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

LOAN AGREEMENT – Page 106

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
2325 STEMMONS TRS, INC., a Delaware corporation
By: /s/Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
2325 STEMMONS HOTEL PARTNERS, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HCRE ADDISON, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HCRE ADDISON TRS, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HCRE PLANO, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HCRE PLANO TRS, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HCRE LAS COLINAS, LLC, a Delaware limited liability company
By:/s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
HCRE LAS COLINAS TRS, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
NHT SP, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

LOAN AGREEMENT - Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
NHT SP TRS, LLC, a Delaware limited liability company
By: /s/ Matt McGraner
Name:    Matt McGraner
Title:    Authorized Signatory

[Signatures Continued on Next Page]

LOAN AGREEMENT - Signature Page

ADMINISTRATIVE AGENT:
ACORE CAPITAL MORTGAGE, LP, a Delaware limited partnership, in its capacity as administrative agent for and on behalf of the Lenders
By:     ACORE Capital Mortgage GP, LLC, a Delaware limited liability company, its general partner
By: /s/ Steven A. Rivers
Name:     Steven A. Rivers
Title:     Authorized Signatory
INITIAL LENDER:
DELPHI CRE FUNDING LLC, a Delaware limited liability company
By    ACORE Capital Mortgage, LP, a Delaware limited partnership, its authorized agent
By:    ACORE Capital Mortgage GP, LLC, a Delaware limited liability company, its general partner
By: /s/ Steven A. Rivers
Name:     Steven A. Rivers
Title:     Authorized Signatory

LOAN AGREEMENT - Signature Page

SCHEDULE III
Definition of “Special Purpose Entity” and Related Defined Terms
“Special Purpose Entity” means a Person, other than an individual, which, since the date of its formation and at all times prior to, on and after the date thereof, has complied with and shall at all times comply with the following requirements:
(a)was, is and will be formed solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, financing, managing and operating the Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(e)has not been, is not, and will not be engaged in any business unrelated to acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, financing managing and operating the Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(f)has not had, does not have and will not have any assets other than those related to the Property;
(g)has not engaged in, sought or consented to, and will, to the fullest extent permitted by law, not engage in, seek or consent to, (i) any dissolution, winding up, liquidation, consolidation, merger, or sale of all or substantially all of its assets, (ii) except as permitted under the terms of this Agreement, any transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company), or (iii) any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition without the written consent of Administrative Agent, which with respect to matters not related to its status as a Special Purpose Entity, will not be unreasonably withheld;
(h)has been, is, and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, including any applicable cure periods, and has maintained, is currently maintaining and will endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided however the foregoing shall not require any owner of Borrower to make any additional capital contribution;
(i)has not failed, and will not fail, to correct any known material misunderstanding regarding the separate identity of such entity;
(j)has maintained and will maintain its accounts, financial statements, books, and records separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by the Approved
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 1

Accounting Method (provided however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall he made on such consolidated Financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrowers own separate balance sheet);
(k)has filed and will file its own tax returns, except to the extent that it (i) has been or is required to file consolidated tax returns by law or (ii) is treated as a disregarded entity for federal or state tax purposes;
(l)other than as provided in this Agreement, (i) has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;
(m)has held and will hold its assets in its own name;
(n)has maintained and will maintain an arm’s-length relationship with its Affiliates;
(o)has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however. the foregoing shall not require any owner of Borrower to make any additional capital contributions;
(p)has observed and will observe in all material respects all partnership, corporate or limited liability company formalities, as applicable;
(q)has not had, and will not have any Indebtedness other than Permitted Indebtedness;
(r)except in connection with the Loan Documents, has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;
(s)has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;
(t)has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including paying for shared office space and services performed by any employee of an Affiliate;
(u)has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name, and all stationery, invoices, and checks utilized by such Person or utilized to collect its funds or pay its expenses have borne and shall
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 2

bear its own name and have not home and shall not bear the name of any other entity unless such entity is clearly designated as being such Person’s agent;
(v)has not pledged and will not pledge its assets for the benefit of any other Person other than Administrative Agent in connection with the Loan;
(w)has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, and has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except in each case for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (x) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;
(x)has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(y)has not made and will not make loans to any Person or hold evidence of Indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except that Borrower, from time to time in the ordinary course of business, may agree with tenants under Leases of all or any portion of the Property to make certain tenant improvement allowances available to such tenants;
(z)has not identified and will not identify its constituent partners, members or shareholders (as applicable), or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself’, as a division of any other Person;
(aa)has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with this Agreement;
(ab)has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors, managers or members, as the case may be, unless such an obligation was and is fully subordinated to the Obligations and will not constitute a claim against such Person in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;
(ac)except as provided in the Loan Documents does not and will not have any of obligations guaranteed by any Affiliate;
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 3

(ad)has been, now is, and will be a limited liability company formed under the laws of the State of Delaware that will have an operating agreement which provides that as long as any portion of the Debt remains outstanding: (i) the company shall have at least two (2) Independent Managers that shall be a duly-appointed “manager” of the limited liability company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act (the “Act”), and the limited liability company shall not take any Bankruptcy Action (or to collude with, or otherwise assist, solicit, or cause to be solicited an involuntary Bankruptcy Action) unless (A) such Bankruptcy Action is approved by the prior unanimous written consent of all members and managers thereof (including any Independent Manager), and (B) at the time of such action such limited liability company has at least two (2) managers, each of which is an Independent Manager (provided however the managers shall only have the rights and duties expressly set forth in the limited liability company agreement); (ii) upon the occurrence of any event that causes the last member of the limited liability company to cease to be a member of such limited liability company (other than upon an assignment by such member of all of its limited liability company interest in such limited liability company and the admission of the transferee in accordance with the limited liability company agreement), (A) the person(s) acting as Independent Manager(s) of such limited liability company shall, without any action of any Person and simultaneously with such member ceasing to be a member of such limited liability company, automatically be admitted as the “Special Member” (an Independent Manager in such capacity a “Special Member”) and shall preserve and continue the existence of such limited liability company without dissolution, and (B) without limiting the provisions of clause (A), upon the occurrence of any event that causes the last remaining member of the limited liability company to cease to be a member of the limited liability company or that causes the sole member to cease to be a member of the limited liability company (other than upon continuation of the limited liability company without dissolution upon an assignment by the member of all of its limited liability company interest in the limited liability company and the admission of the transferee in accordance with the limited liability company agreement), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in such limited liability company, agree in writing to continue the limited liability company without dissolution and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such limited liability company, effective as of the occurrence of the event that terminated the continued membership of such member in such limited liability company; (iii) no Special Member may resign or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such limited liability company as a Special Member, and (B) such successor Special Member has also accepted its appointment as an Independent Manager and executed a counterpart to the limited liability company agreement; provided, however, the Special Member shall automatically cease to be a member of the limited liability company upon the admission to the limited liability company of a substitute member; (iv) the Special Member shall be a member of the limited liability company that has no interest in the profits, losses and capital of the limited liability company and has no right to receive any distributions of limited liability company assets; pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the limited liability company and shall not receive a limited liability company interest in the limited liability company; (v) a Special Member, in its capacity as
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 4

Special Member, may not bind the limited liability company; (vi) except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the limited liability company, including the merger, consolidation or conversion of the limited liability company; (vii) in order to implement the admission to the limited liability company of each Special Member, each Person acting as an Independent Manager shall execute a counterpart to the limited liability company agreement; (viii) prior to its admission to the limited liability company as Special Member, each Person acting as an Independent Manager shall not be a member of the limited liability company; (ix) such limited liability company shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following (but subject to clause (ii) above): (A) the termination of the legal existence of the last remaining member of such limited liability company or the occurrence of any other event which terminates the continued membership of the last remaining member of such limited liability company in such limited liability company unless the business of such limited liability company is continued in a manner permitted by its limited liability company agreement or the Act, or (B) the entry of a decree of judicial dissolution of the limited liability company under Section 18-802 of the Act; (x) neither the bankruptcy of any member of the limited liability company or the Special Member shalt cause such member or Special Member, respectively, to cease to be a member of such limited liability company and upon the occurrence of such an event, the business of such limited liability company shall continue without dissolution; (xi) in the event of dissolution of such limited liability company, such limited liability company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of such limited liability company in an orderly manner), and the assets of such limited liability company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (xii) to the fullest extent permitted by law, except as otherwise expressly provided in the limited liability company agreement, each member of the limited liability company and the Special Members shall irrevocably waive any right or power that they might have to cause such limited liability company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of such limited liability company, to compel any sale of all or any portion of the assets of such limited liability company pursuant to any applicable Legal Requirements or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of such limited liability company;
(ae)the organizational documents of such entity shall further provide that: (i) such entity shall not be permitted take any action which, under the terms of any organizational documents of such entity, requires a unanimous written consent of the board of directors or managers of such entity unless at the time of such action there shall be at least two (2) Independent Directors or Independent Managers serving in such capacity as required by the terms hereof; (ii) no Independent Director or Independent Manager may be removed or replaced except for Cause; (iii) any resignation, removal or replacement of any Independent Director or Independent Manager shall not be effective without five (5) Business Days prior written notice to Administrative Agent accompanied by a statement as to the reasons for such removal, the identity of the proposed replacement Independent Director or Independent Manager, and a certificate that the replacement Independent Director or Independent Manager satisfies the applicable terms and conditions of the definition of “Independent Director/Independent
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 5

Manager”; (iv) to the fullest extent permitted by applicable Legal Requirements, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director(s) or Independent Manager(s) shall consider only the interests of the constituent owners of such entity and such entity (including such entity’s creditors) in acting or otherwise voting on a Bankruptcy Action (which such fiduciary duties to the owners of such entity and such entity’s creditors, in each case, shall be deemed to apply solely to the extent of their respective economic interests in such entity exclusive of (A) all other interests, (B) the interests of other affiliates of the owners of such entity and such entity, and (C) the interests of any group of affiliates of which the owners of such entity or such entity is a part); (v) other than as provided in clause (iv) above, to the fullest extent permitted by law the Independent Director(s) or Independent Manager(s) shall not have any fiduciary duties to any owners of such entity, any directors of such entity, or any other Person; (vi) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable Legal Requirements; and (vii) to the fullest extent permitted by applicable Legal Requirements, including Section 18-1101(e) of the Act, an Independent Director or Independent Manager shall not be liable to such entity, any owners of such entity, or any other Person bound by the limited liability company agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director or Independent Manager acted in bad faith or engaged in willful misconduct;
(af)has complied and will comply with all of the material terms and provisions contained in its organizational documents;
(ag)the statement of facts contained in its organizational documents are true and correct and will remain true and correct;
(ah)has and will have an express acknowledgment in its organizational documents that Administrative Agent is an intended third-party beneficiary of the “special purpose/separateness/bankruptcy remote” provisions (as applicable) of such organizational documents; and
(ai)has not and will not consent to any other Person (i) operating its business in the name of such Special Purpose Entity, (ii) acting in the name of such Special Purpose Entity, (iii) using such Special Purpose Entity’s stationery or business forms, (iv) holding out its credit as being available to satisfy the obligations of such Special Purpose Entity, (v) having contractual liability for the payment of any of the liabilities of such Special Purpose Entity (except pursuant to the limited extent provided under the Loan Documents), or (vi) failing to at all times specify to all relevant third parties that it is acting in a capacity other than as the applicable Special Purpose Entity.
“Cause” means, with respect to an Independent Director or Independent Manager, (a) acts or omissions by such Person that constitute willful disregard of such Person’s duties under the applicable agreements, (b) that such Person has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Person, that such Independent Director or Independent Manager is unable to perform his or her duties as an Independent Director or Independent Manager due to death, disability, or incapacity, that such Independent Director or Independent Manager no longer meets the definition of “Independent
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 6

Director” or “Independent Manager” or (c) that the fees charged by such Person are materially more than is otherwise customary in the market.
“Independent Director” or “Independent Manager” means, of any Special Purpose Entity, or if such Special Purpose Entity is a limited partnership, the general partner of such Special Purpose Entity, an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc. (or its affiliate NRAI Entity Services, LLC), Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally-recognized company approved by Administrative Agent, in each case that is not an Affiliate of the Borrower Parties and that provides professional Independent Directors and Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager or Independent Director, or as a member of the board of directors or board of managers of such corporation or limited liability company, as applicable, and for the five-year period prior to his or her appointment as an Independent Director has not been and during the continuation of his or her serving as an Independent Director will not be, any of the following:
(a)a member (other than a Special Member), manager, director, trustee, officer, employee, attorney, or counsel of any of the Borrower Parties or their Affiliates (provided that such person may be an Independent Director or Independent Manager of Borrower as long as they are not a member, manager, director, trustee, officer, employee, attorney, or counsel of any other Borrower Party or Affiliate of a Borrower Party, except that a Person who otherwise satisfies the definition of Independent Director or Independent Manager other than this subparagraph (a) by reason of being the independent director or independent manager of a “special purpose entity” that is an Affiliate of Borrower shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such Person is either (i) a professional Independent Director or Independent Manager or (ii) the fees that such individual earns from serving as independent director or independent manager of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year);
(aj)a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with any Borrower Party or any Affiliate of a Borrower Party (other than an Independent Manager or Independent Director provided by a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to any Borrower Party or any Affiliate of a Borrower Party in the ordinary course of business);
(ak)a direct or indirect legal or beneficial owner in any Borrower Party or any Affiliate of a Borrower Party;
(al)a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to above; and
SCHEDULE III, Definition of "Special Purpose Entity" and Related Defined Terms - Page 7

(am)a Person Controlling or under the common Control of anyone listed in (a) through (d) above.

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